As filed with the Securities and Exchange Commission on April 20,
1998
                                      Registration No. 333-______
_________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                        SOVEREIGN BANCORP, INC.
        (Exact name of registrant as specified in its charter)

       Pennsylvania                6720             23-2453088
(State or other jurisdic-   (Primary Standard    (I.R.S. Employer
of incorporation            Industrial Class-    Identification
or organization)            ification Code No.   No.)

                     1130 Berkshire Boulevard
                  Wyomissing, Pennsylvania 19610
                          (610) 320-8400
       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

                           Jay S. Sidhu
              President and Chief Executive Officer
                     Sovereign Bancorp, Inc.
                     1130 Berkshire Boulevard
                  Wyomissing, Pennsylvania 19610
                          (610) 320-8400
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            Copies to:

David W. Swartz, Esquire              Barry H. Genkin, Esquire
Stevens & Lee                         Blank Rome Comisky &
111 North Sixth Street                  McCauley LLP
P.O. Box 679                          One Logan Square
Reading, PA 19603                     Philadelphia, PA 19103-6998

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

                   CALCULATION OF REGISTRATION FEE
_________________________________________________________________

Title of      Amount to be    Proposed   Proposed   Amount of
each class    registered (1)  maximum    maximum    registra-
of secur-                     offering   aggregate  tion fee (2)
ities to be                   price per  offering
registered                    unit       price
_________________________________________________________________

Common Stock,   5,896,262        Not         Not     $28,597.52
no par value    shares        applicable  applicable
(and            (with rights)
associated
stock purchase
rights)  (3)
_________________________________________________________________

(1) Based on the maximum number of shares of the Registrant's common stock that may be issued in connection with the proposed merger (the "Merger") of First Home Bancorp Inc. ("First Home") with and into the Registrant. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the Merger.

(2) Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f)(1), on the basis of the closing sale price of the common stock of First Home on April 20, 1998 of $34-1/4 and based on 2,708,426 shares of First Home common stock to be exchanged in the Merger and unexercised options to purchase 121,961 shares of First Home common stock.

(3) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.

                          ___________________________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_________________________________________________________________

                    [LETTERHEAD OF FIRST HOME BANCORP INC.]

                                 May 14, 1998



Dear Shareholder:

      You are cordially invited to attend the special meeting of shareholders (the "Special Meeting") of First Home Bancorp Inc.
("First Home") to be held on Wednesday, June 24, 1998, at
10:30 a.m., local time, at the Holiday Inn, Exit 10, I-295,
Pureland Industrial Complex, Bridgeport, New Jersey.

      At the Special Meeting, shareholders will consider and vote upon the Agreement and Plan of Merger dated as of December 18, 1997 (the "Merger Agreement"), between First Home and Sovereign Bancorp, Inc. ("Sovereign"), providing for the merger of First Home with and into Sovereign (the "Merger") and the conversion of each outstanding share of common stock of First Home into shares of common stock of Sovereign, based on an exchange ratio to be determined in accordance with the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus. Sovereign will pay cash to First Home shareholders in lieu of issuing fractional shares of Sovereign common stock. Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the shareholders of First Home and the approval of the Merger by the Office of Thrift Supervision.

      The attached Proxy Statement/Prospectus contains important information concerning the Merger. We urge you to give it your careful attention.

      The Board of Directors of First Home has carefully considered and approved the Merger Agreement and believes that the Merger is in the best interests of First Home and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

      Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, the Board of Directors of First Home urges you to complete, sign, date and return the enclosed Proxy Card promptly in the enclosed postage-paid envelope. This will not prevent you from voting in person at the Special Meeting but will ensure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name (i.e. shares are held in a brokerage account), you will need additional documentation from your record holder in order to vote in person at the Special Meeting.

      On behalf of the Board of Directors and our employees, I wish to thank you for your continued support. We appreciate your interest.

                                    Sincerely yours,



                                    Stephen D. Miller
                                    Chairman of the Board,
                                    President and
                                    Chief Executive Officer

                            FIRST HOME BANCORP INC.
                              125 South Broadway
                         Pennsville, New Jersey  08070
                             ____________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          To Be Held on June 24, 1998
                             ____________________

            NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (including any adjournment or postponement, the "Special Meeting") of First Home Bancorp Inc. ("First Home"), a New Jersey corporation, will be held on Wednesday, June 24, 1998, at 10:30 a.m., local time, at the Holiday Inn, Exit 10, I-295, Pureland Industrial Complex, Bridgeport, New Jersey, to consider and vote upon the following matters, all as more fully described in the accompanying Proxy Statement/Prospectus:

                  1. The approval and adoption of the Agreement and Plan of Merger dated as of December 18, 1997 (the "Merger Agreement"), between Sovereign Bancorp, Inc. ("Sovereign") and First Home, which provides, among other things, for (i) the merger of First Home with and into Sovereign (the "Merger") and (ii) the conversion of each share of common stock of First Home outstanding immediately prior to the Merger (other than any shares owned by Sovereign, First Home or any subsidiary of First Home) into the right to receive a number of shares of Sovereign common stock determined in the manner set forth in the Merger Agreement, plus cash in lieu of any fractional share interest.

                  2. The adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement.

                  3. The transaction of such other business as may properly be brought before the Special Meeting.

            The Board of Directors of First Home has determined that an affirmative vote on each proposal to be considered at the Special Meeting is in the best interests of First Home and its shareholders and unanimously recommends a vote "FOR" each proposal.

            The Board of Directors of First Home has fixed the close of business on May 4, 1998 as the record date for determining shareholders entitled to notice of, and to vote at, the Special Meeting.

            YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, THE BOARD OF DIRECTORS OF FIRST HOME URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE SPECIAL MEETING BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE SPECIAL MEETING.

            PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES
AT THIS TIME.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    Robert A. DiValerio, Secretary

Pennsville, New Jersey
May 14, 1998

________________________________________________________________

                            FIRST HOME BANCORP INC.

                                PROXY STATEMENT
                             ____________________

                            SOVEREIGN BANCORP, INC.

                                  PROSPECTUS

________________________________________________________________

            This Proxy Statement/Prospectus ("Proxy Statement/ Prospectus") is being furnished to shareholders of First Home Bancorp Inc. ("First Home"), a New Jersey corporation, in connection with the solicitation of proxies by the Board of Directors of First Home for use at the Special Meeting of Shareholders of First Home (including any adjournments or postponements thereof, the "Special Meeting") to be held on June 24, 1998.

            This Proxy Statement/Prospectus also relates to up to 5,896,262 shares of common stock, no par value, of Sovereign (together with the Sovereign Rights, as hereinafter defined, attached thereto, the "Sovereign Common Stock") which may be issued upon the merger of First Home with and into Sovereign (the "Merger"), pursuant to an Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"). In the Merger, each outstanding share of common stock, no par value, of First Home ("First Home Common Stock") (other than shares, if any, then owned by Sovereign, First Home or any subsidiary of First Home ("Excluded Shares")), will be converted into and become the right to receive such number of shares of Sovereign Common Stock, as shall equal $31.25 divided by the average of the mean between the closing high bid and low asked prices of a share of Sovereign Common Stock (as reported on the Nasdaq Stock Market National Market) for the 15 consecutive trading days immediately preceding the effective date (the "Effective Date") of the Merger (the "Sovereign Market Value"), provided that the Sovereign Market Value as of the Effective Date is greater than or equal to $15.00 per share and less than or equal to $18.33 per share. If, however, the Sovereign Market Value as of the Effective Date is less than $15.00 per share or greater than $18.33 per share, shareholders of First Home will be entitled to receive a fixed number of shares of Sovereign Common Stock as follows: if the Sovereign Market Value as of the Effective Date is less than $15.00 per share, each share of First Home Common Stock (other than Excluded Shares) will be converted into 2.083 shares of Sovereign Common Stock, and if the Sovereign Market Value as of the Effective Date is greater than $18.33 per share, each share of First Home Common Stock will be converted into 1.705 shares of Sovereign Common Stock. In addition, as further described herein, in the event that First Home elects to terminate the Merger Agreement as a result of a decline in the Sovereign Market Value as of the date immediately preceding the Effective Date to less than $11.25, Sovereign can override such termination by increasing the number of shares issuable in exchange for each share of First Home Common Stock from 2.083 shares to such number of shares of Sovereign Common Stock as shall have an aggregate value of $23.44 based on the Sovereign Market Value determined as of the Effective Date.

            Each certificate representing a share of Sovereign Common Stock issued to a shareholder of First Home will also evidence a corresponding percentage of stock purchase rights ("Sovereign Rights") under Sovereign's Shareholder Rights Plan. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan."

            The number of shares of Sovereign Common Stock into which each share of First Home Common Stock (other than Excluded Shares) will be converted in the Merger has been adjusted for the 6-for-5 stock split effected on April 15, 1998 ("Stock Split"). Further adjustments shall be made to prevent dilution in the event of additional stock splits, reclassifications or other similar events. Sovereign will pay cash to First Home shareholders in lieu of issuing fractional shares of Sovereign Common Stock.

            This Proxy Statement/Prospectus constitutes both
(i) the proxy statement of First Home relating to the solicitation of proxies by the Board of Directors of First Home for use at the Special Meeting to be held for the purpose of considering and voting upon a proposal to approve the Merger Agreement and (ii) the prospectus of Sovereign with respect to the Sovereign Common Stock to be issued in the Merger. Sovereign Common Stock is quoted on the Nasdaq Stock Market National Market. On May __, 1998, the last sale price of Sovereign Common Stock as reported on the Nasdaq Stock Market National Market (symbol: SVRN) was $____________.

            This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed on or about May __, 1998.

            THE SHARES OF SOVEREIGN COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE SHARES OF SOVEREIGN COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                               ________________

            The date of this Proxy Statement/Prospectus is ________ __, 1998.

                               Table of Contents

                                                          Page

AVAILABLE INFORMATION ....................................  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..........  2

SUMMARY ..................................................  4
      The Companies .......................................  4
      The Special Meeting .................................  5
      The Merger ..........................................  7
      Certain Related Transactions ........................ 12
      Interests of Certain Persons in the Merger .......... 13
      Comparative Per Common Share Data ................... 14
      Recent Developments ................................. 20

SELECTED FINANCIAL DATA .................................. 22

PRO FORMA COMBINED FINANCIAL INFORMATION ................. 27
      Pro Forma Combined Condensed Consolidated Balance
            Sheet As of December 31, 1997 .................. 27
      Pro Forma Unaudited Combined Condensed Statements
            of Income for the Years Ended December 31,
            1997, 1996 and 1995 ............................ 30

THE SPECIAL MEETING ...................................... 34
      Date, Time and Place ................................ 34
      Matters To Be Considered at the Special Meetings .... 34
      Votes Required ...................................... 34
      Voting of Proxies ................................... 35
      Revocability of Proxies ............................. 35
      Record Date; Stock Entitled to Vote; Quorum ......... 36
      Solicitation of Proxies ............................. 36

THE MERGER ............................................... 37
      Background of and Reasons for the Merger;
            Recommendations of the Board of Directors ...... 37
      Terms of the Merger ................................. 42
      Opinion of First Home's Financial Advisor ........... 44
      Effective Date of the Merger ........................ 50
      Exchange of First Home Stock Certificates ........... 51
      Conditions to the Merger ............................ 52
      Subsidiary Bank Merger .............................. 54
      Regulatory Approvals ................................ 54
      Representations and Warranties ...................... 55
      Business Pending the Merger ......................... 56
      Dividends ........................................... 58
      No Solicitation of Transactions ..................... 59
      Amendment; Waivers .................................. 59
      Termination; Effect of Termination .................. 60
      Management and Operations after the Merger .......... 61
      Employee Benefits and Severance ..................... 62
      Accounting Treatment ................................ 63
      Certain Federal Income Tax Consequences ............. 64
      Expenses ............................................ 65
      Resale of Sovereign Common Stock .................... 65
      No Dissenters' Rights of Appraisal .................. 66
      Dividend Reinvestment Plan .......................... 66

INTERESTS OF CERTAIN PERSONS IN THE MERGER ............... 66
      Shares Owned by Management and the Board ............ 66
      Indemnification; Directors and Officers Insurance ... 67
      Employment Agreements ............................... 67

CERTAIN RELATED TRANSACTIONS ............................. 69
      Stock Option Agreement .............................. 69

INFORMATION WITH RESPECT TO SOVEREIGN .................... 73
      General ............................................. 73
      Market Price of and Dividends on Sovereign Common
            Stock and Related Shareholder Matters .......... 73

INFORMATION WITH RESPECT TO FIRST HOME ................... 75
      Market Price of and Dividends on First Home Common
            Stock and Related Shareholder Matters .......... 75

DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES .............. 77
      Common Stock ........................................ 77
      Preferred Stock ..................................... 79
      Shareholder Rights Plan ............................. 80
      Special Charter and Pennsylvania Corporate Law
            Provisions ..................................... 81

COMPARISON OF SHAREHOLDER RIGHTS ......................... 84
      Directors ........................................... 84
      Shareholder Meetings ................................ 87
      Action by Shareholders Without a Meeting ............ 88
      Inspection Rights ................................... 88
      Shareholder Rights Plan ............................. 89
      Antitakeover Provisions ............................. 89
      Required Shareholder Vote ........................... 92
      Amendment of Bylaws ................................. 93
      Mandatory Tender Offer Provision .................... 94
      Dissenters' Rights .................................. 94
      Dividends ........................................... 95
      Voluntary Dissolution ............................... 96
      Preemptive Rights ................................... 96

ADJOURNMENT .............................................. 96

EXPERTS .................................................. 98

LEGAL MATTERS ............................................ 98

OTHER MATTERS ............................................ 99

SHAREHOLDER PROPOSALS .................................... 99

ANNEXES

A.    Agreement and Plan of Merger between
      Sovereign and First Home
      dated as of December 18, 1997 ..................... A-1

B.    Stock Option Agreement between
      Sovereign and First Home,
      dated December 18, 1997 ........................... B-1

C.    Opinion of RP Financial, LC ....................... C-1

            No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Sovereign or First Home. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Sovereign or First Home since the date hereof or that the information herein is correct as of any time subsequent to its date.

            All information concerning Sovereign and its subsidiaries contained herein, incorporated herein by reference or supplied herewith, has been furnished by Sovereign, and all information concerning First Home and its subsidiaries contained herein, incorporated herein by reference or supplied herewith, has been furnished by First Home.

                             AVAILABLE INFORMATION

            Sovereign and First Home are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Sovereign and First Home with the Commission can be inspected and copied at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the Commission maintains at http://www.sec.gov.

            Sovereign has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Sovereign Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed with the Commission by Sovereign (File No. 0-16533) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

            1. Sovereign's Annual Report on Form 10-K for the year ended December 31, 1997.

            2.    Sovereign's Current Report on Form 8-K filed on
                  May __, 1998 (including restated financial statements of Sovereign).

            3.    Current Reports on Form 8-K, dated April 20, 1998.

            4. Sovereign's Registration Statement on Form 8-A, filed August 14, 1989, pursuant to which Sovereign registered certain stock purchase rights under the Exchange Act and any amendments or reports filed for the purpose of updating such Registration Statement.

            The following documents filed with the Commission by First Home (File No. 0-28700) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

            1. First Home's Annual Report on Form 10-K for the year ended December 31, 1997 delivered with this Proxy Statement/Prospectus.

            2. The description of the First Home Common Stock contained in First Home's Current Report on
                  Form 8-K, 12g-3 dated May 31, 1996 filed pursuant to the Exchange Act.

            In addition, all documents filed by Sovereign and First Home pursuant to Section 13(a), 13(c), 14 and 15(d) of the
Exchange Act subsequent to the date of this Proxy Statement/ Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/ Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

            THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED
HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST. DOCUMENTS RELATING TO SOVEREIGN MAY BE REQUESTED FROM SOVEREIGN BANCORP, INC.,
1130 BERKSHIRE BOULEVARD, WYOMISSING, PENNSYLVANIA 19610 (TELEPHONE NUMBER (610) 320-8400), ATTENTION: LAWRENCE M. THOMPSON, JR., SECRETARY. DOCUMENTS RELATING TO FIRST HOME MAY
BE REQUESTED FROM FIRST HOME BANCORP INC., 125 SOUTH BROADWAY, PENNSVILLE, NEW JERSEY 08070 (TELEPHONE NUMBER (609) 678-4400),
ATTENTION: ROBERT A. DIVALERIO, SECRETARY. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING OF FIRST HOME, REQUESTS SHOULD BE RECEIVED BY JUNE 15, 1998.

            A copy of First Home's 1997 Annual Report on Form 10-K is delivered together with the Proxy Statement/Prospectus.

                                    SUMMARY

            The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. A copy of the Merger Agreement is set forth in Annex A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Shareholders of First Home are urged to read carefully this entire Proxy Statement/Prospectus, including the Annexes hereto.

            Except as otherwise specifically indicated, all ratios and share data relating to Sovereign and all share price information relating to the Merger Agreement have been adjusted to reflect Sovereign's 6-for-5 stock split effected on April 15, 1998 (the "Stock Split").

The Companies

            Sovereign

            Sovereign, a Pennsylvania business corporation, is the holding company for Sovereign Bank, a federal savings bank ("Sovereign Bank"). At December 31, 1997, Sovereign and its subsidiaries had total consolidated assets, deposits and shareholders' equity of approximately $16.7 billion, $8.9 billion and $972.9 million, respectively. The primary operating entity of Sovereign is Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of approximately 190 community banking offices, and originating commercial, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. Those offices are located largely in the Pennsylvania counties of Berks, Lancaster, Bucks, Montgomery, Philadelphia, Lehigh and Northampton, the New Jersey counties of Essex, Mercer, Middlesex, Monmouth, Morris, Ocean and Union, and in New Castle County in Delaware.

            The principal executive offices of Sovereign are located at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and its telephone number is (610) 320-8400. For further information concerning Sovereign and its subsidiaries, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SOVEREIGN SELECTED FINANCIAL DATA," "INFORMATION WITH RESPECT TO SOVEREIGN" and "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES."

            First Home

            First Home, a New Jersey corporation, is the holding company for First Home Savings Bank, F.S.B., a federally chartered savings bank ("First Home Savings"). At December 31, 1997, First Home had total consolidated assets, deposits and shareholders' equity of approximately $537.8 million, $326.0 million and $37.4 million, respectively. The sole direct subsidiary of First Home is First Home Savings, which has 10 branches located in Carneys Point, Elmer, Gibbstown, Newfield, Pennsauken, Penns Grove, Pennsville and Westmont, New Jersey and Stanton and Wilmington, Delaware. First Home Savings' principal business consists of attracting deposits from the general public through its offices and investing such deposits, together with funds from borrowings and operations, primarily in permanent loans (including construction loans) secured by single-family residential real estate, consumer loans and, to a lesser extent, loans secured by commercial real estate. At present, First Home Savings also maintains a portfolio of mortgage-backed securities and other permissible investments, and, through its service corporation, engages primarily in the sale of insurance annuities.

            The principal executive offices of First Home are located at 125 South Broadway, Pennsville, New Jersey 08070 and its telephone number is (609) 678-4400. For additional information concerning First Home, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "FIRST HOME SELECTED FINANCIAL DATA," "INFORMATION WITH RESPECT TO FIRST HOME" and "FINANCIAL STATEMENTS OF FIRST HOME."

The Special Meeting

            General

            The Special Meeting will be held at the Holiday Inn, located at Exit 10, I-295, Pureland Industrial Complex,
Bridgeport, New Jersey, at 10:30 a.m., local time, on June 24,
1998.

            Record Date

            The record date for the Special Meeting is May 4, 1998 (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of, and to vote at, the Special Meeting.

            Matters to be Considered at the Special Meeting

            At the Special Meeting, holders of First Home Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement attached as Annex A to this Proxy Statement/ Prospectus and incorporated herein by reference. In addition, shareholders of First Home are being asked to approve a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the Special Meeting to approve the Merger Agreement (the "Adjournment Proposal"). Shareholders will also consider and vote upon any other matter that may properly come before the Special Meeting.

            See "THE SPECIAL MEETING -- Matters to be Considered at the Special Meeting."

            Votes Required

            Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Record Date must be represented in person or by proxy at the Special Meeting for a quorum to be present for purposes of voting on the Merger Agreement and on the Adjournment Proposal. The approval and adoption of the Merger Agreement and the approval of the Adjournment Proposal will each require the affirmative vote of a majority of the votes cast, in person or by proxy, at the Special Meeting. Each holder of shares of First Home Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record on each matter to be considered at the Special Meeting.

            The directors and executive officers of First Home have agreed to vote all shares of First Home Common Stock that they own on the Record Date in favor of the approval and adoption of the Merger Agreement. On the Record Date, directors and executive officers of First Home owned approximately 731,830 shares of First Home Common Stock (including options to purchase 58,873 shares which are exercisable within 60 days of the record date), or approximately 26.4% of the then outstanding shares of First Home Common Stock. Management of First Home is not aware of any person or entity owning 5% or more of the outstanding shares of First Home Common Stock as of the Record Date, except for (1) 161,387 shares of First Home Common Stock (approximately 6.0% of outstanding shares) held of record by the First Home Savings Bank, FSB Employee Stock Ownership Plan (the "First Home ESOP"), (2) 135,632 shares of First Home Common Stock (approximately 5.0% of outstanding shares) reported as beneficially owned by Wellington Management Company, LLP and
(3) 225,576 shares, including presently exercisable stock options, of First Home Common Stock (approximately 8.3% of outstanding shares) reported as beneficially owned by Rodger D. Shay, a director of First Home, and his wife, Grace D. Shay. The First Home ESOP has voting power with respect to 158,378 shares of First Home ESOP only if voting of these shares is not directed by the participants of the ESOP.

            See "THE SPECIAL MEETING -- Votes Required."

The Merger

            Terms of the Merger

            At the Effective Date of the Merger, each outstanding share of First Home Common Stock (other than Excluded Shares) will be automatically converted into, and become a right to receive, such number of shares of Sovereign Common Stock (including the corresponding number of Sovereign Rights) as shall equal $31.25 divided by the average of the mean between the closing high bid and low asked prices of a share of Sovereign Common Stock (as reported on the Nasdaq Stock Market National Market) for the 15 consecutive trading days immediately preceding the Effective Date (the "Sovereign Market Value"), provided that such Sovereign Market Value as of the Effective Date is greater than or equal to $15.00 per share and less than or equal to $18.33 per share. If, however, the Sovereign Market Value as of the Effective Date is less than $15.00 per share or greater than $18.33 per share, shareholders of First Home will be entitled to receive a fixed number of shares of Sovereign Common Stock as described in the following paragraphs:

            If, as of the Effective Date, the Sovereign Market Value is less than $15.00 per share, each outstanding share of First Home Common Stock (other than Excluded Shares) will be converted into and become a right to receive 2.083 shares of Sovereign Common Stock.

            If, as of the Effective Date, the Sovereign Market Value is greater than $18.33 per share, each outstanding share of First Home Common Stock (other than Excluded Shares) will be converted into and become a right to receive 1.705 shares of Sovereign Common Stock.

            In addition, in the event that First Home elects to terminate the Merger Agreement as a result of a decline in the Sovereign Market Value as of the Effective Date to less than $11.25 (as adjusted to reflect the Stock Split), Sovereign can override such election by increasing the number of shares issuable in exchange for each share of First Home Common Stock from 2.083 shares to such number of shares of Sovereign Common Stock as shall have an aggregate value of $23.44 based on the Sovereign Market Value as of the Effective Date. See "THE MERGER -- Termination; Effect of Termination."

            The number of shares of Sovereign Common Stock issuable in exchange for shares of First Home Common Stock (as finally determined, the "Exchange Ratio") reflects the Stock Split.
Further adjustments will be made to prevent dilution in the event of additional stock splits, reclassifications or other similar events.

            Each certificate representing a share of Sovereign Common Stock issued to a shareholder of First Home will also evidence a corresponding percentage of stock purchase rights ("Sovereign Rights") under Sovereign's Shareholder Rights Plan. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan."

            Sovereign will in all events pay cash to First Home shareholders in lieu of issuing fractional shares of Sovereign
Common Stock.

            In connection with the Merger, all outstanding options to purchase shares of First Home Common Stock under First Home's preexisting employee and director stock option plans will be converted on the Effective Date into options to acquire that number of shares of Sovereign Common Stock equal to the number of shares of First Home Common Stock covered by the option multiplied by the applicable Exchange Ratio, and the exercise price for a whole share of Sovereign Common Stock shall be the stated exercise price for such option divided by the Exchange Ratio, such shares to be issuable upon exercise in accordance with the terms of the respective plans and grant agreements of First Home under which they were issued. See "THE MERGER --
Terms of the Merger" and "-- Accounting Treatment."

            The Effective Date, which shall be the same date as the Closing Date, will be designated by Sovereign and will occur within 30 days after all conditions precedent are fulfilled or waived following five (5) days prior notice to First Home. See
"THE MERGER -- Effective Date."

            The Merger Agreement permits First Home to pay its regular quarterly cash dividend in an amount not to exceed
$.10 per share.  See "THE MERGER -- Dividends."

            In connection with the Merger, First Home Savings will merge with and into Sovereign Bank as soon as practicable following the Merger, pursuant to a Bank Plan of Merger (the
"Bank Plan of Merger") dated December 18, 1997 (the "Bank
Merger").  See "THE MERGER -- Subsidiary Bank Merger."

            No Dissenters' Rights of Appraisal

            Record holders of First Home Common Stock will not be entitled to dissenters' rights enabling such holders to obtain a cash payment for the "fair value" of their shares in connection with the matters to be acted on at the Special Meeting. See "THE MERGER -- No Dissenters' Rights of Appraisal" and "COMPARISON OF SHAREHOLDER RIGHTS -- Dissenters' Rights."

            Accounting Treatment and Certain Federal Income Tax
            Consequences

            The Merger is intended to qualify as a pooling of interests for financial accounting purposes and is expected to constitute a tax-free reorganization for federal income tax purposes. It is a condition to completion of the Merger that Sovereign receive an opinion from its independent auditors that the Merger will be treated as a pooling of interests for financial accounting purposes and that both parties receive an opinion from Sovereign's counsel that the Merger will constitute a tax-free reorganization for federal income tax purposes. As of the date of the Proxy Statement/Prospectus, Sovereign has no reason to believe that its independent auditors or its counsel will be unable to deliver such opinions. See "THE MERGER -- Certain Federal Income Tax Consequences," "-- Accounting Treatment" and "-- Conditions to the Merger."

            Recommendation of Board of Directors and Reasons for the Merger

            The Board of Directors of First Home believes that the terms of the Merger are fair and in the best interests of the shareholders of First Home and has unanimously approved the Merger Agreement. The Board of Directors of First Home unanimously recommends that the shareholders of First Home approve the Merger Agreement.

            Opinion of Financial Advisor

            RP Financial, LC ("RP Financial") has rendered its written opinion, dated December 18, 1997, and updated as of the date of this Proxy Statement/Prospectus, to the Board of Directors of First Home that, as of the respective dates of such opinions, and subject to the assumptions and considerations set forth therein, the consideration to be received is fair from a financial point of view to the holders of First Home Common Stock. A copy of the opinion of RP Financial, dated the date of this Proxy Statement/Prospectus, is attached hereto as Annex C.

            First Home has agreed to pay fees in the amount of $175,000 to RP Financial for its services in connection with the Merger, $60,000 of which is contingent upon completion of the Merger.

            For information on the assumptions made, matters considered and limits of the review by RP Financial, see "THE
MERGER -- Opinion of Financial Advisor."

            Conditions to the Merger; Regulatory Approvals

            The obligations of Sovereign and First Home to complete the Merger are subject to various conditions usual and customary in transactions similar to the Merger, including, without limitation, obtaining requisite regulatory approvals and obtaining approval of the shareholders of First Home.
Application has been made to obtain required regulatory approvals. No assurance can be given that all required approvals will be received or as to the timing or conditions of such approvals. See "THE MERGER -- Regulatory Approvals." The obligation of Sovereign to complete the Merger is also subject to certain other conditions, including, among other things, receipt of an opinion from Sovereign's independent auditors to the effect that the Merger will be treated as a pooling of interests for financial accounting purposes and that the transaction will qualify as a tax free reorganization. No assurances can be given that all such conditions will be met. See "THE MERGER -- Conditions to the Merger."

            Termination; Effect of Termination

            The Merger Agreement may be terminated at any time prior to the Effective Date by mutual consent of Sovereign and First Home or by either party if (i) the other party breaches, in any material respect, any material covenant or undertaking, representation or warranty contained in the Merger Agreement which results in a Material Adverse Effect (as defined in the Merger Agreement; see "THE MERGER -- Termination; Effect of Termination") on the breaching party, and such breach has not been substantially cured by the earlier of 30 days after the date written notice of such breach was given to such party committing the breach or the Effective Date, (ii) the closing date (the "Closing Date," which, under the terms of the Merger Agreement is the same date as the Effective Date) of the Merger shall not have occurred by July 31, 1998 or (iii) either party receives a final unappealable administrative order from a regulatory authority that the necessary approval will not be granted unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe any agreements required to be performed by such party by the Closing Date or in the case of Sovereign such approval will not be granted without the imposition of a condition which would have a material adverse effect on Sovereign.

            In addition, First Home may terminate the Merger Agreement if the Sovereign Market Value as of the Closing Date is less than $11.25; provided, however, that if First Home elects to terminate the Merger Agreement in accordance with this provision, such termination will not occur if Sovereign elects to increase the Exchange Ratio to an amount which equals the quotient obtained by dividing $23.44 by the Sovereign Market Value as of the Closing Date.

            See "THE MERGER -- Termination; Effect of Termination."

            Comparison of Shareholder Rights

            Sovereign is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania BCL"). First Home is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act (the "New Jersey BCA"). Upon completion of the Merger, shareholders of First Home will become shareholders of Sovereign, and their rights as such will be governed by Sovereign's Articles of Incorporation and Bylaws and by the Pennsylvania BCL. The rights of shareholders of Sovereign are different in certain respects from the rights of shareholders of First Home. The most significant of these differences include the following: the absence of the ability of shareholders of Sovereign to call a special meeting of shareholders (under New Jersey law, shareholders owning 10% or more of all shares entitled to vote at a meeting may petition the court to order, for good cause shown, a special meeting of shareholders); broader indemnification rights generally available to directors, officers and employees of Sovereign as a Pennsylvania business corporation; the adoption by Sovereign of a shareholder rights plan, pursuant to which holders of Sovereign Common Stock are entitled under certain circumstances relating to an attempt to acquire control of Sovereign to acquire Sovereign Common Stock or stock of a potential acquiror at a substantially reduced price (First Home has not adopted a similar shareholder rights plan); and certain statutory provisions of Pennsylvania law and of Sovereign's Articles of Incorporation designed to deter a nonnegotiated attempt to obtain control of Sovereign. See "COMPARISON OF SHAREHOLDER RIGHTS."

            Management and Operations after the Merger

            The Board of Directors and executive officers of Sovereign in office immediately prior to completion of the Merger will remain as Sovereign's Board of Directors and executive officers upon completion of the Merger. The Board of Directors and executive officers of Sovereign Bank in office immediately prior to completion of the Bank Merger will remain as Sovereign Bank's Board of Directors and executive officers upon completion of the Bank Merger. For a period of one year subsequent to the Effective Date, Sovereign will establish a First Home Advisory Board consisting of all of the members of the First Home Board of Directors immediately prior to the Effective Date. Thereafter, Sovereign has agreed to use its best efforts to cause the members of the Advisory Board to be re-appointed for at least an additional one year term. See "THE MERGER -- Subsidiary Bank Merger," and "-- Management and Operations after the Merger."

            No Solicitation

            Under the Merger Agreement, the Board of Directors of First Home generally was permitted to respond to unsolicited inquiries relating to any acquisition of First Home, any First Home subsidiary or any assets or business thereof for a 30-day period ending January 17, 1998 to the extent required in order o fulfill its fiduciary duties. No inquiries were received by First Home in this regard during this period (or, as of the date hereof, thereafter). The Merger Agreement provides that after such 30-day period, First Home shall not, nor shall it permit any of its subsidiaries, affiliates or representatives to solicit or engage in any discussions with any person other than Sovereign concerning any acquisition of First Home or any of its subsidiaries, except that (i) the Board of Directors of First Home may respond to unsolicited inquiries from third parties to the extent required in order to fulfill its fiduciary duty and
(ii) First Home may respond to inquiries from analysts, regulatory authorities and shareholders in the ordinary course of business. See "THE MERGER -- No Solicitation of Transactions."

            Exchange of Certificates

            After the Effective Date, Sovereign will send to First Home shareholders transmittal materials for use in effecting the exchange of their certificates representing whole shares of First Home Common Stock for certificates representing shares of Sovereign Common Stock. Sovereign will pay holders of First Home Common Stock cash in lieu of issuing fractional shares of Sovereign Common Stock. See "THE MERGER -- Exchange of First
Home Stock Certificates." Each certificate representing a share of Sovereign Common Stock issued to a shareholder of First Home will also evidence a corresponding percentage of stock purchase rights ("Sovereign Rights") under Sovereign's Shareholder Rights Plan. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan."

Certain Related Transactions

            As a condition to Sovereign entering into the Merger Agreement, First Home granted Sovereign an option under certain circumstances to purchase up to 538,975 shares of First Home Common Stock pursuant to a Stock Option Agreement, dated
December 18, 1997 (the "Stock Option Agreement"), a copy of which is included as Annex B to this Proxy Statement/Prospectus. The option may be exercised by Sovereign only upon the occurrence of specified events that have the potential for a third party to effect an acquisition of control of First Home prior to the termination of the Merger Agreement. The exercise price per share to purchase First Home Common Stock under the Stock Option Agreement is equal to $30.00. No triggering events has occurred as of the date hereof. Acquisitions of shares of First Home Common Stock pursuant to an exercise of the option would be subject to prior regulatory approval under certain circumstances. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement."

            The directors and executive officers of First Home have agreed not to sell their shares of First Home Common Stock and to vote such First Home Common Stock in favor of the Merger
Agreement.  See "THE MERGER -- Matters to be Considered at the
Meeting."

            The Stock Option Agreement and the agreements of First Home's directors and executive officers to vote in favor of the Merger may have the effect of precluding or discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in First Home from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for First Home Common Stock than the price per share being paid by Sovereign under the Merger Agreement, or might result in a potential acquiror proposing to pay a lower price per share to acquire First Home than it might otherwise have proposed to pay. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement."

Interests of Certain Persons in the Merger

            Certain directors and executive officers of First Home are the holders of stock options to acquire First Home Common
Stock, which will be converted into options to acquire Sovereign
Common Stock.

            Messrs. Stephen D. Miller, Robert A. DiValerio, Duff P. O'Connor and Stephen R. Selverian are each a party to an employment agreement with First Home which provides, among other things, that upon his voluntary or involuntary termination of employment following a "change in control" of First Home (which would include the Merger) he would be entitled to receive for the duration of the agreement's term (as if the employee's employment had not terminated) (i) annually, 100% of the employee's annual salary at the time of termination; (ii) annually, an amount equal to the average of three highest annual incentive compensation payments paid to the terminated employee; and (iii) medical, pension and similar benefits comparable to those furnished to the employee immediately prior to the termination. Assuming a change in control occurred on May 30, 1998, followed by termination of each of the employment agreements, Messrs. Miller, DiValerio, O'Connor and Selverian would receive payments, including the value of non-cash benefits, having a present value of approximately $715,544, $472,921, $365,660 and $391,148, respectively, under the employment agreements. These amounts reflect further limitations set forth in the agreements. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Employment Agreements."

            In the Merger Agreement, Sovereign agreed that
Messrs. Miller, DiValerio, O'Connor and Selverian may elect to be paid out under the terms of their respective employment agreements or receive a lump-sum payment of the present value
(based on a 6% per annum discount factor) of the payments required to be made thereunder. In the Merger Agreement, Sovereign also agreed that the terms of such agreements would be for a period of three years from the Closing Date.

            On the Effective Date, Sovereign has agreed to establish for a period of one year the First Home Advisory Board (the "Advisory Board"), which shall consist of all the members of the First Home Board of Directors immediately prior to the Effective Date. In addition, Sovereign has agreed to use its best efforts to have the members of the Advisory Board re-appointed for a second one year term. The members of the Advisory Board shall be paid an annual retainer of $9,000. Sovereign has also agreed to maintain Mr. Miller's employment status until his 62nd birthday in August 1998 so that options granted under the First Home Stock Option Plans will not expire until five years following the termination of his employment.

            Also, Sovereign has agreed to indemnify, after the Effective Date, persons who served as directors and officers of First Home and First Home Savings. See "THE MERGER -- Management and Operations After the Merger" and "INTERESTS OF CERTAIN
PERSONS IN THE MERGER."

Comparative Per Common Share Data

            The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share and income from continuing operations per common share (i) on an historical basis for Sovereign and First Home, (ii) on a pro forma basis per share of Sovereign Common Stock to reflect completion of the Merger, and (iii) on an equivalent pro forma basis per share of First Home Common Stock to reflect completion of the Merger, assuming the Merger was effective for the periods presented. The pro forma information has been prepared giving effect to the Merger using the pooling of interests accounting method. For a description of the effect of pooling of interests accounting, see "THE MERGER -- Accounting Treatment." The following equivalent per share data assume an Exchange Ratio of 1.705 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $__________ as of May __, 1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger." This information should be read in conjunction with the consolidated financial statements of Sovereign and First Home, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus, and the other financial data appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION" and "PRO FORMA COMBINED FINANCIAL STATEMENTS."

Book Value Per Common Share(1)(2)(3):  At 12/31/97    At 12/31/96
Historical:
  Sovereign                                $6.71         $5.97
  First Home                               13.80         12.05
Pro Forma:
  Pro forma per share of
   Sovereign Common Stock                   6.75          6.00
  Equivalent pro forma
   per share of First Home
   Common Stock                            11.51         10.23

                                      For the year ended December 31
                                         1997       1996      1995
Cash Dividends Paid Per Common Share:
Historical(4):
  Sovereign                                $0.09    $0.12     $0.11
  First Home                                0.40     0.37      0.36
Pro Forma:
  Pro forma per share of Sovereign
   Common Stock                             0.09     0.12      0.11
  Equivalent pro forma per share
   of First Home Common Stock               0.16     0.21      0.18

Income from Continuing Operations Per
Common Share(2)(5):

Basic Earnings per Share:
Historical:
  Sovereign                               $0.69     $0.62     $0.68
  First Home                               1.75      1.58      1.74
Pro Forma:
  Pro forma per share of Sovereign
   Common Stock                            0.70      0.63      0.69
  Equivalent pro forma per share of
  First Home Common Stock                  1.19      1.07      1.18

Diluted Earnings per Share:
Historical:
  Sovereign                                0.65      0.59      0.65
  First Home                               1.72      1.57      1.74
Pro Forma:
  Pro forma per share of Sovereign
   Common Stock                            0.66      0.60      0.66
  Equivalent pro forma per share of
   First Home Common Stock                 1.13      1.02      1.13

__________________

(1) Pro forma book value per share of Sovereign Common Stock was calculated by dividing total pro forma combined shareholders' equity amounts as of the applicable date by the sum of (i) the total shares of Sovereign Common Stock outstanding as of the applicable date assuming conversion of all of Sovereign's outstanding 6-1/4% Cumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock"), or 14,342,621 shares at December 31, 1997, and (ii) the total of 2,708,426 shares of First Home Common Stock outstanding as of December 31, 1997 multiplied by an Exchange Ratio of
      1.705 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $________ as of May __, 1998). Equivalent pro forma book value per share of First Home Common Stock represents the pro forma book value per share of Sovereign Common Stock multiplied by an Exchange Ratio of _____ (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $________ as of May __, 1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."

(2) Sovereign historical information includes financial information relating to ML Bancorp, Inc. ("ML Bancorp"), which Sovereign acquired in a transaction accounted for as a pooling of interests on February 27, 1998. Sovereign's audited financial statements as of December 31, 1997 and for the three years then ended were restated in a Current Report on Form 8-K, dated May __, 1998, to reflect the ML Bancorp transaction. The proposed merger with Carnegie Bancorp is not reflected in the historical information. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "Recent Developments."

(3) The pro forma information does not reflect any of the anticipated operating cost savings from or one-time costs associated with the Merger. See "THE MERGER -- Management and Operations After the Merger."

(4) Sovereign pro forma dividends per share represent historical dividends paid by Sovereign. First Home pro forma equivalent dividends per share represent such amounts multiplied by an Exchange Ratio of 1.705 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $________ as of May __, 1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."

(5) Sovereign pro forma income from continuing operations per common share represents historical net income from continuing operations for Sovereign and First Home combined on the assumption that Sovereign and First Home had been combined for the periods presented on a pooling of interests basis, divided by the number of shares of Sovereign Common Stock which will be issued and outstanding following completion of the Merger based on an Exchange Ratio of 1.705 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $________ as of May __,
      1998). First Home equivalent pro forma income from continuing operations per common share represents such amounts multiplied by an Exchange Ratio of 1.705 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $________ as of May __, 1998).
      The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."

            Market Value of Securities

            The following table sets forth the market value per share of Sovereign Common Stock, the market value per share of First Home Common Stock and the equivalent market value per share of First Home Common Stock on December 18, 1997 (the last business day preceding public announcement of the Merger) and May __, 1998 (the latest practicable trading day before the printing of this Proxy Statement/Prospectus). The equivalent market value per share of First Home Common Stock indicated in the table (i) at December 18, 1997 is based on an Exchange Ratio of 1.863 shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $16.77 as of December 18, 1997, as adjusted for Stock Split) and (ii) at May __, 1998 is based on an Exchange Ratio of ____ shares of Sovereign Common Stock for each share of First Home Common Stock (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $_________ as of May __,
1998). The Exchange Ratio is subject to adjustment based on the Sovereign Market Value as of the Effective Date. See "THE
MERGER -- Terms of the Merger."

            The historical market values per share of Sovereign Common Stock and First Home Common Stock and the historical market value of Sovereign Common Stock used to determine the equivalent market value per share of First Home Common Stock are the per share last sale prices on December 18, 1997, and May __, 1998, respectively, as reported on the Nasdaq Stock Market National Market with respect to both Sovereign Common Stock and First Home Common Stock.

                           Sovereign            First Home

                                                      Equivalent
                                                     Market Value
                           Historical   Historical     Per Share

December 18, 1997           $16.77(1)     $30.00        $31.25(2)
May __, 1998                ______        ______        ______(3)
_________________

(1)   As adjusted for the Stock Split.
(2)   Based on assumed Exchange Ratio of 1.863.
(3)   Based on assumed Exchange Ratio of _______.

            For information concerning cash dividends paid by Sovereign, see "INFORMATION WITH RESPECT TO SOVEREIGN -- Market
Price of and Dividends on Sovereign Common Stock and Related
Shareholder Matters."

Recent Developments

            Proposed Acquisition of Carnegie Bancorp. On December 12, 1997, Sovereign and Carnegie Bancorp ("Carnegie"), parent company of Carnegie Bank, N.A. ("Carnegie Bank"), entered into an Agreement and Plan of Merger (the "Carnegie Agreement") pursuant to which Carnegie has agreed to merge with and into Sovereign (the "Carnegie Merger"). Carnegie is a bank holding company headquartered in Princeton, New Jersey, whose principal operating subsidiary, Carnegie Bank, is a national bank operating seven community banking offices in central New Jersey and one community banking office in Pennsylvania. At December 31, 1997, Carnegie had total unaudited consolidated assets, deposits and shareholders' equity of approximately $431.9 million, $332.9 million and $35.2 million, respectively.

            The terms of the Carnegie Agreement call for Sovereign to exchange $35.50 in Sovereign Common Stock for each outstanding share of Carnegie common stock or approximately $94.0 million in Sovereign Common Stock based on approximately 2,733,108 shares of Carnegie common stock outstanding. The purchase price will remain fixed at $35.50 per share of Carnegie common stock if the average price of Sovereign's Common Stock remains between $15.00 and $18.33 per share during the 15-day period prior to the closing of the transaction. If the average price of Sovereign's Common Stock declines below $15.00 per share during the pricing period, Carnegie shareholders would receive fixed ratio of 2.366 shares of Sovereign Common Stock for each share of Carnegie common stock. Conversely, if the average price of Sovereign's Common Stock is higher than $18.33 per share, Carnegie shareholders would receive a fixed exchange ratio of 1.937 shares of Sovereign Common Stock for each share of Carnegie common stock.

            Acquisition of ML Bancorp, Inc. On February 27, 1998, Sovereign completed its acquisition of ML Bancorp, Inc. ("ML Bancorp"), a Pennsylvania corporation pursuant to which ML
Bancorp merged with and into Sovereign, with Sovereign surviving the merger. On the effective date of the merger, each outstanding share of ML Bancorp common stock was automatically converted into 1.944 shares of Sovereign Common Stock (as adjusted for the Stock Split). The merger was treated as a pooling of interest for financial accounting purposes. As part of the ML Bancorp merger, Main Line Bank, a federal savings bank and a wholly owned subsidiary of ML Bancorp, was merged with and into Sovereign Bank. Sovereign issued a total of 24,600,000 shares of Common Stock in the ML Bancorp transaction.

            Redemption of Series B Preferred Stock. On April 15 Sovereign announced that Sovereign will redeem all outstanding shares of its 6-1/4% Cumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock") on May 15, 1998, at a redemption price of $52.188 per share plus all accrued and unpaid dividends through May 15, 1998, of $0.78125 per share. As a result of the current conversion ratio of 7.184 shares of Sovereign Common Stock for each share of Series B Preferred Stock, Sovereign anticipates that all holders of the Series B Preferred Stock will convert their stock to Sovereign Common Stock on or prior to the redemption date. If all shares of Series B Preferred Stock are converted, the number of shares of Sovereign Common Stock would increase by approximately 14,368,000 shares.

                            SELECTED FINANCIAL DATA

            The following tables set forth (i) certain historical consolidated summary financial data for Sovereign (ii) certain historical consolidated summary financial data for First Home, and (iii) certain unaudited pro forma combined selected financial data giving effect to the Merger assuming that shareholders of First Home will receive 1.705 shares of Sovereign Common Stock for each share of First Home Common Stock they own (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $_____ as of May __, 1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER -- Terms of the Merger."

            These data are derived from, and should be read in conjunction with, among other things, the consolidated financial statements of Sovereign and First Home, including the notes thereto, incorporated by reference in this Proxy Statement/ Prospectus, and the pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION" and "PRO FORMA COMBINED FINANCIAL INFORMATION."

                             SOVEREIGN SELECTED FINANCIAL DATA(1)


                                                                 Year Ended December 31,
                                          1997            1996            1995            1994           1993
                                                      (Dollars in thousands, except per share data)
Financial Condition
 Data
Total assets. . . . . . . . . . . .   $16,685,771     $14,456,934    $12,378,978      $10,437,443     $7,976,835
Loans . . . . . . . . . . . . . . .   $10,756,785       9,067,039      7,168,405        6,588,692      4,688,423
Allowance for possible loan
  losses. . . . . . . . . . . . . .   $   110,251          67,422         62,199           59,896         57,445
Investment and mortgage-backed
  securities  . . . . . . . . . . .   $ 5,005,026       4,735,405      4,443,847        3,367,758      2,858,846
Deposits. . . . . . . . . . . . . .   $ 8,913,275       8,108,752      8,098,739        6,653,848      5,670,639
Borrowings. . . . . . . . . . . . .   $ 6,573,465       5,369,987      3,369,212        3,015,322      1,698,365
Shareholders' equity. . . . . . . .   $   972,929         833,364        791,836          654,887        508,404

Income Statement Data

Total interest income . . . . . . .   $ 1,107,339     $   955,912     $  787,066      $   585,911     $  480,278
Total interest expense. . . . . . .   $   706,897         597,612        491,047          316,796        255,638
Net interest income . . . . . . . .   $   400,442         358,300        296,019          269,115        224,640
Provision for possible loan
  losses. . . . . . . . . . . . . .   $    40,199          20,676         12,150           13,362         14,243

Net interest income after
  provision for possible
  loan losses . . . . . . . . . . .   $   360,243         337,624        283,869          255,753        210,397
Other income. . . . . . . . . . . .   $    55,955          61,175         40,106           23,188         29,248
Other expenses. . . . . . . . . . .   $   258,905         269,509        184,319          153,482        135,635
Income before income taxes and
  cumulative effect of change in
  accounting principle. . . . . . .       157,293         129,290        139,656          125,459        104,010
Income tax provision. . . . . . . .   $    63,100          45,341         47,626           45,862         42,541
Income before cumulative effect
  of change in accounting
  principle . . . . . . . . . . . .   $    94,193          83,949         92,030           79,597         61,469
Cumulative effect of change
  in accounting principle . . . . .   $    --              --             --                --             4,800
Net income. . . . . . . . . . . . .   $    94,193     $    83,949     $   92,030       $   79,597     $   66,269
                                      ===========     ===========     ==========      ===========     ==========

Net income applicable to common
  stock . . . . . . . . . . . . . .   $    87,949     $    77,699     $    87,342      $    79,597    $    66,269
                                      ===========     ===========     ===========      ===========    ===========
Per Share Data (2)

Common shares outstanding at end
  of period (in thousands). . . . .       130,677         125,258         122,400          125,053         94,724
Preferred shares outstanding at
  end of period (in thousands). . .         1,996           2,000           2,000                -              -
Basic Earnings per share:
  Before cumulative effect
  of change in accounting
  principle . . . . . . . . . . . .   $      0.69      $     0.62      $     0.68      $     0.60     $      0.58
  After cumulative effect
  of change in accounting
  principle . . . . . . . . . . . .   $      0.69      $     0.62      $     0.68      $     0.60     $      0.63
Diluted earnings per share:
  Before cumulative effect of change
   in accounting principle. . . . .   $      0.65      $     0.59      $     0.65      $     0.58     $      0.56
  After cumulative effect of change
   in accounting principle. . . . .   $      0.65      $     0.59      $     0.65      $     0.58     $      0.61
Book value per share at end of
  period(3) . . . . . . . . . . . .   $      6.71      $     5.97      $     5.79      $     5.24     $      5.37
Common share price at end of
  period. . . . . . . . . . . . . .   $   17 5/16           9 1/8         6 11/16           4 7/8           7 1/2
Dividends paid per common share . .   $     0.092           0.122           0.108           0.103           0.079

Selected Financial Ratios

Dividend payout ratio . . . . . . .         14.15%          20.79%          16.57%         17.63%          13.04%
Return on average assets. . . . . .          0.60%           0.62%           0.82%          0.88%           0.89%
Return on average stockholders'
equity. . . . . . . . . . . . . . .         10.62%          10.22%          12.47%         13.47%          13.63%
Equity to assets. . . . . . . . . .          5.83%           5.76%           6.40%          6.27%           6.37%

________________

(1) All selected financial data has been restated to reflect all acquisitions which have been accounted for under the pooling-of-interests method of accounting, including the acquisition of ML Bancorp on February 27, 1998.

(2) All per share data have been adjusted to reflect all stock dividends and stock splits declared or effected through the date of this Proxy Statement/Prospectus.

(3) Book Value is calculated using equity divided by common shares and assuming conversion of all outstanding shares of Series B Preferred Stock. As of the date of this Proxy Statement/Prospectus, the conversion rate for Sovereign's Series B Preferred Stock is 7.184 shares of Sovereign Common Stock for each share of Series B Preferred Stock.

                      FIRST HOME SELECTED FINANCIAL DATA

                                                           At or for the Year Ended December 31,
                                          1997            1996            1995            1994           1993
                                                      (Dollars in thousands, except per share data)
Financial Condition Data
Total assets (1)                        $537,798        $498,399       $453,039        $388,621       $351,600
Loans receivable, net                    276,286         258,909        255,217         240,168        216,044
Mortgage-backed securities               215,896         188,607        146,760          94,333         95,979
Investment securities                     30,320          34,732         34,621          39,676         23,121
Deposits                                 326,043         290,298        270,176         239,108        227,327
FHLB and other borrowed funds            171,829         173,148        150,126         123,633         98,331
Total shareholders' equity (2)            37,385          32,645         30,103          23,075         23,097
Book value per share (3)                   13.80           12.05          11.12            8.58           8.86

Income Statement Data
Total interest income                   $38,968          $36,450        $32,489         $26,775        $24,570
Total interest expense                   23,680           21,364         18,972          13,901         12,152
Net interest income                      15,288           15,086         13,517          12,874         12,418
Provision for credit losses                 400              400            600             550            700
Net interest income after provision
  for credit losses                      14,888           14,686         12,917          12,324         11,718
Other income                              1,333            1,387          2,307           1,240          1,784
SAIF recapitalization assessment             --            1,564            ---             ---            ---
Other expenses                            9,127            9,189          7,853           6,866          7,020
Income before income taxes                7,094            5,320          7,371           6,698          6,482
Income taxes                              2,366            1,035          2,660           2,495          2,426
Net income before cumulative effect
  of a change in accounting
  principle                               4,728            4,285          4,711           4,203          4,056
Cumulative effect of a change in
  accounting principle                       --               --             --              --            543
Net income                              $ 4,728          $ 4,285        $ 4,711         $ 4,203        $ 4,599
                                        =======          =======        =======         =======        =======
Per Share Data
Earnings per share:
Income before cumulative effect of
  a change in accounting principle       $ 1.75          $  1.58        $  1.74         $  1.56        $  1.55
Cumulative effect of a change in
  accounting principle                       --              ---            ---             ---            .21
Basic net income per share (3)           $ 1.75          $  1.58        $  1.74         $  1.56        $  1.76
Diluted net income per share             $ 1.72          $  1.57        $  1.74         $  1.56        $  1.72
                                         ======          =======        =======         =======        =======
Dividends per share (3)                  $  .40         $    .37        $   .36             .32            .24
                                         ======          =======        =======         =======        =======

Other Data(4)
Return on average assets before
  cumulative effect of a change in
  accounting principle                      .92%            .91%          1.11%           1.12%          1.23%
Return on average assets after
  cumulative effect of a change in
  accounting principle                      .92%            .91%          1.11%           1.12%          1.40%
Return on average equity before
  cumulative effect of a change in
  accounting principle                    13.67%           13.79%         17.52%          17.79%         19.05%
Return on average equity after
  cumulative effect of a change in
  accounting principle                    13.67%           13.79%         17.52%          17.79%         21.60%
Dividend payout ratio                     22.86%           23.42%         20.69%          20.51%         13.64%
Average shareholder's equity to
  average assets                           6.72%            6.56%          6.34%           6.31%          6.47%
Capital ratios:
  GAAP                                     6.74%            6.43%          6.64%           5.94%          6.56%
  Tangible and core (2)                    6.60%            6.45%          6.47%           6.69%          6.49%
  Risk-based (2)                          16.55%           16.84%         15.68%          15.65%         14.92%
Average interest rate spread               2.82%            3.07%          3.09%           3.42%          3.80%

                                                           At or for the Year Ended December 31,
                                          1997            1996            1995            1994           1993
                                                      (Dollars in thousands, except per share data)
Net yield on average interest-earning
  assets                                   3.05%            3.28%          3.29%           3.56%          3.94%
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities                            104.83%          104.55%        104.22%         103.61%        103.58%

General and administrative expense
  to average assets                        1.71%            1.84%          1.79%           1.75%          1.94%
Asset quality ratios:
  Non-performing loans to total loans      1.20%            1.22%          1.13%           1.64%          1.07%
  Non-performing assets to total assets     .78%             .83%           .75%           1.25%          1.26%
  Allowance for possible credit losses to
    non-performing assets                 85.84%           90.38%        104.52%          68.02%         60.01%
Full service banking offices at end
    of period                             10             10              10              8                8

------------------------------

(1) On January 23, 1995, two retail-banking offices located in Elmer and Newfield, New Jersey were acquired and, in connection therewith, assumed deposits of $15.9 million. On June 25, 1993, White Eagle Federal Savings Bank was acquired in a merger transaction accounted for as a pooling-of-interests.

(2) First Home Savings exceeds all required regulatory capital requirements. For additional information, see Note 15 of the Company's accompanying consolidated financial statements.

(3) First Home's book value, earnings per share and dividends per share have been adjusted to give effect to four-for-three stock splits effected in February 1993, February 1994 and February 1997. In addition, net income per share calculations have been restated to conform to Financial Accounting Statement 128 "Earnings Per Share."

(4) Based on average balances beginning in 1996. Prior years are based on month end balances where averages are indicated.

                   PRO FORMA COMBINED FINANCIAL INFORMATION

            The following tables set forth selected unaudited pro forma financial data reflecting the Merger (accounted for using the pooling of interests method of accounting). The unaudited pro forma combined financial statements also give effect to the acquisition by Sovereign of ML Bancorp which closed on February 27, 1998, and Sovereign's proposed acquisition of Carnegie Bancorp which is pending and considered probable of closing. See "RECENT DEVELOPMENTS."

      No assurance can be given that any of the transactions included in the following pro forma financial information not closed on the date of this Proxy Statement/Prospectus will be completed on the terms and conditions described herein.

      The pro forma financial information does not necessarily reflect what the actual results of Sovereign would be following completion of the transactions included in the following pro forma financial information.

      The pro forma information has been prepared based upon an Exchange Ratio of 1.705 shares of Sovereign Common Stock for each share of First Home Common Stock outstanding (the applicable Exchange Ratio assuming the Sovereign Market Value as of the Effective Date is equal to the Sovereign Market Value of $_____________ as of May __, 1998). The Exchange Ratio is subject to adjustment based on the actual Sovereign Market Value as of the Effective Date. See "THE MERGER - Terms of the Merger."

      Sovereign expects to achieve certain cost savings principally through the consolidation of certain back office and support functions and through elimination of redundant costs. No assurance can be given that any cost savings will be realized.
The pro forma information does not reflect any of these anticipated operating costs savings. See "THE MERGER -
Management and Operations After the Merger."

Pro Forma Combined Condensed Consolidated Balance Sheet As of
December 31, 1997

      The following unaudited pro forma combined condensed consolidated balance sheet information combines the historical consolidated balance sheets of Sovereign and First Home as of December 31, 1997. The Merger has been reflected as a pooling of interests. The pro forma combined condensed consolidated balance sheet also gives effect, as of December 31, 1997, (i) under the caption - Sovereign: to the acquisition, by Sovereign, of ML Bancorp (accounted for as a pooling of interests) and (ii) under the caption - "Sovereign - First Home - Carnegie Combined" to the Merger and the probable acquisition of Carnegie (accounted for as a pooling of interests). (The Merger and these closed and probable transactions are referred to collectively as the "Transactions.") This pro forma information should be read in conjunction with the historical consolidated financial statements of Sovereign and First Home, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus.
See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "RECENT
DEVELOPMENTS."

                       Pro Forma Combined Balance Sheet
                            As of December 31, 1997
                            (Dollars In thousands)



                                                                                          Sovereign
                                                                                          First Home
                                                                            Pro Forma     Carnegie
                               Sovereign       First Home       Carnegie    Adjustments    Combined
Cash and amounts due
  from depository
  institutions ......        $   233,645       $    6,182       $ 16,110        --        $   255,937
Investment and
  mortgage-backed
  securities ........          5,005,026          246,216        121,471        --          5,372,713
Loans ...............         11,067,153          279,902        287,745        --         11,634,800
Allowance for possible
  loan losses .......           (110,251)          (3,616)        (2,956)       --           (116,823)
Goodwill and other
  intangible assets .            125,816                -              -        --            125,816
Other assets ........            364,382            9,114          9,516        --            383,012

  Total assets ......        $16,685,771       $  537,798       $431,886        --        $17,655,455
                             ===========       ==========       ========     =========    ===========

Deposits ............        $ 8,913,275       $  326,043       $332,897        --        $ 9,572,215
Borrowings ..........          6,573,465          171,829         61,725        --          6,807,019
Other liabilities ...             97,130            2,541          2,040        --            101,711

  Total liabilities .         15,583,870          500,413        396,662        --         16,480,945

  Trust Preferred
   Securities .......            128,972              --            --          --            128,972

Preferred Stock......             96,276                -              -        --             96,276
Common Stock(1)......            472,780            8,923         33,245        --            514,948
Unallocated common
  stock held by ESOP.            (31,194)               -              -        --            (31,194)
Treasury Stock.......               (185)                                       --               (185)
Unrecognized gain on
  investments........             18,680              227             37        --             18,944
        and
Retained Earnings....            416,572           28,235          1,942        --            446,749

Total shareholders'
  equity ............            972,929           37,385         35,224        --          1,045,538
Total liabilities and
  shareholders'
  equity ............        $16,685,771       $  537,798       $431,886     $  --        $17,655,455
                             ===========       ==========       ========     =========    ===========

____________________________

      (1) Sovereign Common Stock has no par value; accordingly, amounts shown include surplus.

Pro Forma Unaudited Combined Condensed Statements of Income for the Years Ended December 31, 1997, 1996 and 1995

      The following unaudited pro forma combined condensed consolidated statements of income for the years ended
December 31, 1997, 1996, and 1995 give effect to the Transactions as if they had occurred on January 1, 1997, 1996 and 1995, respectively. The Transactions have been reflected as poolings of interests. This pro forma information should be read in conjunction with the historical consolidated financial statements of Sovereign and Carnegie, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus.
See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "Recent
Developments."

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                     (In thousands, except per share data)


                                                                                     Sovereign
                                                                                     First Home
                                                                                     Carnegie
                                   Sovereign       First Home       Carnegie          Combined

Interest income ............       $1,107,339     $   38,968       $   32,414        $1,178,721
Interest expense ...........          706,897         23,680           16,037           746,614
Net interest income ........          400,442         15,288           16,377           432,107
Provision for possible
  loan losses ..............           40,199            400              446            41,045
Net interest income after
  provision for possible
  loan losses ..............          360,243         14,888           15,931           391,062
Other non-interest income...           55,955          1,333            1,034            58,322
Non-interest expense .......          258,905          9,127           11,482           279,514
Income before taxes ........          157,293          7,094            5,483           169,870
Income taxes ...............           63,100          2,366            1,858            67,324
Net income .................       $   94,193     $    4,728       $    3,625        $  102,546
                                   ==========     ==========       ==========        ==========

Net income applicable to
   common stock ............       $   87,949     $    4,728       $    3,625        $   96,302
                                   ==========     ==========       ==========        ==========

Basic earnings per share ...       $     0.69     $     1.75       $     1.55        $     0.71
                                   ==========     ==========       ==========        ==========

Diluted earnings per share         $     0.65     $     1.72       $     1.42        $     0.66
                                   ==========     ==========       ==========        ==========
__________________________

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                     (In thousands, except per share data)


                                                                                     Sovereign
                                                                                     First Home
                                                                                     Carnegie
                                   Sovereign       First Home       Carnegie          Combined

Interest income ............       $  955,912     $   36,450       $   24,464        $1,016,826
Interest expense ...........          597,612         21,364           10,884           629,860
Net interest income ........          358,300         15,086           13,580           386,966
Provision for possible
  loan losses ..............           20,676            400            1,609            22,685
Net interest income after
  provision for possible
  loan losses ..............          337,624         14,686           11,971           364,281
Other non-interest income...           61,175          1,387            1,360            63,922
Non-interest expense .......          269,509         10,753           10,054           290,316
Income before taxes ........          129,290          5,320            3,277           137,887
Income taxes ...............           45,341          1,035            1,133            47,509
Net income .................       $   83,949     $    4,285       $    2,144        $   90,378
                                   ==========     ==========       ==========        ==========

Net income applicable to
   common stock ............       $   77,699     $    4,285       $    2,144        $   84,128
                                   ==========     ==========       ==========        ==========

Basic earnings per share ...       $     0.62     $     1.58       $     1.10        $     0.63
                                   ==========     ==========       ==========        ==========

Diluted earnings per share         $     0.59     $     1.57       $     1.00        $     0.60
                                   ==========     ==========       ==========        ==========
__________________________

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                     (In thousands, except per share data)

                                                                                     Sovereign
                                                                                     First Home
                                                                                     Carnegie
                                   Sovereign       First Home       Carnegie          Combined

Interest income ............       $  787,066     $   32,489       $   18,706        $  838,261
Interest expense ...........          491,047         18,972            8,464           518,483
Net interest income ........          296,019         13,517           10,242           319,778
Provision for possible
  loan losses ..............           12,150            600              369            13,119
Net interest income after
  provision for possible
  loan losses ..............          283,869         12,917            9,873           306,659
Other non-interest income...           40,106          2,307              744            43,157
Non-interest expense .......          184,319          7,853            7,724           199,896
Income before taxes ........          139,656          7,371            2,893           149,920
Income taxes ...............           47,626          2,660              765            51,051
Net income .................       $   92,030     $    4,711       $    2,128        $   98,869
                                   ==========     ==========       ==========        ==========

Net income applicable to
   common stock ............       $   87,342     $    4,711       $    2,128        $   94,181
                                   ==========     ==========       ==========        ==========

Basic earnings per share ...       $     0.68     $     1.74       $     1.11        $     0.69
                                   ==========     ==========       ==========        ==========

Diluted earnings per share .       $     0.65     $     1.74       $     1.08        $     0.66
                                   ==========     ==========       ==========        ==========
__________________________

                              THE SPECIAL MEETING

Date, Time and Place

            The Special Meeting will be held at the Holiday Inn, located at Exit 10, I-295, Pureland Industrial Complex,
Bridgeport, New Jersey, at 10:30 a.m. local time, on June 24,
1998.

Matters To Be Considered at the Special Meetings

            At the Special Meeting, holders of First Home Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the approval of the Adjournment Proposal. Shareholders may also consider such other matters as may properly be brought before the Special Meeting.

            The Board of Directors of First Home has (with all directors present), by unanimous vote, approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement and FOR approval of the Adjournment Proposal.

Votes Required

            The approval and adoption of the Merger Agreement and the approval of the Adjournment Proposal will each require the affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting.

            Each holder of shares of First Home Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record on each matter to be considered at the Special Meeting.

            The directors and executive officers of First Home have agreed to vote all shares of First Home Common Stock that they own on the Record Date for approval and adoption of the Merger Agreement. As of the Record Date, directors and executive officers of First Home and their affiliates beneficially owned and were entitled to vote 731,830 shares of First Home Common Stock, which represented approximately 26.4% of the shares of First Home Common Stock outstanding on the Record Date.
Management of First Home is not aware of any person or entity owning 5% or more of the outstanding shares of First Home Common Stock as of the Record Date, except for (1) 161,387 shares of First Home Common Stock (approximately 6.0% of outstanding shares) held of record by the First Home ESOP, (2) 135,632 shares of First Home Common Stock (approximately 5.0% of outstanding shares) reported as beneficially owned by Wellington Management Company, LLP and (3) 225,576 shares, including options of First Home Common Stock (approximately 8.3% of outstanding shares) reported as beneficially owned by Rodger D. Shay, a director of First Home, and his wife, Grace D. Shay. The First Home ESOP has voting power with respect to 158,378 shares of First Home Common Stock held by the First Home ESOP only if voting of these shares is not directed by the participants of the ESOP.

Voting of Proxies

            Shares represented by all properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified therein by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted in favor of the Merger Agreement and in favor of the Adjournment Proposal.

            First Home intends to count shares of First Home Common Stock present in person at the Special Meeting but not voting, and shares of First Home Common Stock for which it had received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business.

            Under New Jersey Law, First Home's Certificate of Incorporation and the rules of the NASDAQ Marketplace Rules applicable to First Home, the affirmative vote of a majority of votes cast in person or by proxy at the Special Meeting is required to approve the Merger Agreement and the First Home Adjournment Proposal. Abstentions and broker non-votes relating to shares of First Home Common Stock will not constitute or be counted as votes "cast" for purposes of the Special Meeting.

            It is not expected that any matter other than those referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Revocability of Proxies

            The grant of a proxy on the enclosed First Home form does not preclude a First Home shareholder from voting in person. A First Home shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of First Home a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the Special Meeting and voting in person at such Meeting. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

Record Date; Stock Entitled to Vote; Quorum

            Only holders of record of First Home Common Stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, 2,708,426 shares of First Home Common Stock were issued and outstanding and held by approximately 950 holders of record.

            Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the First Home Record Date must be represented in person or by proxy at the First Home Special Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement and the Adjournment Proposal at the Special Meeting.

Solicitation of Proxies

            First Home will bear the cost of the solicitation of proxies from its shareholders. Sovereign and First Home will share equally the cost of printing this Proxy Statement/ Prospectus and, under the Merger Agreement, Sovereign has agreed to bear the expense of the proxy solicitor engaged by First Home at Sovereign's request. In addition to solicitation by mail, the directors, officers and employees of First Home and its subsidiaries may solicit proxies from shareholders by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and First Home will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

            FIRST HOME SHAREHOLDERS SHOULD NOT SEND STOCK
CERTIFICATES WITH THEIR PROXY CARDS.  AS DESCRIBED BELOW UNDER
THE CAPTION "THE MERGER -- EXCHANGE OF FIRST HOME STOCK
CERTIFICATES," EACH FIRST HOME SHAREHOLDER WILL BE PROVIDED WITH
MATERIALS FOR EXCHANGING SHARES OF FIRST HOME COMMON STOCK AS
PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE.

                                  THE MERGER

Background of and Reasons for the Merger; Recommendations of the Board of Directors

            Background of the Merger

            In connection with its normal strategic planning process, First Home continuously reviewed its strategic business alternatives, devoting particular attention to the continuing consolidation and increasing competition in the banking and financial services industries in the Mid-Atlantic regional market and New Jersey in particular. The Mid-Atlantic regional market is home to several large, aggressive regional commercial banking entities, and the banking market in New Jersey in particular has been subject to significant consolidation in recent years. As a result, competition in the local banking and financial services industries has intensified, especially for smaller institutions like First Home.

            As part of the normal planning process, beginning in May 1991, First Home's Board of Directors periodically consulted with RP Financial and other advisors regarding current market and operating conditions for financial institutions. From time to time, First Home's Board of Directors requested that RP Financial provide assistance in evaluating First Home's then-current strategic plan, with the objective of evaluating the merits of remaining independent versus pursuing a strategic merger transaction or sale of First Home. On this specific issue, RP Financial met with First Home's Board of Directors on
September 26, 1994 to present an analysis of the strategic plan beginning in June 1994; and met on October 23, 1995 to present an analysis of the strategic plan beginning in June 1995. In these meetings, First Home's Board of Directors sought to evaluate whether or not the proposed strategic plan provided sufficient shareholder value, on a present value basis, to warrant remaining independent. After considering the RP Financial analyses and other relevant factors, First Home's Board of Directors concluded that the proposed strategic plans beginning in June 1994 and June 1995, respectively, warranted remaining independent. First Home's Board of Directors again retained RP Financial in late 1996 to provide strategic planning assistance, including an overview of the market for bank and thrift mergers, an assessment of First Home's then current strategic business plan, and a preliminary estimate of First Home's market value were it to pursue a strategic merger transaction. On January 27, 1997, RP Financial presented to First Home's Board of Directors the results of its analysis, including an assessment of First Home's then current strategic plan and a preliminary estimate of First Home's merger value. On the basis of this analysis, First Home's Board of Directors authorized executive management and RP Financial to further refine First Home's strategic plan, specifically quantifying the potential shareholder value that could be anticipated to be created under a stand-alone business plan. On February 24, 1997, at a meeting of First Home's Board of Directors, RP Financial reviewed the strategic planning analysis, including a description of the alternative stand-alone business strategies available to First Home, a quantification of the potential shareholder value that could be anticipated under each scenario, and a risk analysis of the alternative strategies. At this meeting, First Home's Board of Directors authorized RP Financial to initiate, in conjunction with the ongoing planning efforts, a limited market review to ascertain the level of interest in a potential business combination that would enable First Home to, among other things, retain its name, maintain a degree of independence, preserve its community banking presence in its markets and retain autonomy over internal operations (the "community banking strategy"). In late March 1997, RP Financial contacted five (5) institutions that were believed to have an interest in expanding through community bank mergers. Of the institutions contacted, two initially provided preliminary verbal expressions of interest. After providing further information and conducting more detailed discussions, one institution ("Interested BHC #1") indicated preliminary transaction terms, including corporate structure and form and amount of merger consideration, which First Home's Board of Directors concluded were sufficiently attractive to warrant further consideration.
In late April 1997, First Home, RP Financial, and Interested
BHC #1 exchanged detailed due diligence materials, conducted on-site due diligence and continued to negotiate the potential transaction terms. After conducting on-site due diligence, Interested BHC #1 revised its expression of interest by reducing the aggregate amount of merger consideration and materially revising certain of the other potential transaction terms. After consultations with RP Financial, First Home's Board of Directors considered the revised level of merger consideration being offered by Interested BHC #1 to be insufficient relative to First Home's prospects under its stand-alone business plan. In early May 1997, First Home's Board of Directors requested that
RP Financial terminate discussions with Interested BHC #1, opting to remain independent at that time and pursue its stand-alone business plan.

            Periodically during the summer of 1997, at the request of First Home's Board of Directors, RP Financial provided verbal updates to First Home's Board of Directors on trends in the market for bank and thrift mergers. Also during this time period, executive management of First Home revised the stand-alone business plan to reflect additional costs anticipated to remain competitive in the future. The revisions to the stand-alone business plan included additional costs to consolidate operations in a single facility, upgrading peripheral computer systems (hardware and software), additional costs for training branch personnel, additional costs for staffing new management positions, and the costs of developing and implementing new products and services. At a meeting on September 18, 1997, First Home's Board of Directors met with RP Financial to review First Home's strategic options, particularly in light of the continued strong prices associated with bank and thrift combinations and First Home's revised stand-alone business plan which reflected the anticipated costs to be incurred were First Home to remain independent. At that meeting, First Home's Board of Directors authorized RP Financial to initiate, in conjunction with the ongoing planning efforts, a second market review to ascertain the level of interest in a potential business combination with First Home, without regard to preserving First Home's community banking strategy. In October and November 1997, RP Financial formally and informally contacted fifteen (15) institutions that were believed to have an interest in expansion within First Home's market area and had sufficient financial resources to complete such a business combination. Nine (9) of the institutions contacted executed formal confidentiality agreements and reviewed detailed financial data. After providing further information and conducting more detailed discussions, two institutions (Sovereign and "Interested BHC #2") indicated preliminary expressions of interest in pursuing a business combination with First Home. Based on several factors, including the form and amount of consideration indicated, the relative market capitalization and liquidity in the shares to be exchanged, and other financial and non-financial considerations, First Home's Board of Directors authorized executive management to continue negotiating with Sovereign in an effort to ascertain whether or not mutually agreeable merger terms could be reached.

            During November and early December 1997, at the direction of First Home's Board of Directors, executive management of First Home and RP Financial continued to discuss with representatives of Sovereign the financial and other terms of a Merger, including the form and amount of consideration to be offered, the Exchange Ratio, the treatment of First Home stock options, the termination provisions, and issues relating to the management and operations of First Home following the Merger. During this period, First Home, its legal counsel and RP Financial conducted a due diligence analysis of Sovereign and Sovereign conducted a due diligence analysis with respect to First Home. During this period, the form and amount of consideration and the Exchange Ratio was determined on the basis of arms-length-negotiations between First Home's representatives and RP Financial and the Sovereign representatives.

            On December 15, 1997, at a meeting of First Home's Board of Directors, executive management of First Home reviewed with First Home's Board of Directors the details of the aforementioned negotiations, and the benefits of the Merger; First Home's legal counsel reviewed the terms of the Merger Agreement, related agreements and the transactions contemplated thereby; and RP Financial made a presentation regarding the financial terms of the Merger Agreement and the fairness, from a financial point of view, of the Merger Consideration to holders of First Home Common Stock. After a discussion and consideration of the factors discussed below under "The Merger-Reasons for the Merger; Recommendation of the First Home Board of Directors", First Home's Board of Directors authorized management to continue to negotiate with Sovereign and authorized execution of the Merger Agreement, subject to agreement on certain terms and conditions relating to the Merger Agreement. On December 18, 1997, executive management of First Home, First Home's legal advisors and RP Financial successfully completed their negotiations, satisfying the Board of Directors' conditions. The Merger Agreement was entered into on December 18, 1997.

            Reasons for the Merger

            In reaching its determination that the Merger and the Merger Agreement are fair to, and in the best interest of, First Home and its shareholders, the Board of Directors of First Home consulted with its outside financial and legal advisors as well as First Home's management, and evaluated the financial, legal and market conditions bearing on its determination. The terms of the Merger, including the price, were the result of arm's length negotiations between representatives of First Home and Sovereign. In reaching its determination that the Merger and the Merger Agreement are fair to, and in the best interest of, First Home and its shareholders, the Board of Directors considered a number of factors, both from a short and long-term perspective, including but not limited to the following:

                  (i) the Board of Directors' belief that in the rapidly changing and increasingly competitive market for financial services, First Home can compete more effectively as part of a larger banking organization which has greater resources and a wider range of product offerings and services than those presently offered by First Home;

                  (ii) the Board of Directors' further belief that through the Merger it can better maximize shareholder return by affiliating with a larger, more diversified financial institution. In light of market forces experienced over the last couple of years, First Home has found it increasingly difficult to grow through the acquisition of other financial institutions and branches. It appears that competing acquirors which have higher capitalizations and greater stock liquidity have shown a greater ability to pay than has First Home. Accordingly, this avenue of expansion has not proven to be realistically available to First Home;

                  (iii) the liquidity provided by Sovereign Common Stock is significantly greater, compared to the liquidity of First Home's Common Stock;

                  (iv) the familiarity of the Board of Directors with First Home's business, financial condition, results of operation, management, strategic plans and alternatives, future prospects, including but not limited to, its potential growth, development, productivity and profitability, opportunities for expansion and the business risks associated therewith;

                  (v)  the pro forma financial information,
including the pro forma book value and earnings per share;

                  (vi)  a comparison of the value of the
consideration proposed to be paid in the Merger to that of comparable thrift mergers;

                  (vii) the historical trading prices for Sovereign Common Stock and First Home Common Stock;

                  (viii) First Home's alternatives to the Merger, including the range of possible values of those alternatives and the timing and likelihood of actually receiving those values;

                  (ix)  the expectation that the Merger would
provide stockholders of First Home with an opportunity to receive a premium over the market and book value of First Home Common Stock and that the consideration received by First Home shareholders in the Merger would constitute a favorable premium compared to expected future values of First Home Common Stock, based upon a variety of circumstances and assumptions;

                  (x)  the compatibility of the business and
management philosophies of Sovereign and First Home;

                  (xi) the current and prospective environment in which First Home operates, including national and local economic conditions, the competitive environment for financial institutions generally, the regulatory burden on financial institutions and the trend towards consolidation in the financial services industry, particularly in First Home's market area.

                  (xii)  information concerning the business,
operations, asset quality, reputation, completed bank acquisition transactions, the perceptions of Sovereign by the investment community as expressed in research reports, future prospects of Sovereign and the recent performance of Sovereign Common Stock;

                  (xiii)  the oral and written presentations and
written opinions, of First Home's financial advisor, RP
Financial, that the consideration is fair to the holders of First
Home Common Stock from a financial point of view and discussions with legal counsel;

                  (xiv) the Board of Directors' belief that the terms of the proposed Merger and Merger Agreement with Sovereign would allow First Home shareholders to receive Sovereign Common Stock in the Merger, thus permitting shareholders to defer any tax liability associated with the increase in the value of their stock as a result of the Merger, and to become shareholders of Sovereign, a company with strong operations, management, earnings performance and stock liquidity; and

                  (xv)  since Sovereign shares First Home's
philosophy of community banking, it is contemplated that after the Merger the combined entity's branch offices will maintain their community orientation. Therefore, the Board of Directors of First Home believes that the Merger should enhance the ability of the combined entity to be more competitive and to better satisfy the needs of First Home's customer base.

            Recommendation of the First Home Board of Directors

            The Board of Directors of First Home believes that the terms of the Merger are fair to, and in the best interests of, First Home and its shareholders and has unanimously approved the Merger Agreement. The Board of Directors of First Home unanimously recommends that the shareholders of First Home approve the Merger Agreement.

Terms of the Merger

            Upon completion of the Merger, the separate legal existence of First Home will cease. All property, rights, powers, duties, obligations, debts and liabilities of First Home will automatically be taken and deemed to be transferred to and vested in Sovereign, in accordance with the requirements of Pennsylvania and New Jersey law. Sovereign, as the surviving corporation, will be governed by the Articles of Incorporation and Bylaws of Sovereign in effect immediately prior to completion of the Merger. The directors and executive officers of Sovereign prior to the Merger will continue, in their respective capacities, as the directors and executive officers of Sovereign after the Merger.

            Upon completion of the Merger, each outstanding share of First Home Common Stock (other than Excluded Shares) will be automatically converted into, and become a right to receive, such number of shares of Sovereign Common Stock as shall equal $31.25 divided by the average of the mean between closing high bid and low asked prices of a share of Sovereign Common Stock (as reported on the Nasdaq Stock Market National Market) for the 15 consecutive trading days immediately preceding the Effective Date (the "Sovereign Market Value"), provided that such Sovereign Market Value as of the Effective Date is greater than or equal to $15.00 per share and less than or equal to $18.33 per share. If, however, the Sovereign Market Value as of the Effective Date is less than $15.00 per share or greater than $18.33 per share, shareholders of First Home will be entitled to receive a fixed number of shares of Sovereign Common Stock as described in the following paragraphs:

            If, as of the Effective Date, the Sovereign Market Value is less than $15.00 per share, each outstanding share of First Home Common Stock (other than Excluded Shares) will be converted into and become a right to receive 2.083 shares of Sovereign Common Stock.

            If, as of the Effective Date, the Sovereign Market Value is greater than $18.33 per share, each outstanding share of First Home Common Stock (other than Excluded Shares) will be converted into and become a right to receive 1.705 shares of Sovereign Common Stock.

            In addition, in the event that First Home elects to terminate the Merger Agreement as a result of a decline in the Sovereign Market Value as of the date immediately preceding the Effective Date to less than $11.25, Sovereign can override such election by increasing the number of shares issuable in exchange for each share of First Home Common Stock from 2.083 shares to such number of shares of Sovereign Common Stock as shall have an aggregate value of $23.44 based on the Sovereign Market Value as of the date immediately preceding the Effective Date. See "THE MERGER -- Termination; Effect of Termination."

            The number of shares of Sovereign Common Stock issuable in exchange for shares of First Home Common Stock (as finally determined, the "Exchange Ratio") accounts for the Stock Split. Further adjustments will be made to prevent dilution in the event of additional stock splits, reclassifications or other similar events.

            Shareholders of First Home will receive cash in lieu of fractional shares of Sovereign Common Stock. See " -- Exchange of First Home Stock Certificates" herein.

            As of the Record Date, directors and executive officers of First Home and/or First Home Savings have been granted options to purchase 113,694 shares of First Home Common Stock (the "Management Options"). On the Effective Date, each Management Option, whether or not such Management Option is exercisable on the Effective Date, will cease to be outstanding and will be converted on the Effective Date into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of First Home Common Stock covered by the Management Option multiplied by the Exchange Ratio, at an exercise price equal to the present stated exercise price of such option divided by the Exchange Ratio. Shares issuable upon the exercise of such options to acquire Sovereign Common Stock will be issuable in accordance with the terms of the respective plans and grant agreements of First Home under which they were issued.

            The Sovereign Common Stock and cash to be received by the holders of First Home Common Stock (including the holders of options to acquire First Home Common Stock) in exchange for each share (other than Excluded Shares) of First Home Common Stock (including shares subject to options) are referred to herein as the "Merger Consideration."

Opinion of First Home's Financial Advisor

            First Home's Board of Directors retained RP Financial in November 1997 to provide certain financial advisory and investment banking services to First Home in conjunction with the Merger, including the rendering of an opinion with respect to the fairness of the Merger Consideration from a financial point of view to holders of First Home Common Stock. In requesting RP Financial's advice and opinion, First Home's Board of Directors did not give any special instructions to, or impose any limitations upon the scope of the investigation which RP Financial might wish to conduct to enable it to give its opinion. RP Financial was selected by First Home to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes including its expertise in connection with mergers and acquisitions of savings and loans, savings banks, and savings and loan holding companies.

            On December 15, 1997, at the meeting in which First Home's Board of Directors reviewed the Merger Agreement and the transactions contemplated thereby, RP Financial rendered its opinion to First Home's Board of Directors that, as of such date, the Merger Consideration was fair to holders of First Home Common Stock from a financial point of view. The opinion was first updated as of December 18, 1997, the date at which the Board of Directors approved and adopted the Merger Agreement. The opinion was subsequently updated as of the date of this Proxy Statement/ Prospectus to reflect financial results through December 31, 1997. In connection with its opinion dated as the date of this Proxy Statement/Prospectus, RP Financial also confirmed the appropriateness of its reliance on the analysis used to render its December 18, 1997 opinion by performing procedures to confirm the appropriateness of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

            The full text of the opinion of RP Financial, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of First Home Common Stock are urged to read the opinion in its entirety.

            THE OPINION OF RP FINANCIAL IS DIRECTED TO FIRST HOME'S BOARD OF DIRECTORS IN ITS CONSIDERATION OF THE MERGER
CONSIDERATION AS DESCRIBED IN THE MERGER AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF FIRST HOME AS
TO ANY ACTION THAT SUCH SHAREHOLDER SHOULD TAKE IN CONNECTION
WITH THE MERGER AGREEMENT, OR OTHERWISE.  IT IS FURTHER
UNDERSTOOD THAT THE OPINION OF RP FINANCIAL IS BASED ON MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING ON THE DATE HEREOF.

            The opinion states that RP Financial reviewed the following material: (1) the Merger Agreement; (2) this draft of the Proxy Statement/Prospectus and related Annexes included in the Form S-4 Registration Statement filed with the SEC on April 20, 1998; (3) financial and other information for First Home, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended December 31, 1994 through 1997, (b) Form 10-K as of December 31, 1997, (c) shareholder, regulatory and internal financial and other reports through December 31, 1997, (d) the two most recent proxy statements for First Home, (e) internal budgets, financial projections and earnings per share forecasts prepared by management, and (f) First Home's management comments regarding past and current business, operations, financial condition, and future prospects; and (3) financial and other information for Sovereign including: (a) audited financial statements for the fiscal years ended December 31, 1994 through 1997, incorporated in Annual Reports to shareholders and Form 10-Ks, (b) interim results and developments through May __, 1998, including regulatory filings and press releases,
(c) regulatory and internal financial and other reports through December 31, 1997, (d) internal budgets and financial projections prepared by management of Sovereign and third parties, inclusive of the anticipated pro forma impact of recent previously announced merger transactions, (e) Sovereign's management comments regarding past and current business, operations, financial condition, and future prospects, and (f) analysts' reports.

            In addition, RP Financial stated that it reviewed financial, operational, market area and stock price and trading characteristics for First Home and Sovereign relative to publicly-traded savings institutions with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for First Home and Sovereign and the public perception of the thrift industry. In rendering its opinion, RP Financial stated that it relied, without independent verification, on the accuracy and completeness of the information concerning First Home and Sovereign furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. RP Financial stated that First Home and Sovereign did not restrict RP Financial as to the material it was permitted to review. The opinion further states that RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of First Home or Sovereign. RP Financial further indicated that the financial forecasts and budgets reviewed by RP Financial were prepared by the managements of First Home and Sovereign; that neither First Home nor Sovereign publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the Merger; and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, RP Financial cautioned that actual results could vary significantly from those set forth in such financial forecasts.

            In connection with rendering its opinion dated December 18, 1997 and updated as of the date of this Proxy Statement/Prospectus, RP Financial performed a variety of analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RP Financial stated that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial made numerous assumptions with respect to industry performance, business and economic conditions, applicable laws and regulations, and other matters, many of which are beyond the control of First Home. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. No company or transaction utilized in RP Financial's analyses was identical to First Home, Sovereign or the Merger. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

            The following is a summary of the material financial analyses performed by RP Financial in connection with providing its opinion of December 18, 1997 and updated as of the date of this Proxy Statement/Prospectus.

                  (a) Transaction Summary. RP Financial summarized the terms of the Merger, including the conversion of each share of First Home Common Stock into the right to receive Sovereign
Common Stock pursuant to the Exchange Ratio. RP Financial also summarized the formula for calculating the Exchange Ratio, the treatment of the outstanding options to acquire First Home Common Stock, the termination provisions incorporated in the Merger Agreement, and the pricing ratios indicated by the Merger Consideration relative to the tangible book value, historical earnings, projected earnings, assets and deposits of First Home.

                  (b) Comparable Transactions Analysis. In this analysis, RP Financial conducted an evaluation of the financial terms, financial and operating condition and market area of recent business combinations among comparable thrift institutions both pending and completed. In conjunction with its analysis, RP Financial considered the multiples of tangible-book value, earnings and asset size implied by the terms in such completed and pending transactions involving selling companies whose financial characteristics were comparable to those of First Home including two comparable groups: (1) companies operating in the MidAtlantic region with total assets between $250 million and $750 million, companies operating in New Jersey with assets between $100 million and $3 billion, and completed/announced transactions since 1996, representing a total of seven transactions ("Comparable Group #1"); and (2) companies operating throughout the U.S. with total assets between $250 million and $750 million, equity-to-assets ratios of less than 10%, reporting positive net income, completed/announced transactions during 1997 and 1998, and excluding transactions considered to be merger of equals transactions where no control premium was paid by either merging party ("Comparable Group #2"). The median tangible price-to-book value ratios indicated by Comparable Group #1 and Comparable Group #2 were 169% and 196%, respectively, versus a tangible price-to-book value ratio of approximately 225%
indicated by the Merger Consideration based on December 31, 1997 financial data adjusted to reflect the full dilutive impact of stock options. The median price-to-assets ratios indicated by the Comparable Group #1 and Comparable Group #2 were 14.3% and 15.2%, respectively, versus a price-to-assets ratio of approximately 16.4% indicated by the Merger Consideration based on December 31, 1997 financial data adjusted to reflect the impact of stock options. The median price-to-earnings multiples indicated by the Comparable Group #1 and Comparable Group #2 were
15.6 times and 18.2 times, respectively, based on trailing twelve month earnings (with trailing twelve month earnings and price-to-earnings multiples adjusted to eliminate the impact of the one time SAIF assessment where applicable), versus a price-to-earnings multiple of approximately 18.6 times indicated by the Merger Consideration relative to First Home's December 31, 1997 trailing twelve month earnings. The pricing ratios based on tangible book value, assets and trailing twelve month earnings indicated by the Merger Consideration were comparable to or exceeded the median pricing ratios indicated by the Comparable Group #1 and #2, which RP Financial cited in support of its fairness conclusions.

                  (c) Discounted Cash Flow Analysis. RP Financial prepared several discounted cash flow ("DCF") analyses, all of which incorporated a five year financial projection and cash flow analysis to shareholders. The DCF analyses incorporated several specific factors reflecting the operating environment of First
Home on a stand-alone basis, including growth prospects in the local market, the level of competition from other financial institutions, and future earnings estimates for First Home under a stand-alone business plan reflective of expenses that First
Home anticipated to be incurred to remain competitive and without the benefits of the Merger. The projections of future cash flows to shareholders included the continued payment of cash dividends during interim years and the receipt of consideration at the end of five years of operations, assuming a terminal value for First Home Common Stock equal to an assumed merger value. The merger value reflected an estimate of the price that could be received for First Home Common Stock assuming First Home's Board of
Directors sought to pursue a merger transaction at the end of five years, including an orderly marketing of First Home to potential merger partners and receipt of a control premium by the holders of First Home Common Stock. In the "base case" operating scenario, the projections of future cash flows assumed continued payment of cash dividends, asset growth of 10.0% annually, a return on average assets ranging from 0.76% of average assets to 0.83% of average assets, and realization of a terminal value at the end of five years of operations equal to 190% of book value per share (assumed to be the "current market merger value," based on comparable group transaction data). The cash flow represented by the dividends and terminal value was discounted to present value using a discount rate of 10%. The "base case" DCF analysis indicated a present value to stockholders of $26.56 per share (assuming a current market merger value of 190% of book value).
In addition to the "base case" operating scenario, RP Financial prepared DCF analyses assuming different operating scenarios.
Under the conservative operating scenario, in which earnings were projected at 90% of the "base case", the DCF analysis indicated a present value to stockholders of $25.45 per share. Under the aggressive operating scenario, in which earnings were projected at 110% of the "base case", the DCF analysis indicated a present value to stockholders of $27.68 per share. Assuming a terminal value of 220% of book value per share (the "aggressive merger value"), the DCF analysis indicated a present value to stockholders of $30.52 per share, $29.23 per share, and $31.81 per share, respectively, under the "base case", the conservative operating scenario, and the aggressive operating scenario. RP Financial concluded that, since the Merger Consideration exceeded the present value of future cash flows accruing to holders of First Home Common Stock under all scenarios assuming the current market merger value and approximated or exceeded the present value calculations under most scenarios assuming the aggressive merger value, the DCF analyses supported its fairness conclusions.

                  (d) Impact Analysis. RP Financial evaluated the projected financial impact of the Merger on the balance sheet, income statement and per share financial measures of First Home.
RP Financial's analysis considered the financial condition and operations of First Home and Sovereign at December 31, 1997 and the pro forma impact of the Merger. The figures utilized for Sovereign reflect the pro forma impact of the acquisition of ML Bancorp. RP Financial calculated the impact analysis at two price levels for the Sovereign Common Stock: (1) the upper limit, at which the holders of First Home Common Stock would receive approximately 1.705 shares of Sovereign Common Stock pursuant to the Exchange Ratio formula; and (2) the lower limit, at which the holders of First Home Common Stock would receive approximately
2.083 shares of Sovereign Common Stock pursuant to the Exchange Ratio formula. At any point between the upper and lower limits, RP Financial estimated that holders of First Home Common Stock would realize accretion in market value of approximately 9 percent, which represents the difference between the Merger Consideration and the most recent trading price for First Home Common Stock prior to execution of the Agreement. RP Financial estimated that holders of First Home Common Stock would incur dilution of 27 percent and 12 percent in tangible book value per share at the upper and lower limits, respectively. RP Financial further estimated that holders of First Home Common Stock would realize accretion of 7 percent and 30 percent in projected earnings per share at the upper and lower limits, respectively, and would realize dilution of 73 percent and 65 percent, respectively, in dividends per share at the upper and lower limits. The holders of First Home Common Stock would enjoy a stronger return on equity (ROE), on a pro forma basis, relative to stand-alone operations. RP Financial considered both the impact of the Merger on the overall financial measures of First
Home as well as the impact of the Merger on the per share financial measures of First Home in support of the fairness issue.

            In addition to these financial analyses, RP Financial considered several other considerations in its fairness conclusions. Such other financial considerations included the greater market capitalization of the merged company relative to First Home on a stand-alone basis; the significantly greater liquidity in the shares relative to the shares of First Home Common Stock without the Merger; the likelihood of greater potential stock price appreciation in the Sovereign Common Stock relative to the shares of First Home Common Stock without the Merger; the potential benefits to First Home of the greater geographic and operating diversification of the merged company relative to First Home on a stand-alone basis; and the potential recovery resulting from Sovereign's supervisory goodwill claim against the United States Government.

            On the basis of these analyses and other considerations, RP Financial concluded that the Merger Consideration, as described in the Merger Agreement, is fair to the shareholders of First Home from a financial point of view.
As described above, RP Financial's opinion and presentation to First Home's Board of Directors was one of many factors taken into consideration by First Home's Board of Directors in making its determination to approve the Merger Agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to First Home's Board of Directors, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified, in its entirety, by reference to the written opinion of RP Financial set forth as Annex C hereto, which First Home shareholders are urged to read in its entirety.

            Pursuant to a letter dated November 12, 1997 (the "RP Financial Engagement Letter"), RP Financial estimates that it will receive from First Home total fees of $175,000, of which $115,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, First Home has agreed to indemnify RP Financial against certain liabilities, including liabilities under the federal securities laws.

Effective Date of the Merger

            Under the Merger Agreement, the Effective Date, which under the Merger Agreement is the same as the Closing Date, is the date determined by Sovereign, in its sole discretion, upon five days prior written notice to First Home, but in no event will the Effective Date be later than 30 days after (i) all required regulatory approvals for the Merger have been obtained and (ii) all actions required to be taken by First Home and Sovereign to authorize the Merger and the Bank Merger shall have been duly and validly taken, or such other date as Sovereign and First Home may agree. The parties presently expect that the Effective Date will occur on or about June __, 1998. See
" -- Conditions to the Merger" herein.

            On or prior to the Effective Date, Articles of Merger between Sovereign and First Home will be filed with the Pennsylvania Department of State and the New Jersey Secretary of State, and each such document will set forth the Effective Date. The Merger Agreement may be terminated at any time prior to the Effective Date by mutual consent of Sovereign and First Home or by either party if (i) the other party breaches, in any material respect, any material covenant or undertaking, representation or warranty contained in the Merger Agreement which results in a Material Adverse Effect (as defined in the Merger Agreement; see "THE MERGER -- Termination; Effect of Termination") on the non-breaching party, and such breach has not been substantially cured by the earlier of 30 days after the date written notice of such breach was given to such party committing the breach or the Effective Date, (ii) the Closing Date shall not have occurred by July 31, 1998 or (iii) either party receives a final unappealable administrative order from a regulatory authority that the necessary approval will not be granted unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe any agreements required to be performed by such party by the Closing Date or in the case of Sovereign, such approval will not be granted without the imposition of a condition which would have a material adverse effect on Sovereign. See " -- Termination; Effect of Termination."

            In addition, the Merger Agreement may be terminated by First Home on the Closing Date if the Sovereign Market Value as of the Closing Date is less than $11.25 (as adjusted for the Stock Split). Notwithstanding First Home's right to terminate the Merger Agreement, as a result of the foregoing, Sovereign may override First Home's election to terminate by increasing the applicable Exchange Ratio to equal the quotient obtained by dividing $23.44 by the Sovereign Market Value as of the Closing Date. There can be no assurance that First Home would exercise its right to terminate the Merger Agreement if a Termination
Event (i.e., the conditions described above) exists, and if First Home does elect to so terminate the Merger Agreement, there can be no assurance that Sovereign will elect to increase the applicable Exchange Ratio as provided in the Merger Agreement and as illustrated below.

            Certain possible effects of the above provisions of the Exchange Ratio may be illustrated by the following two scenarios:

            (1)   If the Sovereign Market Value as of the Closing
      Date is not less than $11.25 (as adjusted for the Stock
      Split), there would be no Termination Event and no adjustment to the applicable Exchange Ratio.

            (2) If the Sovereign Market Value on the Closing Date is less than $11.25, there would be a Termination Event and the First Home Board of Directors could, at its sole option, elect to terminate the Merger Agreement; provided that Sovereign could, at its sole option, override such termination by electing to increase the Exchange Ratio to equal the quotient obtained by dividing $23.44 by the Sovereign Market Value as of the Determination Date.

            The above scenarios are for illustrative purposes only and are not intended to, and do not, reflect the value of the Sovereign Common Stock that may actually be received by holders of First Home Common Stock in the Merger, nor do they reflect all possible termination/increase scenarios.

Exchange of First Home Stock Certificates

            The conversion of First Home Common Stock into Sovereign Common Stock will occur automatically at the Effective Date. As soon as practicable after the Effective Date, Sovereign, or a bank or trust company designated by Sovereign, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each First Home shareholder of record. The transmittal form will contain instructions with respect to the surrender of certificates representing First Home Common Stock to be exchanged for Sovereign Common Stock. Under the Merger Agreement, certificates representing shares of Sovereign Common Stock and checks for cash in lieu of fractional shares must be mailed to former shareholders of First Home as soon as reasonably possible but in no event later than 15 business days following the receipt of certificates representing former shares of First Home Common Stock (except in the case of share certificates containing a restrictive legend or with respect to which stop transfer instructions pertain) duly endorsed.

            FIRST HOME SHAREHOLDERS SHOULD NOT FORWARD FIRST HOME
STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED
TRANSMITTAL FORMS.  FIRST HOME SHAREHOLDERS SHOULD NOT RETURN
STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

            Until the certificates representing First Home Common Stock are surrendered for exchange after completion of the Merger, holders of such certificates will not receive, and will not be paid dividends on, the Sovereign Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of First Home Common Stock outstanding at the Effective Date (other than Excluded Shares) will be deemed to evidence ownership of and the right to receive the shares of Sovereign Common Stock (and cash in lieu of fractional shares) into which those shares have been converted by virtue of the Merger. Neither Sovereign nor First Home will be liable to any holder of shares of First Home Common Stock for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

            All shares of Sovereign Common Stock issued upon conversion of shares of First Home Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of First Home Common Stock, subject, however, to Sovereign's obligation to pay any dividends or make any other distributions with a record date on or prior to the Effective Date, which may have been declared or made by First Home on such shares of First Home Common Stock in accordance with the Merger Agreement and which remain unpaid at the Effective Date.

            No fractional shares of Sovereign Common Stock will be issued to any shareholder of First Home upon completion of the Merger. For each fractional share that would otherwise be issued, Sovereign will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Sovereign Market Value.

Conditions to the Merger

            The obligations of Sovereign and First Home to effect the Merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

                  (a) all necessary governmental approvals for the Merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the Merger shall have expired (see " -- Regulatory Approvals" herein);

                  (b) all representations and warranties made by Sovereign and First Home in the Merger Agreement shall be true and correct as of the Effective Date (see " -- Representations and Warranties" herein);

                  (c) all obligations and covenants required of First Home and Sovereign in the Merger Agreement shall have been duly performed and complied with in all respects (see
" -- Business Pending the Merger" herein);

                  (d) there shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the Merger Agreement;

                  (e) there shall have been delivered to each of Sovereign and First Home an opinion of counsel that, among other things, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (see " -- Certain Federal Income Tax Consequences"); and

                  (f)   there shall not have been any material
adverse effect on the consolidated assets, financial condition or results of operations of the other since September 30, 1997, except for any material adverse effect caused by (i) any change in the value of the respective investment portfolios of Sovereign or First Home resulting from a change in interest rates generally, (ii) any change occurring after the date of the Agreement in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (iii) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger) incurred in connection with the Merger Agreement and the transactions contemplated thereby, (iv) actions or omissions of Sovereign or First Home (or any of their subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated under the Merger Agreement, and
(v) any effect with respect to Sovereign or First Home caused, in whole or in substantial part, by the other party (a "Material Adverse Effect").

            In addition, Sovereign's obligation to effect the Merger is subject to, among others, the following additional conditions:

                  (a) Sovereign shall have received an opinion from its independent certified public accountant that the Merger will be treated as a pooling of interests for financial accounting purposes (see " -- Accounting Treatment" herein); and

                  (b) the results of any "phase I environmental audit" that Sovereign shall have had performed at its expense at any physical location owned or occupied by First Home or First Home Savings shall be reasonably satisfactory to Sovereign; provided that (i) any such environmental audit was commenced prior to January 26, 1998, (ii) Sovereign must elect to terminate the Agreement within 15 days of receiving the results of any environmental audit, and (iii) Sovereign cannot terminate the Merger Agreement in accordance with the applicable section thereof unless the results of such audits result in a Material Adverse Effect. As of January 26, 1998, no such environmental audit had been commenced.

            In addition, First Home's obligation to effect the Merger is subject to the holders of First Home Common Stock having duly approved the Merger Agreement.

            Except for the requirements of shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the Merger Agreement, each of the conditions described above may be waived in the manner and to the extent described in " -- Amendment; Waivers" herein. Sovereign does not, however, anticipate waiving the condition that it receive an opinion from its independent auditors that the Merger will be treated as a pooling of interests for financial accounting purposes. As of the date of this Proxy Statement/Prospectus, Sovereign has no reason to believe that it will not receive such an opinion from its independent auditors.

Subsidiary Bank Merger

            In connection with the Merger, Sovereign Bank and First Home Savings entered into the Bank Plan of Merger. Pursuant to the Bank Plan of Merger, concurrently with or as soon as practicable after completion of the Merger, First Home Savings will merge with and into Sovereign Bank, with Sovereign Bank surviving. Sovereign and First Home anticipate that the Bank Merger will be completed concurrently with the completion of the Merger.

Regulatory Approvals

            The Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act and the OTS regulations adopted thereunder. An application for approval of the Merger was filed with the OTS on or about March 12, 1998. Under applicable OTS regulations, the OTS will review the financial, managerial, competitive, legal, disclosure, accounting and tax aspects of the transaction, as well as the insurance risk to the BIF and the SAIF and the convenience and needs of the community to be served. In addition, the OTS may not approve any proposed acquisition (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States or (ii) which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would be in restraint of trade, unless the OTS finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the proposed acquisition in meeting the convenience and needs of the community to be served. The Staff of the OTS is in the process of reviewing the application.

            In addition, the OTS has the responsibility by statute and regulation to review the performance of all involved institutions in meeting their responsibilities under the Community Reinvestment Act ("CRA"), which includes the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. First Home Bank and Sovereign Bank received ratings of "satisfactory" and "outstanding," respectively, in their last CRA examinations. No protest of the Merger has been filed with the OTS under the CRA as of the date of this Proxy Statement/Prospectus.

            There can be no assurance that the regulatory authorities described above will approve the Merger, and, if approved, there can be no assurance as to the date of such approvals. The Merger may not be consummated until 30 days (15 days if the Attorney General does not object) after the date of the OTS approval, during which time the Department of Justice has the opportunity to challenge the Merger on antitrust grounds.
The commencement of an antitrust action by the Department of Justice would stay the effectiveness of OTS approval unless a court specifically orders otherwise. In reviewing the Merger, the Department of Justice could analyze the Merger's effect on competition differently than the OTS, and thus it is possible that the Department of Justice could reach a different conclusion than the OTS regarding the Merger's competitive effects. Failure of the Department of Justice to object to the Merger does not prevent the filing of antitrust actions by private persons.

Representations and Warranties

            The Merger Agreement contains customary representations and warranties relating to, among other things, (a) the corporate organization of Sovereign, Sovereign Bank, First Home and First Home Savings; (b) the capital structures of Sovereign and First Home; (c) the due authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Bank Plan of Merger; (d) consents or approvals of regulatory authorities or third parties necessary to complete the Merger and the Bank
Merger; (e) the consistency of financial statements with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles; (f) the absence of material adverse changes, since September 30, 1997, in the consolidated assets, business, financial condition or results of operations of Sovereign or First Home; (g) the filing of tax returns and payment of taxes; (h) the absence of undisclosed material pending or threatened litigation; (i) compliance with applicable laws and regulations; (j) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974; (k) the quality of title to assets and properties; (l) the maintenance of adequate insurance;
(m) the absence of undisclosed brokers' or finders' fees (except as disclosed in the Merger Agreement); (n) the absence of material environmental violations, actions or liabilities;
(o) the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria; (p) the accuracy of information supplied by Sovereign and First Home in connection with the Registration Statement, this Proxy Statement/Prospectus and all applications filed with regulatory authorities for approval of the Merger and the Bank Merger; (q) documents filed with the Commission and the accuracy of information contained therein and (r) the engagement of no brokers, finders or financial advisory for a fee except for RP Financial LC by First Home.

            The Merger Agreement also contains other representations and warranties by First Home relating to, among other things, (a) certain contracts relating to employment, consulting and benefits matters; (b) the validity and binding nature of loans reflected as assets in the financial statements of First Home; (c) the inapplicability of certain antitakeover provisions of New Jersey law to the Merger; and (d) transactions with affiliates.

Business Pending the Merger

            Pursuant to the Merger Agreement, Sovereign and First Home have each agreed to use their best efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, First Home has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the Merger Agreement or with the written consent of Sovereign.

            In addition, First Home has agreed in the Merger Agreement that neither it nor First Home Savings may, without the written consent of Sovereign, among other things, (i) change its certificate of incorporation, charter or bylaws; (ii) change the number of authorized or issued shares of its capital stock, except for the possible issuance of up to 121,961 shares of First Home Common Stock upon the exercise of then outstanding stock options; (iii) grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock; (iv) split, combine or reclassify any shares of its capital stock; (v) declare, set aside or pay any dividend or other distribution in respect of its capital stock, except as otherwise specifically set forth in the Merger Agreement (see "Dividends" herein); (vi) grant any severance pay, except in accordance with written policies or written agreements in effect on the date of the Merger Agreement (see " -- Employee Benefits and Severance" herein), or enter into or amend any employment agreement; (vii) grant any pay increase except for routine periodic increases in accordance with past practice and within limits set forth in the Merger Agreement; (viii) engage in any merger, acquisition or similar transaction; (ix) sell or lease substantially all of its assets; (x) sell or otherwise dispose of the capital stock of First Home Savings or any assets thereof other than in the ordinary course of business; (xi) change any accounting practices, except as may be required by generally accepted accounting principles (without regard to any optional early adoption date); (xii) implement any new employee benefit or welfare plan, or amend any such plan, unless such amendment does not result in an increase in cost except as expressly permitted by the Merger Agreement; (xiii) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;
(xiv) make, enter into, renew, extend, modify or compromise any transaction (including loans and commitments to lend) with any affiliate of First Home except in the ordinary course of business consistent with past practices; (xv) enter into any interest rate swap or similar arrangement; (xvi) take any action which would give rise to a right of payment to any individual under any employment agreement; (xvii) intentionally and knowingly take any action that would preclude the treatment of the Merger as a pooling of interests for financial accounting purposes;
(xviii) make any loan or other credit facility commitment to any borrower in excess of $1,000,000, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $1,000,000; (xix) waive, release, grant or transfer any rights of value, or modify or change in any material respect any existing material agreement to which First Home or any First Home subsidiary is a party, other than in the ordinary course of business, consistent with past practice; (xx) take any action which would cause any of the representations and warranties of First Home set forth in the Merger Agreement to be untrue or the conditions set forth in the Merger Agreement to be unsatisfied; or (xxi) agree to do any of the foregoing.

            First Home has also agreed in the Merger Agreement, among other things, (i) to permit Sovereign, if Sovereign elects to do so at its own expense, to cause a "phase I environmental audit" to be performed at any physical site owned or occupied by First Home or any subsidiary of First Home; (ii) to permit a representative of Sovereign to attend committee meetings of the Board of First Home and First Home Savings; (iii) if Sovereign requests and agrees to bear the expense, to retain a proxy solicitor in connection with the solicitation of First Home shareholder approval of the Merger Agreement; (iv) if Sovereign requests, to cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 71 and to issue their report on such financial statements; (v) if Sovereign requests, to use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to First Home or any First Home subsidiary, on terms and conditions mutually acceptable to First Home and Sovereign; (vi) to submit the Merger Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use its best efforts to cause its Board of Directors to unanimously recommend approval of the Merger Agreement to First Home's shareholders;
(vii) to provide to Sovereign copies of the minutes of all meetings of the Board of Directors of First Home and its subsidiaries, and of any of their respective committees or of any senior management committee; and (viii) to approve the Bank Merger as sole shareholder of First Home Savings.

            Sovereign and First Home have jointly agreed, among other things, (i) to prepare all applications for, and use their best efforts to obtain, all required regulatory consents; (ii) to take all actions necessary to complete the transactions contemplated by the Merger Agreement; (iii) to maintain adequate insurance; (iv) to maintain accurate books and records; (v) to file all tax returns and pay all taxes when due; (vi) to cooperate with each other and use their best efforts to identify those persons who may be deemed to be affiliates of First Home;
(vii) to agree upon the form and substance of any press release or public disclosure related to the Merger Agreement, the Merger and the Bank Merger; and (viii) to deliver to the other copies of all securities documents when filed.

Dividends

            The Merger Agreement permits First Home to pay a regular quarterly cash dividend not to exceed $.10 per share of First Home Common Stock outstanding. First Home agreed in the Merger Agreement to cause, as promptly as practicable, the regular quarterly dividend record dates and payment dates with respect to First Home Common Stock to be the same as Sovereign's regular quarterly dividend record dates and payment dates with respect to Sovereign Common Stock. The Merger Agreement provides that nothing contained therein shall be construed to permit shareholders of First Home to receive two dividends either from First Home or Sovereign in any quarter or to deny or prohibit shareholders of First Home from receiving one dividend from First Home or Sovereign in any quarter. First Home Savings may pay cash dividends sufficient to permit payment of the dividends permitted to be paid by First Home. No other dividends may be paid by First Home or First Home Savings without the prior written consent of Sovereign.

No Solicitation of Transactions

            Under the Merger Agreement, the Board of Directors of First Home generally was permitted to respond to unsolicited inquiries relating to any acquisition of First Home, any First Home subsidiary or any assets or business thereof for a 30-day period which ended January 17, 1998 to the extent required in order to fulfill its fiduciary duties. No inquiries were received by First Home in this regard during this period (or, as of the date hereof, thereafter). The Merger Agreement provides that after such 30-day period, First Home shall not, nor shall it permit any First Home subsidiary or any other affiliate of First Home or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by First Home, any First Home subsidiary or any other First Home affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than Sovereign concerning the fact of, or the terms and conditions of, the Merger Agreement, or concerning any acquisition of First Home, any First Home subsidiary, or any assets or business thereof, except
(i) the Board of Directors of First Home may respond to unsolicited inquiries from third parties to the extent required in order to fulfill its fiduciary duty and (ii) First Home's officers may respond to inquiries from analysts, regulatory authorities and holders of First Home Common Stock in the ordinary course of business. The Merger Agreement provides that First Home shall notify Sovereign immediately if any such discussions or negotiations are sought to be initiated with First Home by any person other than Sovereign or if any such requests for information, inquiries, proposals or communications are received from any person other than Sovereign.

            The directors and executive officers of First Home have executed a letter agreement containing provisions similar to those described above relating to First Home, and such directors and executive officers have also agreed to vote such shares of First Home Common Stock in favor of the Merger Agreement. A copy of the form of letter agreement executed by the directors and executive officers of First Home is included as Exhibit 1 to the Merger Agreement attached hereto as Annex A.

Amendment; Waivers

            Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the Merger Agreement, Sovereign and First Home may (a) amend the Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of Sovereign and First Home required in the Merger Agreement, (c) waive any inaccuracies in the representations and warranties contained in the Merger Agreement, or (d) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Termination; Effect of Termination

            The Merger Agreement may be terminated on or at any time prior to the Effective Date, which Sovereign and First Home presently anticipate to occur on or about May __, 1998, (a) by the mutual written consent of Sovereign and First Home; or (b) by Sovereign or First Home (i) if there shall have been any material breach of any material covenant or undertaking, representation or warranty of Sovereign which results in a Material Adverse Effect with respect to Sovereign, on the one hand, or of First Home which results in a Material Adverse Effect with respect to First Home, on the other hand, and such breach has not been substantially cured by the earlier of within 30 days after the date written notice of such breach is given to the party committing such breach or the Effective Date; (ii) if the Closing Date shall not have occurred on or before July 31, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth in the Merger Agreement required to be performed or observed by such party on or before the Effective Date; or (iii) if either party receives a final unappealable administrative order from a regulatory authority that the necessary approval will not be granted unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe any agreements required to be performed by such party by the Closing Date or in the case of Sovereign such approval will not be granted without the imposition of a condition which would have a material adverse effect on Sovereign.

            In addition, the Merger Agreement may be terminated by First Home on the Closing Date, if the Sovereign Market Value as of the Closing Date is less than $11.25; provided, however, that the Merger Agreement would not be so terminated if Sovereign elects, at its sole option, to increase the Exchange Ratio to an amount which equals the quotient obtained by dividing 23.44 by the Sovereign Market Value as of the Closing Date. There can be no assurance that First Home would exercise its right to terminate the Merger Agreement in the event the Sovereign Market Value is less than $11.25 as of the Closing Date, and if First Home does elect to so terminate the Merger Agreement, there can be no assurance that Sovereign will elect to increase the Exchange Ratio.

            The First Home Board of Directors has made no decision as to whether it would exercise its right to terminate the Merger Agreement in the event the Sovereign Market Value is less than $11.25 as of the Closing Date. In considering whether to exercise its termination right in such situation, the First Home Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the shareholders of First Home at the Special Meeting will confer on the First Home Board of Directors the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event the Sovereign Market Value is less than $11.25 as of the Closing Date whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the shareholders of First Home. If the First Home Board of Directors elects to exercise its termination right, First Home must give Sovereign prompt notice of that decision on the Closing Date. Sovereign has the option, in its sole discretion, to increase the Exchange Ratio in the manner set forth in the Merger Agreement and as described above and thereby avoid such termination of the Merger Agreement. Sovereign is under no obligation to increase the Exchange Ratio, and there can be no assurance that Sovereign would elect to increase the Exchange Ratio if the First Home
Board of Directors were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision would be made by Sovereign in light of the circumstances existing at the time Sovereign has the opportunity to make such an election.

            The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Annex A to this Proxy Statement/ Prospectus) relating to possible increase of the Exchange Ratio in the event First Home elects to exercise its termination right.

            In the event of termination of the Merger Agreement by either Sovereign or First Home, there will be no liability or obligation on the part of Sovereign or First Home other than the obligation dealing with confidentiality and other than any liabilities or damages incurred as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Management and Operations after the Merger

            Directors and Executive Officers

            The Board of Directors and executive officers of Sovereign in office immediately prior to the Effective Date of the Merger will constitute Sovereign's Board of Directors and executive officers after completion of the Merger.

            The Board of Directors and executive officers of Sovereign Bank in office immediately prior to the Effective Date of the Bank Merger will constitute Sovereign Bank's Board of Directors and executive officers after completion of the Bank Merger.

            Consolidation of Operations

            Sovereign expects to achieve certain cost savings and operating synergies as a result of the Merger. These costs savings and operating synergies are anticipated to aggregate approximately 35% to 40% of First Home's recurring operating expenses, and are expected to be substantially realized within 6 months following the Effective Date. Sovereign expects that such cost savings and operating synergies will be realized primarily as the result of the elimination of duplicative administrative and back office functions. Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings will be realized, that any such cost savings will be realized over the time period currently anticipated or that such cost savings will not be offset to some degree by increases in other expenses, including expenses relating to integrating the two companies.

            Any such expected cost savings or synergies do not give effect to an expected one-time after-tax charge of approximately $___ to $___ million, relating to Merger expenses, which will be incurred upon completion of the Merger. Such expenses will be incurred principally as a result of an addition to the allowance for possible loan losses which Sovereign has determined will be necessary in connection with a change in strategy related to problem assets, losses on sales of assets, payments to executive officers of First Home under existing employment contracts containing change in control related obligations, other severance payments and asset writedowns and transaction costs directly related to the Merger.

Employee Benefits and Severance

            Sovereign intends to maintain employee benefits for First Home and First Home Savings employees at levels which, in the aggregate, are at least as favorable as such benefits which existed as of December 18, 1997. On and after the Effective Date, so long as such benefits are so maintained, the employee pension and welfare benefit plans of Sovereign and First Home (except for the First Home ESOP which shall be terminated) may, at Sovereign's election, continue to be maintained separately or consolidated. In the event of a consolidation of any or all of such plans, First Home and First Home Savings employees shall receive credit for service with First Home or First Home Savings under Sovereign's pension and 401(k) plans, but not under Sovereign's Employee Stock Ownership Plan, for purposes of eligibility and vesting determination. Employees participating in the First Home ESOP may have the amounts in their accounts either distributed to them in a lump sum or rolled over to another qualified tax plan or individual retirement account.

            In the Merger Agreement, Sovereign agreed to cause Sovereign Bank to provide employees of First Home Savings whose employment is terminated in connection with the Merger within six
(6) months of the Effective Date, either because such employee's position is eliminated or such employee is not offered comparable employment (i.e., not offered employment for a position of generally similar job description or responsibilities in a location within 30 miles from an employee's work location), excluding any employee who has an existing employment or consulting agreement or whose employment is terminated for cause, as follows, provided such employees execute such documentation as Sovereign may reasonably require, including Sovereign's customary form of release: (i) 13 employees identified by First Home shall be entitled to two weeks of base salary as severance pay for each year of service with First Home or First Home Savings, with a two-week minimum; and (ii) all other employees shall be entitled to one week of base salary as severance pay for each year of service with First Home or First Home Savings, with a one-week minimum. Employees of First Home Savings who do not execute the documentation required by Sovereign with respect to termination benefits will be entitled to the termination benefits provided under First Home Savings's severance policies.

            Certain employees of First Home or First Home Savings will be entitled to receive a retention bonus in the event such employees remain employees of First Home or First Home Savings, as applicable, until the date the systems conversion occurs or is terminated prior to the date of the systems conversion, but after the Effective Date, and satisfactorily fulfills the duties and responsibilities of the positions of such employees of First Home or First Home Savings, as the case may be, through the Effective Date; provided that retention bonuses, in the aggregate, shall not exceed $250,000.

Accounting Treatment

            The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Sovereign and First Home will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of both Sovereign and First Home for the entire fiscal year of Sovereign in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation. Expenses incurred in connection with the Merger will constitute expenses for the accounting periods to which such expenses relate. The receipt of a letter from Sovereign's independent auditors confirming that the Merger will qualify for pooling of interests accounting is a condition to Sovereign's obligation to complete the Merger.

Certain Federal Income Tax Consequences

            Completion of the Merger is conditioned upon there being delivered to Sovereign and to First Home an opinion of Stevens & Lee, P.C., counsel to Sovereign, that for federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Sovereign and First Home will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

            In that case, in the opinion of Stevens & Lee, P.C., the following would be the material federal income tax consequences of the Merger:

                  (i)  no gain or loss will be recognized by
Sovereign or First Home in the Merger;

                  (ii)  no gain or loss will be recognized by
holders of shares of First Home Common Stock upon their receipt of Sovereign Common Stock in exchange for their First Home Common Stock, except that shareholders who receive cash proceeds for fractional interests in Sovereign Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their First Home Common Stock is held as a capital asset at the Effective Date;

                  (iii)  the tax basis of the shares of Sovereign
Common Stock (including fractional share interests) received by the shareholders of First Home will be the same as the tax basis of their First Home Common Stock exchanged therefor; and

                  (iv) the holding period of the Sovereign Common Stock in the hands of the First Home shareholders will include the holding period of their First Home Common Stock exchanged therefor, provided such First Home Common Stock is held as a capital asset at the Effective Date.

            Under the Merger Agreement, the condition that Stevens & Lee deliver the opinion described above can be waived by Sovereign and First Home. However, in the event that the delivery of such opinion of counsel is waived, or such opinion would otherwise set forth tax consequences materially different to a shareholder than those described above, First Home intends to resolicit proxies as required in accordance with the rules and regulations of the Commission.

            THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. THE DISCUSSION IS NOT A COMPLETE DESCRIPTION OF ALL THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF SHAREHOLDERS WHO ACQUIRED THEIR FIRST HOME COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR SHAREHOLDERS WHICH ARE EXEMPT ORGANIZATIONS OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. EACH SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE
MERGER UNDER APPLICABLE STATE, LOCAL, OR FOREIGN LAWS. ACCORDINGLY, EACH FIRST HOME SHAREHOLDER IS ADVISED TO CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

Expenses

            Sovereign and First Home will each pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of financial consultants, accountants and legal counsel, except that (i) the cost of printing and mailing this Proxy Statement/ Prospectus will be shared equally by Sovereign and First Home and
(ii) if Sovereign requests First Home to retain a proxy solicitor in connection with the solicitation of First Home shareholder approval of the Merger Agreement, Sovereign will bear the expense of such proxy solicitor.

Resale of Sovereign Common Stock

            The Sovereign Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any First Home shareholder who may be deemed to be an "affiliate" of First Home or Sovereign for purposes of Rule 145 under the Securities Act. Each director and executive officer of First Home has entered into an agreement with Sovereign providing that, as an affiliate, he or she will not transfer any Sovereign Common Stock received in the Merger except in compliance with the Securities Act and will make no dispositions of any Sovereign Common Stock or First Home Common Stock (or any interest therein) during the period commencing 30 days prior to the Effective Date through the date on which financial results covering at least 30 days of combined operations of Sovereign and First Home after the Merger have been made public. This Proxy Statement/Prospectus does not cover resales of Sovereign Common Stock received by any person who may be deemed an affiliate of First Home or Sovereign.

No Dissenters' Rights of Appraisal

            Holders of shares of Sovereign First Home Common Stock will not be entitled to dissenters' rights under the New Jersey BCA in connection with the matters to be acted on at the Special Meeting. See "COMPARISON OF SHAREHOLDER RIGHTS -- Dissenters' Rights" for a more detailed discussion.

Dividend Reinvestment Plan

            Sovereign currently maintains a Dividend Reinvestment and Stock Purchase Plan. This plan provides shareholders of Sovereign with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Sovereign Common Stock, without payment of any brokerage commission or service charge. It is anticipated that, after the Effective Date, Sovereign will continue to offer this plan, and shareholders of First Home who become shareholders of Sovereign will be eligible to participate therein.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

            Certain members of First Home's management, First Home Savings's management, the Board of Directors of First Home and the Board of Directors of First Home Savings may be deemed to have interests in the Merger in addition to their interests, if any, in First Home Common Stock. The First Home Board of Directors was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

Shares Owned by Management and the Board

            As of the Record Date, the directors and executive officers of First Home beneficially own approximately 731,830 shares of First Home Common Stock, including Management Options to purchase 58,873 shares of First Home Common Stock which are exercisable within 60 days of the Record Date. On the Effective Date, each Management Option, whether or not such Management Option is exercisable on the Effective Date, shall cease to be outstanding and shall be converted on the Effective Date into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of First Home Common Stock covered by the Management Option multiplied by the Exchange Ratio, at an exercise price equal to the present stated exercise price of such option divided by the Exchange Ratio. Shares issuable upon the exercise of such options to acquire Sovereign Common Stock shall be issuable in accordance with the terms of the respective plans and grant agreements of First Home under which they were issued.

Indemnification; Directors and Officers Insurance

            Sovereign has agreed in the Merger Agreement that, on or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of First Home and First Home Savings against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Home or any First Home subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated by the Merger Agreement, to the same extent as such officer, director or employee would be indemnified by First Home or First Home Savings as of December 18, 1997, including the right to advancement of expenses, provided, however, that any such officer, director or employee of First Home or First Home Savings may not be indemnified by Sovereign and/or First Home Savings if such indemnification is prohibited by applicable law.

            Sovereign has agreed to maintain First Home's existing directors' and officers' liability insurance policy, or a policy providing comparable coverage amounts on terms no less favorable, including Sovereign's existing policy if it meets the foregoing standard, covering persons currently covered by such insurance for a period of five years after the Effective Date, subject to certain maximum cost limits.

Employment Agreements

            In the Merger Agreement, Sovereign has agreed to honor the employment agreements First Home entered into with each of Messrs. Stephen D. Miller, Robert A. DiValerio, Duff P. O'Connor and Stephen R. Selverian. The rates of salary currently payable under the agreements are $243,800 for Mr. Miller, $166,025 for Mr. DiValerio, and $125,475 each for Mr. O'Connor and
Mr. Selverian. Salary changes may be negotiated from time to time during the term of the agreement. In addition, incentive compensation or bonuses may be awarded the employee from time to time by the Board of Directors of First Home. The term of the agreement for each officer is three years. The term of each agreement automatically extends for an additional one year period on December 31 of each year, provided no written notice is given by either First Home or the employee to terminate the automatic extension and the extension is explicitly reviewed and approved in writing by the Board of Directors of First Home. First Home may terminate the employees' employment or suspend its obligations under the agreements in certain limited circumstances with or without cause. The employees may terminate their employment under the agreements for good reason, as defined in the agreements. The agreements define good reason to include a change in control of First Home, a change in or limitation of the employees' duties or powers, removal of the employees from or failure to re-elect them to the positions specified in the agreements, a reduction in the employees rate of compensation or benefits or the failure of First Home to observe any covenant in the agreement to be observed or performed by First Home.

            If First Home terminates an employee's employment without cause or an employee terminates his employment for good reason, First Home is required to pay the terminated employee for the duration of the agreement's term (as if the employee's employment had not terminated) (i) annually, 100% of the employee's annual salary at the time of the termination;
(ii) annually, an amount equal to the average of the three highest annual incentive compensation payments paid to the terminated employee; and (iii) medical, pension and similar benefits comparable to those furnished to the employee immediately prior to the termination. In the event of termination for good reason as the result of a change in control and the present value of these payments is equal to or in excess of 300% of the employees "base amount," as defined in Section 280G(b)(3)(A) of the Code, the employee has waived the right to receive such amount of such payments which is sufficient to reduce the present value of such payments below 300% of the base amount. Also, notwithstanding anything to the contrary contained in the agreements, the employee may not receive any amount upon termination of employment (whether pursuant to the agreement or any other policy or arrangement) which would cause the employee to receive an amount which exceeds three times the average of total compensation paid to the employee by First Home during each of the five years preceding the year in which the employee's employment is terminated. Assuming a change in control occurred on May 30, 1998, followed by termination of each of the employment agreements, the present value of payments would be limited by an amount defined in Section 280g(b)(3)(A) of the Code. Messrs. Miller, DiValerio, O'Connor and Selverian would receive payments, including the value of non-cash benefits, having a present value of approximately $715,544, $472,921, $365,660, and $391,148, respectively, under the employment agreements. Pursuant to the Merger Agreement, the calculations take into consideration the fact that the employment agreements are for a term of three years from the Closing Date.

            In the Merger Agreement, Sovereign agreed that
Messrs. Miller, DiValerio, O'Connor and Selverian may elect to be paid out under the terms of their respective employment agreements or receive a lump-sum payment of the present value
(based on a 6% per annum discount factor) of the payments required to be made thereunder.

First Home Advisory Board

            On the Effective Date, Sovereign has agreed to establish for a period of one year the Advisory Board, which shall consist of all the members of the First Home Board of Directors immediately prior to the Effective Date. The members of the Advisory Board shall be paid an annual retainer of $9,000. Sovereign has also agreed to use its best efforts to cause the members of the Advisory Board to be re-appointed for at least an additional one year term.

                         CERTAIN RELATED TRANSACTIONS

Stock Option Agreement

            General. As a condition to Sovereign entering into the Merger Agreement, First Home executed and delivered to Sovereign the Stock Option Agreement, dated December 18, 1997 (the "Stock Option Agreement"), which permits Sovereign to purchase First
Home Common Stock under certain circumstances. Pursuant to the Stock Option Agreement, Sovereign was granted an option (the "Option") to purchase up to 538,975 shares of First Home Common Stock (representing approximately 19.9% of the issued and outstanding shares of First Home Common Stock on December 17,
1997).  The exercise price per share to purchase First Home
Common Stock under the Option is $30.00 upon the occurrence of one of the specified events that trigger exercise of the option. The Option may only be exercised, in whole or in part, upon the occurrence of certain events (collectively, "Triggering Events"), which are described below (none of which have occurred to the best of Sovereign's or First Home's knowledge as of the date of this Proxy Statement/Prospectus).

            The directors and executive officers of First Home have agreed not to sell their shares of First Home Common Stock and to vote such First Home Common Stock in favor of the Merger
Agreement.

            Effect of Stock Option and Voting Agreements. The Stock Option Agreement, together with (i) First Home's agreement to not solicit other transactions relating to the acquisition of First Home by a third party and (ii) the agreement of First Home's directors and executive officers to vote their shares in favor of the Merger Agreement (see "THE MERGER -- No Solicitation of Transactions"), may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in First Home from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for First Home Common Stock than the price per share implicit in the Merger Consideration. Certain attempts to acquire First Home or an interest in First Home would cause the Option to become exercisable as described above. Sovereign's exercise of such Option would significantly increase a potential acquiror's cost of acquiring First Home compared to the cost that would be incurred without the Stock Option Agreement. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire First Home than it might otherwise have proposed to pay. In addition, the management of Sovereign and First Home believe that the existence of the Stock Option Agreement is likely to prohibit any acquiror of First Home from accounting for any acquisition of First Home using the "pooling of interests" accounting method because of the ability of Sovereign to cause First Home to repurchase its shares. In addition, exercise of the Option would increase the ability of Sovereign to obtain the approval of First Home's shareholders necessary to complete the Merger and adversely affect the ability of a third party to obtain any necessary approval of such shareholders to complete an alternative transaction.

            Terms of Stock Option Agreement. The following is a brief summary of certain provisions of the Stock Option Agreement, a complete copy of which is included as Annex B to this Proxy Statement/Prospectus. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

            The Option is exercisable only upon the occurrence of a Triggering Event. As used in the Stock Option Agreement, the term "Triggering Event" means the occurrence of any of the following events:

                  (a) a person or group, other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership of 10% or more of the then outstanding shares of First Home Common
      Stock (excluding any shares eligible to be reported on Schedule 13G of the Commission);

                  (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement or letter of intent with First Home pursuant to which such person or group or any affiliate of such person or group would
      (i) merge or consolidate, or enter into any similar transaction, with First Home, (ii) acquire all or substantially all of the assets or liabilities of First Home or all or substantially all of the assets or liabilities of First Home Savings, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of First Home Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Commission) or the then outstanding shares of common stock of First Home Savings, or

                  (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of First Home or all or substantially all the assets or liabilities of First Home Savings, or any other business combination involving First
      Home or First Home Savings or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of First Home Common Stock or the then outstanding shares of common stock of First Home Savings (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as defined in the Stock Option Agreement) at least 30 days prior to the meeting of shareholders of First Home called to vote on the Merger, First Home's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

                  (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, First Home willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign;
      or

                  (e) First Home breaches, in any material respect, any binding term of the Merger Agreement or the Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or First Home publicly announces an intention to authorize, recommend or accept any such Proposal.

            The Option expires on the earlier of (i) the Effective Date of the Merger or (ii) termination of the Merger Agreement in accordance with its terms, except that if (A) the Merger
Agreement is terminated by Sovereign as a result of a breach by First Home of any representation, warranty, covenant or other obligation of First Home which results in a Material Adverse Effect with respect to First Home (and such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to First Home) or the Effective Date, (B) the Closing Date shall not have occurred by July 31, 1998 and such failure to close by July 31, 1998 shall be due to the failure by First Home to perform or observe its agreements set forth in the Merger Agreement required to be performed or observed by First Home or (C) the Merger Agreement is terminated as a result of the failure of First Home shareholders to approve the Merger Agreement following either a withdrawal or modification by a director of First Home of a prior recommendation to approve the Merger Agreement or a failure of a director of First Home to recommend approval of the Merger Agreement, then the Stock Option Agreement shall not terminate until one year after the date of termination of the Merger Agreement. The closing of a purchase of shares pursuant to the Stock Option Agreement will be deferred until receipt of all governmental or regulatory approvals (including applicable waiting periods) necessary for First Home to issue the shares subject to the Option.

            In the event of any change in First Home Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, the number and kind of shares issuable pursuant to the Option will be adjusted appropriately.

            First Home has granted Sovereign certain registration rights with respect to shares of First Home Common Stock issuable upon exercise of the Option.

                     INFORMATION WITH RESPECT TO SOVEREIGN

General

            Financial and other information relating to Sovereign, including information relating to Sovereign's directors and executive officers, is incorporated herein by reference. See
"INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE
INFORMATION."

Market Price of and Dividends on Sovereign Common Stock and
Related Shareholder Matters

            The Sovereign Common Stock is listed on the Nasdaq Stock Market National Market under the symbol "SVRN." As of _________________, 1998, Sovereign had approximately _____
shareholders of record. The table below sets forth for the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low sales prices for Sovereign Common Stock as reported by the Nasdaq Stock Market National Market and does not necessarily reflect mark-ups, mark-downs or commissions. This information has been adjusted to reflect the Stock Split.

                                        Quarterly

   Quarter Ended               Dividend     High       Low

June 30, 1998(1)               $______      $_______   $_______
March 31, 1998                  0.0172       18.9375    14.9375
December 31, 1997               0.0194       18.0000    14.3125
September 30, 1997              0.0336       14.5625    12.2500
June 30, 1997                   0.0355       12.6875     9.5000
March 31, 1997                  0.0356       11.6875     9.1250
December 31, 1996               0.0262        9.4375     7.5625
September 30, 1996              0.0344        7.6250     6.6875

__________________

(1)   Through May __, 1998.

            On December 18, 1997, the last business day preceding public announcement of the Merger, the last sale price for Sovereign Common Stock was $16.77 (as adjusted for the Stock Split) per share. On May __, 1998, the last sale price for the Sovereign Common Stock was $__________ per share. The average weekly trading volume for the Sovereign Common Stock during the quarter ended March 31, 1998 was ______________ shares.

            For certain limitations on the ability of Sovereign Bank to pay dividends to Sovereign, see Sovereign's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                    INFORMATION WITH RESPECT TO FIRST HOME

Market Price of and Dividends on First Home Common Stock and
Related Shareholder Matters

            The First Home Common Stock is listed on the Nasdaq Stock Market National Market under the symbol "FSPG." As of the Record Date, there were approximately 950 shareholders of record. The table below sets forth for the periods indicated the amount of dividends declared per share and the quarterly ranges of high and low closing sales prices as reported on the Nasdaq Stock Market National Market for the periods indicated. Such prices do not necessarily reflect mark-ups, mark-downs or commissions.

                                             Quarterly

        Quarter Ended               Dividend      High      Low

     June 30, 1998(1)                $            $        $
     March 31, 1998                   0.10         31.88    29.00
     December 31, 1997                0.10         33.00    21.25
     September 30, 1997               0.10         22.38    18.88
     June 30, 1997                    0.10         19.38    17.88
     March 31, 1997                   0.10         19.25    13.88
     December 31, 1996                0.10         14.63    13.50
     September 30, 1996               0.09         14.06    13.31

__________________

(1)   Through May __, 1998

            On December 18, 1997, the last business day preceding public announcement of the Merger, the last sale price for First Home Common Stock was $30.00 per share. On May __, 1998, the last sale price for First Home Common Stock was $________ per share. The average weekly trading volume for the First Home Common Stock during the quarter ended March 31, 1998 was approximately 32,354 shares.

            The Merger Agreement permits First Home to pay a regular quarterly cash dividend not to exceed $.10 per share of First Home Common Stock outstanding. First Home agreed in the Merger Agreement to cause, as promptly as practicable, the regular quarterly dividend record dates and payment dates with respect to First Home Common Stock to be the same as Sovereign's regular quarterly dividend record dates and payment dates with respect to Sovereign Common Stock. The Merger Agreement provides that nothing contained therein shall be construed to permit shareholders of First Home to receive two dividends either from First Home or Sovereign in any quarter or to deny or prohibit shareholders of First Home from receiving one dividend from First Home or Sovereign in any quarter. First Home Savings may pay cash dividends sufficient to permit payment of the dividends permitted to be paid by First Home. No other dividends may be paid by First Home or First Home Savings without the prior written consent of Sovereign. See "THE MERGER -- Dividends." First Home's ability to continue to pay dividends may be dependent upon its receipt of dividends from First Home Savings. See "REGULATION," set forth in First Home's Annual Report on
Form 10-K for the fiscal year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                  DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES

            The authorized capital stock of Sovereign consists of 200,000,000 shares of common stock, no par value ("Sovereign Common Stock"), and 7,500,000 shares of authorized preferred stock ("Sovereign Preferred Stock"). As of March 31, 1998, there were 132,925,323 shares of Sovereign Common Stock issued and outstanding, 9,253 shares held by Sovereign as treasury stock and 1,995,617 shares of 6-1/4% Cumulative Convertible Preferred Stock, Series B ($50 liquidation preference) issued and outstanding. There are no other shares of capital stock of Sovereign authorized, issued or outstanding. Sovereign has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under "Shareholder Rights Plan" and options granted under Sovereign's stock option plans or in connection with pending acquisitions by Sovereign.

Common Stock

            The holders of Sovereign Common Stock are entitled to share ratably in dividends when and if declared by the Sovereign Board of Directors from funds legally available therefor. Declaration and payment of cash dividends by Sovereign depends upon dividend payments by Sovereign Bank, which are Sovereign's primary source of revenue and cash flow. Sovereign is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign, and consequently the right of creditors and shareholders of Sovereign, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign in its capacity as a creditor may be recognized.

            Sovereign Bank will not be permitted to pay dividends on its capital stock or repurchase shares of its stock if its shareholders' equity would be reduced below the amount required for the liquidation accounts established in the respective conversions from mutual to stock form of the predecessors of Sovereign Bank or applicable regulatory capital requirements. Current OTS regulations require a holding company's insured institutions to give the OTS 30 days advance notice of any proposed declaration of dividends to the holding company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the holding company.

            The OTS capital distribution rule, which became effective on August 1, 1990, provides for three tiers of savings associations: (i) Tier 1 associations, associations that have capital ("total capital" as calculated under the OTS capital regulations) equal to or greater than their fully phased-in capital requirements (the requirements applicable at December 31, 1994) prior to, and on a pro forma basis after giving effect to, a proposed capital distribution; (ii) Tier 2 associations, associations that have capital equal to or greater than their minimum capital requirements, but less than their fully phased-in capital requirements prior to, and on a pro forma basis after giving effect to, a proposed capital distribution; and
(iii) Tier 3 associations, associations that do not meet their minimum capital requirements, either before or after giving effect to a proposed capital distribution. At March 31, 1998, Sovereign Bank is a "Tier 1 association" both historically and on a pro forma basis after giving effect to the Bank Merger. Under the OTS capital distribution rule, a Tier 1 association may make capital distributions of up to the greater of (a) 100% of its net income during a calendar year plus the amount that would reduce by one-half its surplus capital ratio (the percentage by which the association's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirements to its assets) at the beginning of the calendar year or (b) 75% of its net income over the most recent four quarter periods. A Tier 1 association may make capital distributions in excess of the foregoing limits if the OTS does not object after receiving notice thereof. A Tier 2 association is authorized to make distributions of up to 75% of net income over the most recent four-quarter period if it satisfies its fully phased-in risk-based capital requirement, or up to 50% of such net income if it satisfies its interim (90% of fully phased-in amount) risk-based capital requirement. A Tier 2 association may, through a written approval process, obtain OTS approval to make distributions in excess of these amounts.
Tier 3 associations are not authorized to make any capital distributions without prior written OTS approval unless, in the case of an association operating in compliance with an approved capital plan, the capital distribution is consistent with the association's capital plan. The OTS has supervisory authority to prohibit the payment of capital distributions for Tier 1 and Tier 2 associations.

            For certain limitations on the ability of Sovereign Bank to pay dividends to Sovereign, see Sovereign's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

            Prior to the issuance of any Sovereign Preferred Stock which possesses voting rights (see "Preferred Stock" below), the holders of shares of Sovereign Common Stock will possess exclusive voting rights in Sovereign. Each holder of shares of Sovereign Common Stock will be entitled to one vote for each share held on matters upon which shareholders have the right to vote. Sovereign shareholders are not entitled to cumulate votes in the election of directors.

            The holders of Sovereign Common Stock have no preemptive rights to acquire any additional shares of Sovereign.
In addition, the Sovereign Common Stock is not subject to redemption.

            Sovereign's Articles of Incorporation authorize the Sovereign Board of Directors to issue authorized shares of Sovereign Common Stock without shareholder approval. Sovereign Common Stock is included for quotation on the Nasdaq Stock Market National Market. As a result, in order to maintain such inclusion, approval of Sovereign's shareholders is required for the issuance of additional shares of Sovereign Common Stock or securities convertible into Sovereign Common Stock if the issuance of such securities (1) is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities issued have or will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance; (2) is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Sovereign has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more; (3) is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign Common Stock or 20% or more of the voting power outstanding before issuance; or (4) would result in a change in control of Sovereign. Under Nasdaq Stock Market National Market rules, shareholder approval is also required for the establishment of a stock option or purchase plan in which stock may be acquired by officers and directors other than pursuant to a broadly-based plan in which other security holders of Sovereign or employees of Sovereign participate. For a discussion of the approval of Sovereign shareholders required for the issuance of the shares of Sovereign Common Stock issuable to First Home shareholders in the Merger, see "THE MEETING -- Votes Required."

            In the event of liquidation, dissolution or winding-up of Sovereign, whether voluntary or involuntary, holders of Sovereign Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign Preferred Stock.

Preferred Stock

      General

            Sovereign's Board of Directors is authorized to approve the issuance of Sovereign Preferred Stock, without any required approval of shareholders. The rights, qualifications, limitations and restrictions on each series of Sovereign
Preferred Stock issued will be determined by the Sovereign Board of Directors at the time of issuance and may include, among other things, rights to participating dividends, voting and convertibility into shares of Sovereign Common Stock. Shares of Sovereign Preferred Stock may be issued with dividend, redemption, voting, and liquidation rights taking priority over Sovereign Common Stock, and may be convertible into Sovereign Common Stock, as determined by the Sovereign Board of Directors at the time of issuance.

            On May 17, 1995, Sovereign issued 2,000,000 shares of
6-1/4% Cumulative, Convertible Preferred Stock, Series B (the
"Series B Preferred Stock").

            On April 15 Sovereign announced that Sovereign will redeem all outstanding shares of its 6-1/4% Cumulative Convertible Preferred Stock, Series B ("Series B Preferred stock") on May 15, 1998, at a redemption price of $52.188 per share plus all accrued and unpaid dividends through May 15, 1998, of $0.78125 per share. As a result of the current conversion ratio of 7.184 shares of Sovereign Common Stock for each share of Series B Preferred Stock, Sovereign anticipates that all holders of the Series B Preferred Stock will convert their stock to Sovereign Common Stock on or prior to the redemption date. If all shares of Series B Preferred Stock are converted, the number of shares of Sovereign Common Stock would increase by approximately 14,368,000 shares.

Shareholder Rights Plan

            Sovereign maintains a Shareholder Rights Plan (the "Rights Plan") designed to protect shareholders from attempts to acquire control of Sovereign at an inadequate price. Under the Rights Plan, each outstanding share of Sovereign Common Stock has attached to it one right to purchase one one-hundredth of a share of a series of junior participating preferred stock (the
"Series A junior Participating Preferred Stock") at an initial exercise price of $40 (the "Sovereign Rights"). The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

            The rights become exercisable to purchase shares of the junior participating preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for 19.9% or more of total voting power. The rights can also be exercised if a person or group who has become a beneficial owner of at least 4.9% of Sovereign Common Stock or total voting power is declared by Sovereign's Board of Directors to be an "adverse person," as defined in the Rights Plan.

            After the rights become exercisable, under certain circumstances, the rights (other than rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase either Sovereign Common Stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

            Sovereign is generally entitled to redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. At any time prior to the date the rights have become nonredeemable, the Sovereign Board of Directors can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

Special Charter and Pennsylvania Corporate Law Provisions

            Sovereign's Articles of Incorporation and Bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign stock and the removal of Sovereign's management. These provisions: (1) empower the Sovereign Board of Directors, without shareholder approval, to issue Sovereign Preferred Stock the terms of which, including voting power, are set by the Sovereign Board of Directors;
(2) divide the Sovereign Board of Directors into three classes serving staggered three-year terms; (3) restrict the ability of shareholders to remove directors; (4) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign's voting power, if the transaction is not approved, in advance, by the Sovereign Board of Directors;
(5) prohibit shareholders' actions without a meeting; (6) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign's Articles of Incorporation; (7) require any person who acquires stock of Sovereign with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign voting stock at the highest price paid by such person for shares of Sovereign voting stock during the preceding year;
(8) eliminate cumulative voting in elections of directors;
(9) require an affirmative vote of at least two-thirds of Sovereign's total voting power in order for shareholders to repeal or amend Sovereign's Bylaws; (10) require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and
(11) provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66-2/3% or more of Sovereign's outstanding voting stock cannot constitute a majority of the members of Sovereign's Board of Directors.

            The Pennsylvania BCL also contains certain provisions applicable to Sovereign which may have the effect of impeding a change in control of Sovereign. These provisions, among other things: (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation and (2) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

            In 1990, Pennsylvania adopted legislation further amending the Pennsylvania BCL. To the extent applicable to Sovereign at the present time, this legislation generally:
(1) expands the factors and groups (including shareholders) which the Sovereign Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (2) provides that the Sovereign Board of Directors need not consider the interests of any particular group as dominant or controlling; (3) provides that Sovereign's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;
(4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) provides that the fiduciary duty of Sovereign's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

            The 1990 amendments to the Pennsylvania BCL explicitly provide that the fiduciary duty of directors shall not be deemed to require directors (1) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; (2) to render inapplicable, or make determinations under, provisions of the Pennsylvania BCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or (3) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania BCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

            Sovereign opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a Bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33-1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of Sovereign's opt-out from coverage by these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of Sovereign, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. Sovereign can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of Sovereign, by means of an amendment to Sovereign's Bylaws, which could be adopted by the Board of Directors, without shareholder approval, rescinding the Bylaw provision by which Sovereign originally opted out of coverage by these statutes.

                       COMPARISON OF SHAREHOLDER RIGHTS

            At the Effective Date, shareholders of First Home automatically will become shareholders of Sovereign, and their rights as shareholders will be determined by the Pennsylvania BCL and by Sovereign's Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of Sovereign Common Stock and the rights of holders of First Home Common Stock. These differences arise from various provisions of the Pennsylvania BCL and the New Jersey BCA, the Articles of Incorporation, Bylaws and Rights Plan of Sovereign and the Certificate of Incorporation and Bylaws of First Home.

            This summary does not purport to be a complete statement of the rights of First Home shareholders under the applicable New Jersey law, First Home's Certificate of Incorporation or First Home's Bylaws or a comprehensive comparison with the rights of Sovereign's shareholders under the applicable Pennsylvania law, Sovereign's Articles of Incorporation and Sovereign's Bylaws, or a complete description of the specific provisions referred to herein. This summary is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the New Jersey BCA and the governing corporate instruments of First Home and to the Pennsylvania BCL and the governing corporate instruments of Sovereign. Copies of such governing corporate instruments of First Home and Sovereign are available, without charge, to any person, including any beneficial owner to whom this Proxy Statement/Prospectus is delivered, by following the instructions listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

Directors

      Removal

            Pursuant to Sovereign's Articles of Incorporation,
Sovereign directors may be removed from office without cause by the affirmative vote of a majority of the outstanding voting shares.

            First Home's Certificate of Incorporation provides that the entire board of directors may be removed by the shareholders only for "cause" by the affirmative vote of the shareholders entitled to cast at least 75% of the votes which all shareholders would be entitled to cast at any annual election of directors or of such class of directors. "Cause" is defined to mean one of the following events: a director's felony conviction, judicial declaration that the director is of unsound mind or a director's gross abuse of trust committed in bad faith. First Home's Certificate of Incorporation also provides that the Board of Directors may, without shareholder approval, declare vacant the office of any director for any proper cause (whether or not similar to those listed in the above definition) including, but not limited to, conflict of interest or other breach of fiduciary duty, default on a loan, or unacceptability of the director to bank regulatory authorities.

      Nomination

            Shareholders of Sovereign are required to submit, in writing and in advance, any nomination of a candidate for election as a director. Sovereign's Bylaws provide that such nominations generally must be submitted not more than 120 days, and not less than 90 days, prior to a scheduled meeting for the election of directors (unless less than 21 days' notice of the meeting is given to shareholders in which case such nominations must be submitted within 7 days following the mailing of the notice to shareholders).

            First Home's Bylaws require that nominations for the election of directors made by shareholders (as opposed to those made by the Nominating Committee of the Board of Directors) must be made by written notice received by the Secretary not less than 60 nor more than 90 days prior to the annual meeting of shareholders at which directors are to be elected. Such notice must set forth, among other things, the name, age, address, principal occupation or employment of each such nominee, the class and number of shares of stock that are owned by such nominee, any other information required to be disclosed in proxy statements under Regulation 14A of the Securities Exchange Act of 1934, as amended, and certain information about the names, addresses and stock holdings of the shareholders making such nomination. Nominations not made in accordance with the procedure set forth in the Bylaws may be rejected unless the Nominating Committee has failed to deliver to the Secretary written nominations for all directorships to be voted upon at the annual meeting at least 30 days prior to the meeting (excluding substitute nominations in the case of death, disability, disqualification or other inability to serve of a nominee), in which case any shareholder may make nominations for director at the annual meeting.

      Election of Directors

            Sovereign's Articles of Incorporation and Bylaws provide that its Board of Directors shall be composed of not less than six nor more than 25 directors, the number of which may be determined by the Board of Directors. Presently, the Board of Directors is composed of eight members. The Sovereign Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders. Classification of the Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Sovereign Board of Directors and thereby could impede a change in control of Sovereign.

            Pursuant to First Home's Certificate of Incorporation, the Board of Directors must consist of not less than five nor more than 25 directors. The number of directors to be elected, subject to the foregoing limits, is determined from time to time by the Board of Directors. First Home's Board of Directors has fixed the number at seven. The Certificate of Incorporation of First Home provides for the classification of the Board of Directors into three classes as nearly equal in number as possible. Each class is elected for a three year term.

      Cumulative Voting

            Neither Sovereign's nor First Home's shareholders are permitted to cumulate votes in the election of directors.

      Limited Liability

            As permitted by the Pennsylvania BCL, Sovereign's Bylaws provide that directors of Sovereign are not personally liable to Sovereign, its shareholders or others for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

            The Certificate of Incorporation of First Home provides that a director or officer shall not be liable to the Company or its shareholders for damages for beach of any duty owed to the Company or its shareholders, except that this provision will not relieve a director or officer from liability for an act or omission: (i) in breach of that person's duty of loyalty to the Company or its shareholders; (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt by that person of an improper personal benefit.

            As permitted by the New Jersey BCA, First Home's Certificate of Incorporation provides that directors or officers of First Home are not personally liable to First Home or its shareholders for breach of any duty owed to First Home or its shareholders, unless such breach of duty is based on an act or omission (i) in breach of such person's duty of loyalty to First Home or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit.

      Indemnification

            The Bylaws of Sovereign and the Certificate of Incorporation of First Home each provide for indemnification of directors, officers, employees and agents for certain litigation-related liabilities and expenses to the maximum extent provided by Pennsylvania or New Jersey laws, as the case may be.

            Directors, officers, employees and agents of Sovereign are entitled to indemnification in both third party actions and derivative actions unless there is a court finding that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness. There is no requirement of a case-by-case determination that the applicable standard of conduct has been met for a person to be entitled to indemnification.

            The Bylaws of First Home provide that First Home shall, to the fullest extent now or hereafter permitted by the New
Jersey BCA, as amended from time to time, indemnify any director or officer of First Home. This right shall include the right to be paid by First Home for expenses incurred in defending any action, suit or proceeding in advance of final disposition, subject to the receipt by First Home of such undertakings as may be required by the New Jersey BCA. Additionally, the Board of Directors by resolution, may similarly indemnify persons other than a director or officer of First Home for liabilities incurred in connection with services rendered at the request of First Home or any of its subsidiaries.

Shareholder Meetings

            Special meetings of Sovereign shareholders may be called at any time by the Board of Directors at a duly called and held meeting of the Board of Directors or upon the unanimous written consent of the members of the Board of Directors or by the Chairman of the Board or the Chief Executive Officer, but only upon receiving written direction of at least a majority of directors then in office. Sovereign shareholders are not entitled to call a special meeting of shareholders.

            First Home's Bylaws provide that special meetings of shareholders shall be called by the Secretary upon the request of the Chairman of the Board, the President, the Board of Directors or the holders of at least 20% of the votes which all shareholders are entitled to cast at the particular meeting. The New Jersey BCA provides that upon the application of the holder or holders of not less than 10% of all the shares entitled to vote at a meeting, the Superior Court, for good cause shown, may order a special meeting of shareholders.

            Shareholders of Sovereign are required to submit to Sovereign, in writing and in advance, any matter desired to be placed on the agenda of an annual meeting of shareholders. Such proposal generally must be submitted not more than 150 days and not less than 90 days prior to the meeting (or 7 days if less than 21 days' notice of the annual meeting is given to shareholders). Neither the Certificate of Incorporation nor the Bylaws of First Home contains any similar provisions.

            First Home's Bylaws provide that only such proposals as have been properly brought before the meeting can be acted upon at such meeting. In order to be considered properly brought before an annual meeting, proposals by shareholders (as opposed to proposals by the Board of Directors) must be made in writing and received at the principal executive offices of First Home not less than 20 days prior to the annual meeting of shareholders; provided, however, that if less than 30 days notice of such meeting is given to the shareholders, notice of the shareholder's proposal must be received not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders. Each notice of a proposal given by a shareholder must set forth a brief description of such proposal, the name and address of the shareholder making such proposal and the class and number of shares owned by such shareholder.
Proposals not made in accordance with the procedures set forth in the Bylaws will be rejected.

Action by Shareholders Without a Meeting

            Sovereign's Bylaws provide that no action required or permitted to be taken at any annual or special meeting of Sovereign's shareholders may be taken without a meeting, and the power of Sovereign's shareholders to consent in writing to action without a meeting is expressly denied.

            The New Jersey BCA provides that if the action of shareholders is being taken pursuant to Chapter 10 of the New Jersey BCA (relating to merger, consolidation, acquisition of all capital shares and sale of assets), such action may be taken without a meeting only if all shareholders consent thereto in writing or if all shareholders entitled to vote thereon consent thereto in writing and the corporation notifies all other shareholders of the action consented to, the proposed effective date of such action and any conditions precedent to the action. Such notification must be given at least 20 days in advance of the effective date of such action.

Inspection Rights

            The Pennsylvania BCL and Sovereign's Bylaws provide that every shareholder of Sovereign, upon written demand under oath stating the purpose thereof, shall have the right, for any proper purpose, to examine during usual business hours the share register, books or records of account and records of the proceedings of the shareholders and directors, and make copies or extracts therefrom.

            The New Jersey BCA provides that any person who shall have been a shareholder of record of a corporation for at least six months immediately preceding his or her demand, or any person holding, or so authorized in writing by the holders of, at least 5% of the outstanding shares of any class or series, upon at least 5 days' written demand shall have the right, for any proper purpose, to examine, in person or by agent or attorney, during usual business hours the corporation's minutes of the proceedings of shareholders and record of shareholders and to make extracts therefrom; provided, however, that a court may, upon proof by a shareholder of a proper purpose, irrespective of the period of time during which the shareholder shall have been a shareholder of record, and irrespective of the number of shares held by such shareholder, compel the production of the books and records of account, minutes and record of shareholders of the corporation for examination by such shareholder.

Shareholder Rights Plan

            Sovereign has adopted a shareholder rights plan pursuant to which holders of Sovereign Common Stock are entitled, under certain circumstances generally involving an accumulation of Sovereign Common Stock, to purchase Sovereign Common Stock or common stock of the potential acquiror at a substantially reduced price. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan."

            First Home does not have a shareholder rights plan.

Antitakeover Provisions

      Sovereign

            Sovereign is subject to some, but not all, of various provisions of the Pennsylvania BCL which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the Board of Directors. The relevant provisions are contained in Subchapters 25E-H of the Pennsylvania BCL.

            Subchapter 25E of the Pennsylvania BCL (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

            Subchapter 25F of the Pennsylvania BCL (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

            Subchapter 25G of the Pennsylvania BCL (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the Pennsylvania BCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

            Subchapter 25H of the Pennsylvania BCL (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

            Subchapters 25E-H of the Pennsylvania BCL contain a wide variety of transactional and status exemptions, exclusions and safe harbors. As permitted under the Pennsylvania BCL, Sovereign has opted out of the provisions of Subchapters 25G and H but is subject to the provisions of Subchapters 25E and F. Such action can be reversed under certain circumstances.

            In addition, the fiduciary duty standards applicable to the Board of Directors of Sovereign under the Pennsylvania BCL and certain provisions of Sovereign's Articles of Incorporation and Bylaws may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign's stock and the removal of Sovereign's management.
See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Special
Charter and Pennsylvania Corporate Law Provisions."

      First Home

            The New Jersey Shareholders Protection Act ("NJSPA") provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "New Jersey Resident Domestic Corporation") may engage in any "business combination" (as defined in the NJSPA, a "Business Combination") with any interested shareholder (as defined in the NJSPA, an "Interested Shareholder") of that New Jersey Resident Domestic Corporation for a period of five years following that Interested Shareholder's stock acquisition unless that Business Combination is approved by the board of directors of that New Jersey Resident Domestic Corporation prior to that Interested Shareholder's stock acquisition date. The term Business Combination, as defined in the NJSPA, includes, among other things, certain mergers, consolidations, asset transfers, stock issuances, sale, lease, exchange, pledge, transfer or other disposition of assets, plans of liquidation and recapitalizations. Interested Shareholder, as defined in the NJSPA, includes certain persons holding, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of the New Jersey Resident Domestic Corporation and certain affiliates of the New Jersey Resident Domestic Corporation that, at any time within the five year period immediately prior to the date in question, were the beneficial owners, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the New Jersey Resident Domestic Corporation.

            Pursuant to the NJSPA, no New Jersey Resident Domestic Corporation may engage, at any time, in any Business Combination with any Interested Stockholder of that New Jersey Resident Domestic Corporation other than: (i) a Business Combination approved by the board of directors of that New Jersey Resident Domestic Corporation prior to that Interested Stockholder's stock acquisition date, (ii) a Business Combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that Interested Shareholder at a meeting called for such purpose or (iii) a Business Combination where the Interested Shareholder pays a formula price designed to ensure that all holders (other than the Interested Shareholder) of stock of the New Jersey Resident Domestic Corporation receive at least the highest price per share paid by that Interested Shareholder for any shares of capital stock acquired by it. The NJSPA does not apply to certain situations such as, but not limited to, inadvertent acquisitions, provided the Interested Shareholder divests itself or himself of a sufficient number of shares so that such shareholder is no longer a 10% or greater beneficial owner in accordance with the NJSPA. A New Jersey Resident Domestic Corporation may not opt out of the NJSPA.

            Because Sovereign is not an "Interested Shareholder" as defined in NJSPA, NJSPA is not applicable to the Merger.

            Under the New Jersey BCA, directors of a New Jersey corporation may consider, in discharging their duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, any of the following (in addition to considering the effects of any action on shareholders): (i) the effects of the action on the corporation's employees, suppliers, creditors and customers,
(ii) the effects of the action on the community in which the corporation operates and (iii) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any obstacles to, or refrain from impeding such proposal or offer.

Required Shareholder Vote

      General

            Subject to the voting rights of any series of Sovereign Preferred Stock then outstanding (see "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Preferred Stock"), the holders of Sovereign Common Stock possess exclusive voting rights of Sovereign. Each holder of Sovereign Common Stock is entitled to one vote for each share owned of record. For general corporate action of the shareholders of Sovereign, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval (abstentions with respect to any matter are not considered votes "cast" under Pennsylvania law).

            The holders of First Home Common Stock possess exclusive voting rights of First Home. Each holder of First Home Common Stock is entitled to one vote for each share owned of record. For general corporate action of the shareholders of First Home, the affirmative vote of a majority of the votes cast at a shareholders' meeting is required for approval.

      Fundamental Changes

            Sovereign's Articles of Incorporation require that a plan of merger, consolidation, share exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign other than in the usual and regular course of business) must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except that shareholder approval of any such transaction which is approved in advance by at least 66-2/3% of the members of Sovereign's Board of Directors requires only the affirmative vote of a majority of the votes cast. In the absence of prior approval by Sovereign's Board of Directors, Sovereign's Articles of Incorporation require a vote of shareholders with at least 80% of Sovereign's total voting power to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign) or similar transactions involving a shareholder holding 5% or more of Sovereign's voting power. The Merger has been unanimously approved by Sovereign's Board of Directors.

            First Home is subject to the provisions of the New Jersey Shareholders Protection Act, the effect of which may be to increase the number of votes required for shareholder approval of certain business combinations. See "-- New Jersey Shareholders Protection Act."

      Amendment of Articles or Certificate of Incorporation

            Sovereign's Articles of Incorporation contain various provisions that require a supermajority vote of shareholders to amend or repeal particular sections of such Articles. Amendment or repeal of the provisions of Sovereign's Articles of Incorporation relating to noncumulative voting, the classification of directors, the approval of fundamental changes, the requirement of holding meetings for shareholder action, the amendment of Bylaws generally, and the consideration of non-economic factors by Sovereign's Board of Directors if evaluating a tender offer, merger, consolidation or similar transaction all require (i) the affirmative vote of 80% of the shares entitled to vote or (ii) the affirmative vote of 80% of the members of Sovereign's Board of Directors and the affirmative vote of shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast.

            Amendments to First Home's Certificate of Incorporation require the approval of the affirmative vote of the holders of at least 80% of the outstanding voting stock; provided, however, the affirmative vote of the holders of a majority of the shares of First Home Common Stock is required if the Board of Directors has approved the proposed amendment by resolution adopted before the shareholders are solicited to vote on the amendments.

Amendment of Bylaws

            The authority to amend or repeal Sovereign's Bylaws is vested in Sovereign's Board of Directors, subject always to the power of the shareholders of Sovereign to change such action by the affirmative vote of shareholders holding at least two-thirds of Sovereign's total voting power (except that any amendment to the indemnification and limitation of director liability provisions set forth in the Bylaws shall require the affirmative vote of two-thirds of the entire Board of Directors or shareholders holding 80% of the votes that all shareholders are entitled to cast).

            First Home's Bylaws may be amended or repealed by a majority vote of the members of the Board of Directors, or if any amendment to the Bylaws is proposed by shareholders, and has not previously received the approval of the Board of Directors, such amendment shall require the affirmative vote of the holders of at least eighty percent (80%) of the votes which all shareholders are entitled to cast thereon, in addition to any other approval which is required by law, this Certificate of Incorporation, these Bylaws or otherwise.

Mandatory Tender Offer Provision

            Sovereign's Articles of Incorporation provide that any person or entity acquiring Sovereign capital stock with 25% or more of Sovereign's total voting power is required to offer to purchase, for cash, all shares of Sovereign's voting stock, at a price per share equal to the highest price paid by such person for each respective class of Sovereign's voting stock within the preceding twelve months. Such provision is inapplicable if at least 80% of Sovereign's Board of Directors approves in advance such acquisition of 25% or more of Sovereign's total voting power. The Pennsylvania BCL also provides that following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the "fair value" of their shares, including a proportionate amount for any control premium.

            Neither First Home's Certificate of Incorporation or
Bylaws nor the New Jersey BCA provide First Home's shareholders with similar rights.

Dissenters' Rights

            Under the Pennsylvania BCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's shares if such shareholder duly exercises its dissenters' rights with respect to a plan of merger or consolidation, share exchange, asset transfer, division or conversion to which such corporation is a party, unless the shares are (i) listed on a national securities exchange or
(ii) held of record by more than 2,000 shareholders. The foregoing market exceptions do not apply,and dissenters' rights generally are available in respect of, (i) shares that are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares, (ii) shares of any preferred or special class unless the shareholders of the class are entitled to vote on the plan and such class vote is required for the adoption of the plan or to effectuate the transaction and (iii) shares which under the plan are treated differently from shares of the same class or series and which are not entitled to vote as a special class under Pennsylvania BCL Section 1906(c). The Pennsylvania BCL allows a corporation to provide dissenters' rights notwithstanding the statutory exceptions, but Sovereign's Articles of Incorporation and Bylaws do not require such optional dissenters' rights. Under the Pennsylvania BCL, if a plan of merger or consolidation, share exchange, asset transfer, division or conversion is adopted by the directors only, without any shareholder approvals required, the shareholders have no statutory dissenters' rights in respect of the plan other than optional dissenters' rights, if any. Sovereign's shareholders have no dissenters' rights with respect to the Merger.

            The New Jersey BCA generally provides for dissenters' rights in connection with any merger or consolidation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation not in the usual or regular course of business. However, unless the Certificate of Incorporation otherwise provides, no such right to dissent exists with respect to (i) any class or series of shares that which on the record date fixed to determine the shareholders entitled to vote on the transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders or, generally, (ii) any transaction in connection with which the shareholders of the corporation will receive only
(a) cash, (b) securities that, upon consummation of the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders, or (c) cash and such securities. A shareholder of a corporation may also dissent from any acquisition of shares owned by such shareholder in connection with the acquisition by another New Jersey corporation, in exchange for its shares, of all the shares of a class or series of securities of such corporation. Any shareholder who perfects dissenters' rights under the New Jersey BCA is entitled to receive the "fair value" of such shares as determined either by agreement between such shareholder and the corporation or by a court of competent jurisdiction. First Home's shareholders have no dissenters' rights with respect to the Merger.

Dividends

            Under the Pennsylvania BCL, a corporation may pay dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of its business or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

            Subject to any restrictions contained in a corporation's certificate of incorporation, the New Jersey BCA provides that a corporation may pay dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of its business or (ii) the corporation's total assets would be less than its total liabilities. There are no restrictions included in First Home's Certificate of Incorporation with respect to the payment of dividends.

Voluntary Dissolution

            Under the Pennsylvania BCL, if Sovereign's Board of Directors recommends that Sovereign be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, Sovereign may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Under Sovereign's Articles of Incorporation if at least 66-2/3% of Sovereign's Board of Directors has not recommended that Sovereign be dissolved, Sovereign may be dissolved upon the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.

            Under the New Jersey BCA, if the Board of Directors recommends that First Home be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, First Home may be dissolved upon the affirmative vote of a majority of the votes cast by the shareholders entitled to vote thereon and, if any class or series of securities of First Home is entitled to vote on such motion as a class, upon the affirmative vote of a majority of the votes cast by each such class. If the dissolution is proposed by, on behalf of or pursuant to any agreement, arrangement or understanding with an Interested Stockholder, the NJSPA will apply. See
" -- Antitakeover Provisions" above.

Preemptive Rights

      Neither the holders of Sovereign Common Stock nor First Home Common Stock are entitled to preemptive rights.

                                  ADJOURNMENT

            In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the Merger Agreement at the time of the Special Meeting, such proposal could not be approved unless the Special Meeting is adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by First Home, at the time of the applicable Meeting to be voted for such adjournment, if necessary, First Home has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration.

            The Board of Directors of First Home recommends that shareholders vote their proxies in favor of the Adjournment Proposal so that their proxies may be used for such purposes in the event it becomes necessary. Properly executed proxies will be voted in favor of the Adjournment Proposal unless otherwise indicated thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Special Meeting.

                                    EXPERTS

            The consolidated financial statements of Sovereign at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in Sovereign's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1996 and 1995, are based in part on the reports of KPMG Peat Marwick LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

            The supplemental consolidated financial statements of Sovereign at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in Sovereign's Current Report on Form 8-K, dated May __, 1998, and incorporated by reference in the Registration Statement in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which is based in part on the report of KPMG Peat Marwick LLP, independent auditors. The consolidated financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

            The consolidated financial statements of First Home as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto appearing elsewhere herein, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL MATTERS

            The validity of the Sovereign Common Stock to be issued in the Merger, certain federal income tax consequences of the Merger, and certain other legal matters relating to the Merger are being passed upon for Sovereign by the law firm of Stevens & Lee, counsel to Sovereign. Joseph E. Lewis, a director of Sovereign Bank, is a principal of the firm of Stevens & Lee. Stevens & Lee and its attorneys own an aggregate of approximately 200,000 shares of Sovereign Common Stock, including shares issuable upon the exercise of options issued to Mr. Lewis in his capacity as director of Sovereign Bank.

            Legal matters in connection with the Merger will be passed upon for First Home by Blank Rome Comisky & McCauley LLP.

                                 OTHER MATTERS

            As of the date of this Proxy Statement/Prospectus, the Board of Directors of First Home knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in this Proxy Statement/Prospectus. However, if any other matters shall come before the Special Meeting or any adjournments thereof and be voted upon, the forms of proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                             SHAREHOLDER PROPOSALS

            Sovereign's 1998 Annual Meeting of Shareholders was held on April 17, 1998. It is anticipated that Sovereign's 1999 Annual Meeting of Shareholders will be held on or about April 15, 1999. In accordance with the ByLaws of Sovereign, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders must provide notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of Sovereign, not less than 90 days nor more than 120 days prior to such annual meeting. Any shareholder who desires to submit a proposal to be considered for inclusion in Sovereign's proxy materials relating to its 1999 Annual Meeting of Shareholders must submit such proposal in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn: Secretary), on or before November 16, 1998.

                                                                 ANNEX A









                              AGREEMENT AND PLAN
                                   OF MERGER


                                    between


                            SOVEREIGN BANCORP, INC.


                                      and


                           FIRST HOME BANCORP INC.


                               December 18, 1997

                                   AGREEMENT

            THIS AGREEMENT AND PLAN OF MERGER, dated as of December 18, 1997, is made by and between SOVEREIGN BANCORP, INC. ("Sovereign"), a Pennsylvania corporation, having its principal place of business in Wyomissing, Pennsylvania, and FIRST HOME BANCORP INC. ("First Home"), a New Jersey corporation, having its principal place of business in Pennsville, New Jersey.

                                  BACKGROUND

            1. Sovereign and First Home desire for First Home to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey, and in accordance with the plan of merger set forth herein.

            2. At or prior to the execution and delivery of this Agreement, (a) certain directors and officers of First Home and affiliates of First Home, each have executed in favor of Sovereign, a Letter Agreement dated December 18, 1997, in the form attached hereto as Exhibit 1, and (b) First Home is concurrently granting to Sovereign an option to acquire, under certain circumstances, First Home's common stock (the "Sovereign Option") pursuant to a Stock Option Agreement between Sovereign and First Home dated December 18, 1997, attached hereto as
Exhibit 2.

            3. Sovereign desires to merge First Home Savings Bank, F.S.B., a federal savings bank and a wholly-owned subsidiary of First Home ("First Home Savings"), into and with Sovereign Bank, FSB, a federal savings bank and a wholly-owned subsidiary of Sovereign ("Sovereign Bank"), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 3.

            4. Sovereign and First Home desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I
                                  THE MERGERS

            Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

                  Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Sovereign and First Home.

                  Applicable Exchange Ratio shall have the meaning given to such term in Section 1.02(e)(ii).

                  Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

                  Articles of Merger means the articles of merger to be executed by Sovereign and First Home and to be filed in the PDS and the NJSOS, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey, respectively.

                  Bank Merger means the merger of First Home Savings with and into Sovereign Bank, with Sovereign Bank surviving such merger, contemplated by Section 1.03 of this Agreement.

                  Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

                  BCL means the Pennsylvania Business Corporation
      Law of 1988, as amended.

                  Closing Date means the date determined by Sovereign, in its sole discretion, upon five (5) days prior written notice to First Home, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as Sovereign and First Home shall agree.

                  Determination Date means the date immediately preceding the Closing Date.

                  Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and the NJSOS, and shall be the same as the Closing Date.

                  Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

                  ERISA means the Employee Retirement Income
      Security Act of 1974, as amended.

                  Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

                  FDIA means the Federal Deposit Insurance Act, as amended.

                  FDIC means the Federal Deposit Insurance
      Corporation.

                  First Home Common Stock means the common stock of First Home described in Section 2.02(a).

                  First Home Disclosure Schedule means a disclosure schedule delivered by First Home to Sovereign pursuant to this Agreement.

                  First Home Financials means (i) the audited consolidated financial statements of First Home as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto, (ii) the unaudited interim consolidated financial statements of First Home as of each calendar quarter thereafter included in Securities Documents filed by First Home, including the notes thereto and (iii) the preliminary unaudited consolidated statement of condition and income statement of First Home as of November 30, 1997, and for the two-month period then ended.

                  First Home Stock Option Plans means the Employee Compensation Program and the 1994 Stock Option Plan for Non-Employee Directors.

                  First Home Regulatory Reports means the Annual Reports of First Home or First Home Savings, as the case may be, on Form H-(b)11, any Current Report of First Home or First Home Savings, as the case may be, on Form H-(b)11 filed with the OTS from December 31, 1995 through the Closing Date and the Thrift Financial Reports of First Home or First Home Savings, as the case may be, and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995, through the Closing Date.

                  First Home Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by First Home, except any corporation the stock of which is held in the ordinary course of the lending activities of First Home Savings.

                  GAAP means generally accepted accounting principles as in effect at the relevant date.

                  HOLA means the Home Owners' Loan Act of 1933, as amended.

                  IRC means the Internal Revenue Code of 1986, as amended.

                  IRS means the Internal Revenue Service.

                  Material Adverse Effect shall mean, with respect to Sovereign or First Home, respectively, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include (a) any change in the value of the respective investment and loan portfolios of Sovereign or First Home resulting from a change in interest rates generally, (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund, (c) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger and the cost associated with Section 4.11(d) hereof) incurred in connection with this Agreement and the transactions contemplated hereby, (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by First Home pursuant to
      Section 4.10(a)(ix) of this Agreement), and (e) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

                  Merger means the merger of First Home with and into Sovereign, with Sovereign surviving such merger, contemplated by this Agreement.

                  NASD means the National Association of Securities
      Dealers, Inc.

                  NJBCA means the New Jersey Business Corporation
      Act, as amended.

                  NJDB means the Department of Banking of the State of New Jersey.

                  NJSOS means the Office of the Secretary of State of the State of New Jersey.

                  OTS means the Office of Thrift Supervision.

                  PDS means the Department of State of the Commonwealth of Pennsylvania.

                  Person means any individual, corporation, partnership, joint venture, association, trust or "group"
      (as that term is defined in Section 13(d)(3) of the Exchange
      Act).

                  Prospectus/Proxy Statement means the
      prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of First Home Common
      Stock in connection with the transactions contemplated by this Agreement.

                  Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

                  Regulatory Agreement has the meaning given to that term in Section 2.11 and 3.10 of this Agreement.

                  Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OTS, the FDIC, the NJDB, or the respective staffs thereof.

                  Rights means warrants, options, rights,
      convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

                  SEC means the Securities and Exchange Commission.

                  Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

                  Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

                  Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

                  Sovereign Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

                  Sovereign Disclosure Schedule means a disclosure schedule delivered by Sovereign to First Home pursuant to this Agreement.

                  Sovereign Financials means (i) the audited consolidated financial statements of Sovereign as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto, (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign, including the notes thereto, and (iii) the preliminary unaudited consolidated financial statements of Sovereign as of November 30, 1997 and for the two month period then ended, including the preliminary notes thereto.

                  Sovereign Market Price means, as of any date, the average of the mean between the closing high bid and low asked prices of a share of Sovereign Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq) National Market System.

                  Sovereign Market Value means, as of any date, the average of the Sovereign Market Prices for the fifteen consecutive trading days ending on the trading day preceding the date as of which the Sovereign Market Value is determined.

                  Sovereign Option means the option granted to Sovereign by First Home to acquire such number of shares of First Home Common Stock as shall equal 19.9% of the shares of First Home Common Stock outstanding before giving effect to the exercise of such option referenced in the recitals to this Agreement.

                  Sovereign Regulatory Reports means the Annual Reports of Sovereign on Form H-(b)11 filed with the OTS since December 31, 1995 through the Closing Date, any Current Report of Sovereign on Form H-(b)11 filed with the OTS from December 31, 1995 through the Closing Date and the Thrift Financial Reports of Sovereign Bank and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995, through the Closing Date.

                  Sovereign Rights Agreement means the Rights
      Agreement dated as of September 19, 1989, as amended
      September 27, 1995, between Sovereign and Chemical Bank, as rights agent, relating to Sovereign's Series A Junior
      Participating Preferred Stock.

                  Sovereign Stock Purchase Rights means Rights to purchase a unit of Sovereign's Series A Junior Participating Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

                  Sovereign Subsidiaries means (i) any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank and (ii) Sovereign Capital
      Trust I and any similar entity sponsored or created by Sovereign after the date hereof.

                  Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

            Section 1.02      The Merger.

                  (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at such time and place as are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, First Home and Sovereign shall cause the Articles of Merger to be duly executed and to be filed in the PDS and the NJSOS.

                  (b)   The Merger.  Subject to the terms and
conditions of this Agreement, on the Effective Date: First Home shall merge with and into Sovereign; the separate existence of First Home shall cease; Sovereign shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of First Home shall be taken and deemed to be transferred to and vested in Sovereign, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of First Home and Sovereign shall thereafter be the responsibility of Sovereign as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey.

                  (c) Sovereign's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of Sovereign, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Sovereign, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

                  (d) Board of Directors and Officers of Sovereign and Sovereign Bank.

                        (i)  On the Effective Date, the Board of
Directors of Sovereign, as the surviving corporation in the Merger, shall consist of those persons holding such office immediately prior to the Effective Date.

                        (ii)  On the Effective Date, the officers of
Sovereign duly elected and holding office immediately prior to the Effective Date shall be the officers of Sovereign, as the surviving corporation in the Merger, existing on such Effective
Date.

                        (iii)  On the effective date of the Bank
Merger, the Board of Directors of Sovereign Bank, as the surviving institution in the Bank Merger, shall consist of those persons holding such office immediately prior to such effective date.

                        (iv)  On the effective date of the Bank
Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of Sovereign Bank, as the surviving corporation in the Bank Merger.

                  (e)   Conversion of Shares.

                        (i)   Sovereign Common Stock.

                              (A)   Each share of Sovereign Common
      Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sovereign Common Stock. Shares of Sovereign Common Stock owned by First Home (other than shares held in trust, managed, custodial or nominee accounts and the like or held by mutual funds for which a subsidiary of First Home acts as investment advisor, that in any such case are beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury stock of Sovereign.

                              (B)   Each share of Sovereign Common
      Stock issued and held in the treasury of Sovereign as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sovereign.

                        (ii)  First Home Common Stock.

                              (A)    Subject to the provisions of
      subparagraphs (B), (C) and (D) of this Section 1.02(e)(ii), each share of First Home Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of First Home Common Stock, if any, then owned by Sovereign or First Home or any First Home Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

                                    (i)  if the Sovereign Market Value
            determined as of the Effective Date is greater than or equal to $18.00 and less than or equal to $22.00, then that number of shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement, equal to $31.25 divided by the Sovereign Market Value determined as of the Effective Date;

                                    (ii)  if the Sovereign Market Value
            determined as of the Effective Date is less than $18.00, then 1.736 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase
            Rights pursuant to the Sovereign Rights Agreement; or

                                    (iii)  if the Sovereign Market
            Value determined as of the Effective Date is greater than $22.00, then 1.420 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement (as determined pursuant to any of Sections 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii) or
            1.02(e)(ii)(A)(iii), the "Applicable Exchange Ratio").

                              (B)   Each share of First Home Common
      Stock (other than trust account shares or DPC shares) owned by Sovereign or a Sovereign Subsidiary on the Effective
      Date, if any, shall be cancelled.

                              (C)   Each share of First Home Common
      Stock issued and held in the treasury of First Home or owned by First Home or any First Home Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                              (D)   No fraction of a whole share of
      Sovereign Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of First Home Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign
      Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Sovereign Market Price determined as of the Effective Date.

                  (f)   Stock Options.

                        (i)  On the Effective Date, each option to
acquire First Home Common Stock which is then outstanding ("First Home Option"), whether or not exercisable, shall cease to represent a right to acquire shares of First Home Common Stock and shall be converted automatically into an option to purchase shares of Sovereign Common Stock and the corresponding number of Sovereign Stock Purchase Rights, and Sovereign shall assume each First Home Option, in accordance with the terms of the applicable First Home Stock Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Date,
(i) Sovereign and its Board of Directors or a duly authorized committee thereof shall be substituted for First Home and First Home's Board of Directors or duly authorized committee thereof administering such First Home Stock Option Plan, (ii) each First Home Option assumed by Sovereign may be exercised solely for shares of Sovereign Common Stock and Sovereign Stock Purchase Rights, (iii) the number of shares of Sovereign Common Stock subject to such First Home Option shall be equal to the number of shares of First Home Common Stock subject to such First Home Option immediately prior to the Effective Date multiplied by the Applicable Exchange Ratio, provided that any fractional shares of Sovereign Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such First Home Option shall be adjusted by dividing the per share exercise price under each such First Home Option by the Applicable Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each First Home Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the IRC. Sovereign and First Home agree to take all necessary steps to effect the foregoing provisions of this Section 1.02(f).

                        (ii)  As soon as practicable after the
Effective Date, Sovereign shall deliver to each participant in each First Home Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such First Home Stock Option Plan shall continue in effect on the same terms and conditions, including without limitation the duration thereof, subject to the adjustments required by Section 1.02(f)(i) hereof after giving effect to the Merger. Within 60 days after the Effective Date, Sovereign shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Sovereign Common Stock and Sovereign Stock Purchase Rights subject to such options and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

                  (g)   Surrender and Exchange of First Home Stock
Certificates.

                        (i)  Exchange of Certificates.  Each holder
      of shares of First Home Common Stock who surrenders to Sovereign (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Sovereign Common Stock into which such holder's shares of First Home Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with
      Section 1.02(e)(ii)(D) hereof.

                        (ii) Rights Evidenced by Certificates. Each certificate for shares of Sovereign Common Stock issued in exchange for certificates for First Home Common Stock pursuant to Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of First Home
      Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Sovereign Common Stock pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof. If certificates for shares of First Home Common Stock are exchanged for Sovereign Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Sovereign Common Stock, Sovereign will pay cash in an amount equal to dividends theretofore payable on such Sovereign Common Stock and pay or deliver any other distribution to which holders of shares of Sovereign Common Stock have theretofore become entitled. Upon surrender of certificates for shares of First Home
      Common Stock in exchange for certificates for Sovereign
      Common Stock, Sovereign also shall pay any dividends to which such holder of First Home Common Stock may be entitled as a result of the declaration of a dividend on the First
      Home Common Stock by First Home in accordance with the terms of this Agreement with a record date prior to the Effective Date and a payment date after the Effective Date. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(g) upon surrender of certificates for shares of First Home Common Stock.

                        Notwithstanding the foregoing, no party
      hereto will be liable to any holder of First Home Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of First Home Common Stock are surrendered by a First Home shareholder to Sovereign for exchange, Sovereign shall have the right to withhold dividends or any other distributions on the shares of Sovereign Common Stock issuable to such shareholder.

                        (iii) Exchange Procedures. Each certificate for shares of First Home Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Sovereign Common
      Stock for which certificates will be issued pursuant to this
      Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Sovereign Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Sovereign Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of First Home Common Stock which are surrendered. As promptly as practicable after the Effective Date, Sovereign shall send or cause to be sent to each shareholder of record of First Home Common Stock transmittal materials for use in exchanging certificates representing First Home Common Stock for certificates representing Sovereign Common Stock into which the former have been converted in the Merger. Certificates representing shares of Sovereign Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of First Home as soon as reasonably possible but in no event later than fifteen (15) business days following the receipt of certificates representing former shares of First Home Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective
      Date).

                        (iv)  Closing of Stock Transfer Books;
      Cancellation of First Home Certificates. Upon the Effective Date, the stock transfer books for First Home Common Stock will be closed and no further transfers of shares of First Home Common Stock will thereafter be made or recognized.
      All certificates for shares of First Home Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by Sovereign.

                  (h)   Anti-Dilution Provisions.  If, on the
Effective Date, (i) the Applicable Exchange Ratio is determined pursuant to either Section 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii), (ii) Sovereign has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of Sovereign Common Stock, (B) combined the outstanding shares of Sovereign Common Stock into a smaller number of shares,
(C) subdivided the outstanding shares of Sovereign Common Stock, or (D) reclassified the shares of Sovereign Common Stock, and
(iii) the Applicable Exchange Ratio would have been determined under the same section if such dividend, combination, subdivision or reclassification had not occurred (determined by appropriate mathematical adjustment of the actual Applicable Exchange Ratio), then the number of shares of Sovereign Common Stock to be delivered pursuant to Sections 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) to First Home shareholders who are entitled to receive shares of Sovereign Common Stock in exchange for shares of First Home Common Stock shall be adjusted so that each First Home shareholder shall be entitled to receive such number of shares of Sovereign Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if Sovereign shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date and the conditions set forth above are satisfied, the Applicable Exchange Ratio determined pursuant to Sections 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) shall be adjusted upward by 7%). If, on the Effective Date, (i) the exchange ratio preliminarily would be determined pursuant to Section 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii), or 1.02(e)(ii)(A)(iii) (the "Tentative Exchange Ratio"), (ii) Sovereign has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of Sovereign Common Stock, (B) combined the outstanding shares of Sovereign Common Stock into a smaller number of shares,
(C) subdivided the outstanding shares of Sovereign Common Stock, or (D) reclassified the shares of Sovereign Common Stock, and
(iii) the Tentative Exchange Ratio would have been determined under a different section if such dividend, combination, subdivision, or reclassification had not occurred (determined by appropriate mathematical adjustment of the Sovereign Market Value), then the actual Applicable Exchange Ratio shall be determined by giving effect to such mathematical adjustment and by changing, if relevant, the otherwise determined exchange ratio amount set forth in Section 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii). (By way of illustration, if Sovereign shall declare a two-for-one stock split payable with respect to a record date on or prior to the Effective Date and the Sovereign Market Value determined as of the Effective Date is $10.00, then the Applicable Exchange Ratio shall be determined under Section 1.02(e)(ii)(A)(i) as though such Sovereign Market Value were $20.00. In such event, each First Home shareholder would receive
3.125 shares of Sovereign Common Stock in exchange for each share of First Home Common Stock, so that the aggregate market value of the Sovereign Common Stock received would be $31.25.)

            Section 1.03 The Bank Merger. Sovereign and First Home shall use their best efforts to cause First Home Savings to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, as soon as practicable after the Effective Date. Concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and First Home shall cause First Home Savings, to execute and deliver the Bank Plan of Merger attached hereto as Exhibit 3.

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF FIRST HOME

            First Home hereby represents and warrants to Sovereign that, except as specifically set forth in the First Home
Disclosure Schedule delivered to Sovereign by First Home on the date hereof:

            Section 2.01      Organization.

                  (a) First Home is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. First Home is a savings and loan holding company duly registered under the HOLA. First Home has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. First Home is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on First Home.

                  (b) First Home Savings is a federal savings bank duly organized and validly existing under the laws of the United States. First Home Savings has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Neither First Home Savings nor any other First Home Subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and neither is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on First Home.

                  (c) There are no First Home Subsidiaries other than First Home Savings and those identified in the First Home
Disclosure Schedule.

                  (d)   The deposits of First Home Savings are
insured by the FDIC to the extent provided in the FDIA.

                  (e) The respective minute books of First Home and First Home Savings and each other First Home Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

                  (f) Prior to the date of this Agreement, First Home has delivered to Sovereign true and correct copies of the articles of incorporation and bylaws of First Home and the charter and bylaws of First Home Savings as in effect on the date hereof.

            Section 2.02      Capitalization.

                  (a) The authorized capital stock of First Home consists of (a) 10,000,000 shares of common stock, no par value ("First Home Common Stock"), of which 2,708,426 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (b) 1,000,000 shares of preferred stock, none of which are issued or outstanding. Neither First Home nor First Home Savings nor any other First Home Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Home Common Stock, First Home preferred stock or any other security of First Home or any securities representing the right to vote, purchase or otherwise receive any shares of First Home Common Stock, First Home preferred stock or any other security of First Home, other than (i) shares issuable under the Sovereign Option and (ii) 121,961 shares issuable under First Home Stock Option Plans and as set forth in reasonable detail in the First Home Disclosure Schedule.

                  (b) The authorized capital stock of First Home Savings consists of (i) 100 shares of common stock, no par value ("First Home Savings Common Stock"), of which 100 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by First Home free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature. Neither First Home nor any First Home Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any First Home Subsidiary or any other security of any First Home Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any First Home Subsidiary. Either First Home or First Home Savings owns all of the outstanding shares of capital stock of each First Home Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

                  (c)   Except as set forth in the First Home
Disclosure Schedule, neither (i) First Home, (ii) First Home Savings, nor (iii) any other First Home Subsidiary, owns any equity interest, directly or indirectly, treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of First Home Subsidiaries, equity interests held by First Home Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of First Home Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by First Home or First Home Savings with respect to any other company's capital stock or the equity of any other person.

                  (d) To the best of First Home's knowledge, except as disclosed in First Home's proxy statement dated March 28, 1997, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner
(as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Home Common Stock.

            Section 2.03      Authority; No Violation.

                  (a) First Home has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. First Home Savings has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by First Home and the completion by First Home of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First Home and, except for approval by the shareholders of First Home as required under the NJBCA, First Home's certificate of incorporation and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of First Home are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Home and, subject to approval of the shareholders of First Home as required under the NJBCA, First Home's certificate of incorporation and bylaws and Nasdaq requirements applicable to it and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of First Home, enforceable against First Home in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by First Home Savings concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of First Home Savings, enforceable against First Home Savings in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (b)   (A) The execution and delivery of this
Agreement by First Home, (B) the execution and delivery of the Bank Plan of Merger by First Home Savings, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and First Home's and Sovereign's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by First Home or First Home Savings with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Home or any First Home Subsidiary or the charter and bylaws of First Home Savings;
(ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Home or any First Home Subsidiary or any of their respective properties or assets; or (iii) except as set forth in the First Home Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Home or any First Home Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which First Home or any First Home Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Home.

            Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of First Home under the NJBCA, First Home's articles of incorporation and bylaws and Nasdaq requirements applicable to it, and the approval of the Bank Plan of Merger by First Home as sole shareholder of First Home Savings under the HOLA, and by the First Home Savings Board of Directors, and except as disclosed in the First Home Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by First Home or the Bank Plan of Merger by First Home Savings, and (b) the completion by First Home of the transactions contemplated hereby or by First Home Savings of the Bank Merger. As of the date hereof, First Home has no reason to believe that
(i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact First Home's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement. Shareholders of First Home are not entitled to exercise dissenters' rights in connection with the transactions contemplated by this Agreement under federal or New Jersey law.

            Section 2.05      Financial Statements.

                  (a) First Home has previously delivered, or will deliver, to Sovereign the First Home Regulatory Reports. The
First Home Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of First Home as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

                  (b)   First Home has previously delivered to
Sovereign the First Home Financials. The First Home Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of First Home as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

                  (c) At the date of each balance sheet included in the First Home Financials or the First Home Regulatory Reports, neither First Home nor First Home Savings (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Home Financials or First Home Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

            Section 2.06      Taxes.

                  (a) First Home and the First Home Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). First Home has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to First Home and all First Home Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from First Home and any First Home Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

                  (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to First Home or any First Home Subsidiary.

            Section 2.07 No Material Adverse Effect. First Home has not suffered any Material Adverse Effect since September 30, 1997.

            Section 2.08      Contracts.

                  (a) Except as described in First Home's proxy statement for its April 25, 1997 annual meeting of shareholders and Annual Report on Form 10-K for the year ended December 31, 1996, previously delivered to Sovereign, in the footnotes to the audited consolidated financial statements of First Home as of December 31, 1996 and for the three years ended December 31, 1996, in the footnotes to the audited financial statements of First Home Savings as of December 31, 1996 and for the three years ended December 31, 1996, or in the First Home Disclosure Schedule, neither First Home nor any First Home Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of First Home or any First Home Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of First Home or any First Home Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of First Home or any First Home Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any First Home Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Home or any First Home Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances and repurchases, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any First Home Subsidiary to engage in any type of banking or bank-related business permissible under law.

                  (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) or described in the First Home proxy statement for its April 25, 1997 annual meeting of shareholders or in a footnote to such First Home Financials, have been provided to Sovereign on or before the date hereof, are listed on the First Home Disclosure Schedule and are in full force and effect on the date hereof and neither First Home nor any First Home Subsidiary (nor, to the knowledge of First Home, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to First Home. Except as set forth in the First Home Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the First Home Disclosure Schedule, none of the employees (including officers) of First
Home or any First Home Subsidiary, possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the First Home Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which First Home or any First Home Subsidiary is a party or under which First Home or any First Home Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the First Home Disclosure Schedule, no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of First Home or any First Home Subsidiary absent the occurrence of a subsequent event;
(y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or
(z) requires First Home or any First Home Subsidiary to provide a benefit in the form of First Home Common Stock or determined by reference to the value of First Home Common Stock.

            Section 2.09      Ownership of Property; Insurance
Coverage.

                  (a)   Except as disclosed in the First Home
Disclosure Schedule, First Home and the First Home Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by First Home or any First Home Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Home Regulatory Reports and in the First Home Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. First Home and the First Home Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by First Home and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the First Home Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the First Home Financials.

                  (b) With respect to all agreements pursuant to which First Home or any First Home Subsidiary has purchased securities subject to an agreement to resell, if any, First Home or such First Home Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (c) First Home and the First Home Subsidiaries currently maintain insurance considered by First Home to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither First Home nor any First Home Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Home or First Home Savings under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years First Home and First Home Savings have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

            Section 2.10 Legal Proceedings. Except as disclosed in the First Home Disclosure Schedule, neither First Home nor any First Home Subsidiary is a party to any, and there are no pending or, to the best of First Home's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Home or any First
Home Subsidiary, (ii) to which First Home or any First Home Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of First Home to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on First
Home.

            Section 2.\A      Compliance With Applicable Law.

                  (a)   Except as disclosed in the First Home
Disclosure Schedule, First Home and First Home Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on First Home.

                  (b)   Except as disclosed in the First Home
Disclosure Schedule, neither First Home nor any First Home Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that First Home or any First Home Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Home or any First Home Subsidiary; (iii) requiring or threatening to require First Home or any First Home Subsidiary, or indicating that First Home or any First Home Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of First Home or any First Home Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Home or any First Home Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither First Home nor any First Home Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Sovereign.

            Section 2.12 ERISA. First Home has previously delivered to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plan, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plan or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the First Home Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of First Home or any First Home Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a),
(ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither First Home, any First Home Subsidiary, nor any pension plan maintained by First Home or any First Home Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to First Home, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither First Home nor any First Home Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and
(ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC
Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by First Home or any First Home Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to First Home. First Home and the First Home Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC
Section 4980B(f). Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act.

            Section 2.13 Brokers, Finders and Financial Advisors; Fairness Opinion. Except for First Home's engagement of RP
Financial, LC ("RP Financial") in connection with transactions contemplated by this Agreement, neither First Home nor any First
Home Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in First Home Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the First Home Financials. The First Home
Disclosure Schedule shall contain as an exhibit the engagement letter between First Home and RP Financial. RP Financial has provided First Home with its written opinion to the effect that the Exchange Ratio is fair to First Home shareholders from a financial point of view.

            Section 2.14 Environmental Matters. To the knowledge of First Home, neither First Home nor any First Home Subsidiary, nor any properties operated by First Home or any First Home
Subsidiary during First Home's use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to First Home. There are no actions, suits or proceedings, or demands, claims, notices or investigations
(including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of First Home, threatened, relating to the liability of any property owned or operated by First Home or any First Home Subsidiary under any Environmental Law.

            Section 2.15 Allowance for Losses. The allowance for loan losses reflected, and to be reflected, in the First Home
Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the First Home Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

            Section 2.16 Information to be Supplied. The information to be supplied by First Home and First Home Savings for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information First Home filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of First Home and up to and including the date of the meeting of shareholders of First Home to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by First Home for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

            Section 2.17 Securities Documents. First Home has delivered to Sovereign copies of its (i) annual report on SEC
Form 10-K for the year ended December 31, 1996, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1997 and 1996. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

            Section 2.18 Related Party Transactions. Except as disclosed (i) in the First Home Disclosure Schedule, (ii) in the proxy statement for use in connection with First Home's April 25, 1997 annual meeting of shareholders or (iii) in the footnotes to the First Home Financials, First Home is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of First Home (except a First Home Subsidiary).
Except as disclosed in the First Home Disclosure Schedule or in First Home's proxy statement for its April 25, 1997 annual meeting of shareholders, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other risks or unfavorable features. Except as set forth on the First Home Disclosure Schedule, no loan or credit accommodation to any Affiliate of First Home is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Home nor First Home Savings has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Home Savings is inappropriate.

            Section 2.19 Schedule of Termination Benefits. The First Home Disclosure Schedule includes a schedule of the present value as of December 31, 1997 of termination benefits and related payments that would be payable to the individuals identified thereon, excluding any options to acquire First Home Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by First Home solely for the benefit of executive officers of First Home or any First Home Subsidiary (the "Benefits Schedule"), assuming their employment is terminated as of December 31, 1997 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans. The present value of the termination benefits and related payments specified, including required gross-up payments under Section 280G of the IRC, on the Benefit Schedule with respect to each named individual (based on a 6% per annum discount factor) is true and correct in all material respects. As of November 30, 1997, no First Home director had deferred any compensation accrued by First Home.

            Section 2.20 Loans. Each loan reflected as an asset in the First Home Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on First Home.

            Section 2.21 Antitakeover Provisions Inapplicable. The provisions of Sections 14A:10A-4 and 14A:10A-5 of the NJBCA do not and will not apply to this Agreement or the transactions contemplated hereby.

            Section 2.22 Quality of Representations. The representations made by First Home in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

            Sovereign hereby represents and warrants to First Home that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to First Home on or prior to the date hereof:

            Section 3.01      Organization.

                  (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sovereign is a savings and loan holding company duly registered under the HOLA. Sovereign has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware and New Jersey, except where the failure to be so qualified would not have a Material Adverse Effect.

                  (b) Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

                  (c) The deposits of Sovereign Bank are insured by the FDIC to the extent provided in the FDIA.

                  (d) The respective minute books of Sovereign and Sovereign Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

                  (e) Prior to the execution of this Agreement, Sovereign has delivered to First Home true and correct copies of the articles of incorporation and the bylaws of Sovereign and Sovereign Bank, respectively, as in effect on the date hereof.

            Section 3.02      Capital Structure.

                  (a) The authorized capital stock of Sovereign consists of (a) 200,000,000 shares of common stock, no par value ("Sovereign Common Stock"), of which, at the date of this Agreement, 10,008 shares were issued and held by Sovereign as treasury stock and 89,366,365 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, 2,000,000 shares of 6-1/4% Cumulative, Convertible Preferred Stock, Series B, are outstanding, validly issued, fully paid and nonassessable. No shares of Sovereign Common Stock were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, (ii) options to acquire 2,342,047 shares of Sovereign Common Stock authorized under Sovereign's employee benefit plans, stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan, and (iii) capital securities issued by Sovereign Capital Trust I, and (iv) the deemed rights to acquire Sovereign Stock possessed by holders of the common stock of ML Bancorp, Inc. under the Agreement and Plan of Merger between Sovereign and ML Bancorp, Inc., dated September 18, 1997, contingent upon completion of the transactions contemplated thereby. As of September 30, 1997, Sovereign had approximately 10,500 shareholders of record.

                  (b) To the best of Sovereign's knowledge, except as disclosed in Sovereign's proxy statement dated March 19, 1997, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in
Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Sovereign Common Stock.

                  (c) Sovereign owns all of the capital stock of Sovereign Bank, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either Sovereign or Sovereign Bank owns all of its shares of capital stock of each other Sovereign Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Sovereign Subsidiaries, Sovereign does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

            Section 3.03      Authority; No Violation.

                  (a)   Sovereign has full corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Sovereign and the completion by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign, and no other corporate proceedings on the part of Sovereign are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sovereign and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (b)   (A) The execution and delivery of this
Agreement by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and First Home's and Sovereign's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Sovereign or Sovereign Bank with any of the terms or provisions hereof or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or any Sovereign Subsidiary or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or any Sovereign Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Sovereign or Sovereign Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or
(iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Sovereign.

            Section 3.04 Consents. Except for consents, approvals, filings and registrations from or with the OTS, the NJDB, the SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of the Bank Plan of Merger by Sovereign as sole shareholder of Sovereign Bank under the HOLA, and by the Sovereign Bank Board of Directors no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, and
(b) the completion by Sovereign of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. Sovereign has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Sovereign's or Sovereign Bank's ability to complete the transactions contemplated by this Agreement or that
(ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

            Section 3.05      Financial Statements.

                  (a)   Sovereign has made, or will make, the
Sovereign Regulatory Reports available to First Home for inspection. The Sovereign Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of Sovereign as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

                  (b) Sovereign has previously delivered, or will deliver, to First Home the Sovereign Financials. The Sovereign Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein. Sovereign will make the Sovereign Regulatory Reports available to First Home for inspection.

                  (c) At the date of each balance sheet included in the Sovereign Financials or Sovereign Regulatory Reports,
Sovereign did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

            Section 3.06 Taxes. Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

            Section 3.07 No Material Adverse Effect. Sovereign has not suffered any Material Adverse Effect since September 30, 1997.

            Section 3.0P      Ownership of Property; Insurance
Coverage.

                  (a) Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials and in the Sovereign Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule or permitted under Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

                  (b) Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

            Section 3.09 Legal Proceedings. Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature
(i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign's or any Sovereign Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Sovereign.

            Section 3.10      Compliance With Applicable Law.

                  (a) Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Sovereign.

                  (b)   Neither Sovereign nor any Sovereign
Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Sovereign or any Sovereign Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Sovereign or any Sovereign Subsidiary; (iii) requiring or threatening to require Sovereign or any Sovereign Subsidiary, or indicating that Sovereign or any Sovereign Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Sovereign nor any Sovereign Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to First Home.

            Section 3.11 Information to be Supplied. The information to be supplied by Sovereign for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Sovereign filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of First Home and up to and including the date of the meeting of shareholders of First Home to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

            Section 3.12 ERISA. Sovereign has previously made available to First Home true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Sovereign Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans.
Neither Sovereign, any Sovereign Subsidiary, nor any pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Sovereign, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA
Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Sovereign nor any Sovereign Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six
(6) years have complied in all material respects with
(i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA
Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Sovereign. Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

            Section 3.13 Securities Documents. Sovereign has delivered, or will deliver, to First Home copies of its
(i) annual reports on SEC Form 10-K for the years ended
December 31, 1996, 1995, and 1994, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) current reports on SEC Form 8-K dated February 5, 1997, February 6, 1997, February 13, 1997,
March 18, 1997 June 17, 1997, September 12, 1997, as amended, September 18, 1997 and December 9, 1997, which are all the
Current Reports on Form 8-K which were or filed or required to be filed, (iv) proxy statement dated March 19, 1997 used in connection with its annual meeting of shareholders held in April 1997, (v) proxy material dated July 22, 1997 relating to Sovereign's acquisition of Bankers Corp., and (vi) preliminary proxy material filed by Sovereign with the SEC in November, 1997 and related Form S-4 Registration Statement relating to Sovereign's acquisition of ML Bancorp, Inc. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

            Section 3.14 Environmental Matters. To the knowledge of Sovereign, neither Sovereign nor any Sovereign Subsidiary, nor any properties operated by Sovereign or any Sovereign Subsidiary during Sovereign's use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to Sovereign.
There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Sovereign, threatened, relating to the liability of any property owned or operated by Sovereign or any Sovereign Subsidiary under any Environmental Law.

            Section 3.15 Allowance for Loan Losses. The allowance for loan losses reflected, and to be reflected, in the Sovereign Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Sovereign Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

            Section 3.16 Brokers and Finders. In connection with the transactions contemplated by the Agreement, neither Sovereign nor any Sovereign Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement.

            Section 3.17 Loans. Each loan reflected as an asset in the Sovereign Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Sovereign.

            Section 3.18      Accounting for the Merger;
Reorganization. As of the date hereof, Sovereign does not have any reason to believe that the Merger will fail to qualify
(i) for pooling-of-interests treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the IRC.

            Section 3.19 NJBCA Antitakeover Provisions. Neither Sovereign nor any Sovereign Subsidiary is an "interested shareholder" of First Home under Sections 14A:10A-4 and 14:10A-5 of the NJBCA.

            Section 3.20 Quality of Representations. The representations made by Sovereign in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                                  ARTICLE IV
                           COVENANTS OF THE PARTIES

            Section 4.01      Conduct of First Home's Business.

                  (a)   From the date of this Agreement to the
Closing Date, First Home and each First Home Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. First Home will use its reasonable good faith efforts, and will cause First Home Savings to use its reasonable good faith efforts, to
(i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of First Home and First Home Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Sovereign in writing or as permitted or required by this Agreement, First Home will not, and First Home will not permit any First Home Subsidiary to:

                        (i)  amend or change any provision of its
      certificate of incorporation, charter, or bylaws;

                        (ii)  change the number of authorized or
      issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) First Home may issue shares of First Home Common Stock upon the valid exercise, subject to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding options to acquire First Home Common Stock under the First Home Stock Option Plans, (B) First Home may pay a regular quarterly cash dividend, not to exceed $.10 per share of First Home Common Stock outstanding, and (C) First Home may issue shares of First Home Common Stock pursuant to the Sovereign Option. As promptly as practicable following the date of this Agreement, the Board of Directors of First Home shall cause its regular quarterly dividend record dates and payment dates to be the same as Sovereign's regular quarterly dividend record dates and payment dates for Sovereign Common Stock, and except as provided above, First Home shall not change its regular dividend payment dates and record dates without prior written consent of Sovereign. Nothing contained in this Section 4.01(ii) or in any other Section of this Agreement shall be construed to permit First Home shareholders to receive two dividends either from First Home or from First Home and Sovereign in any quarter or to deny or prohibit them from receiving one dividend from First Home or Sovereign in any quarter. Subject to applicable regulatory restrictions, if any, First Home Savings may pay a cash dividend, in the aggregate, sufficient to fund any dividend by First Home permitted hereunder;

                        (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of First Home or First Home Subsidiaries in effect on the date hereof and provided to Sovereign prior to the date hereof or as otherwise agreed to in writing by Sovereign and First Home) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of First Home or any First Home Subsidiary, except for routine periodic increases in salary (estimated to be not in excess of $125,000 through June 30, 1998) and bonus required by existing bonus plans (estimated to be not in excess of $200,000 through June 30, 1998);

                        (iv)  merge or consolidate First Home or any
      First Home Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of First Home or any First Home Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any First Home Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any First Home Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                        (v) sell or otherwise dispose of the capital stock of First Home Savings or sell or otherwise dispose of any asset of First Home or of any First Home Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of First Home or of any First Home Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances,
      "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                        (vi)  take any action which would result in
      any of the representations and warranties of First Home set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
      Article V hereof not being satisfied, except in each case as may be required by applicable law;

                        (vii)  change any method, practice or
      principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating First Home or First Home Savings;

                        (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which First Home or any First Home Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                        (ix)  implement any pension, retirement,
      profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that First Home may contribute to the First Home employee stock ownership plan, to the extent accrued on the First Home Financial Statements at and for periods prior to the date of this Agreement, (i) up to $240,000 (consisting of both voluntary and matching contributions) in January 1998 with respect to the year ending December 31, 1997 and (ii) a pro rated amount up to $120,000 (consisting of both voluntary and matching contributions) prior to the Closing Date with respect to the year ending December 31, 1998 (such amount to be pro rated based on the number of days elapsed from January 1, 1998 to the Closing Date);

                        (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard &
      Poor's Corporation or Moody's Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of Investment Securities or its portfolio of Mortgage-Backed
      Securities.

                        (xi)  make any new loan or other credit
      facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the First Home Disclosure Schedule; provided that Sovereign will not unreasonably withhold its consent with respect to any request by First Home for permission to increase, compromise, extend, renew or modify any loan subject to this provision;

                        (xii)  except as set forth on the First Home
      Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations;

                        (xiii)  enter into any interest rate swap or
      similar commitment, agreement or arrangement;

                        (xiv)  except for the execution of this
      Agreement, or resulting therefrom, take any action that would give rise to a right of payment to any individual under any employment agreement;

                        (xv)  intentionally and knowingly take any
      action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or

                        (xvi)  agree to do any of the foregoing.

            For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for First Home or any First Home Subsidiary to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on First Home Disclosure Schedule 4.01, without the prior written consent of Sovereign; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $1,000,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by First Home or a First Home Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by First Home or any First Home Subsidiary of more than $100,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

            Section 4.02      Access; Confidentiality.

                  (a) From the date of this Agreement through the Closing Date, First Home or Sovereign, as the case may be, shall afford to, and shall cause each First Home Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of First Home and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

                  (b)   First Home and Sovereign each agree to
conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

                  (c)   In addition to the access permitted by
subparagraph (a) above, from the date of this Agreement through the Closing Date, First Home shall permit employees of Sovereign reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs of First Home and the First Home Subsidiaries, provided that nothing contained in this subparagraph shall be construed to grant Sovereign or any Sovereign employee any final decision-making authority with respect to such matters. Sovereign shall have the right, however, at Sovereign's expense, to cause First Home or any First Home Subsidiary to obtain an appraisal by an independent third party experienced in such matters, and mutually satisfactory to Sovereign and First Home, of the assets or property securing any loan made by First Home or any First Home Subsidiary, with a principal balance of $500,000 or more.

                  (d) If the transactions contemplated by this Agreement shall not be consummated, First Home and Sovereign will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. First Home and Sovereign shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

            Section 4.03      Regulatory Matters and Consents.

                  (a) First Home and Sovereign shall promptly prepare a Prospectus/Proxy Statement to be mailed to shareholders of First Home in connection with First Home's meeting of shareholders and the transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Sovereign shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and First Home and Sovereign shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Sovereign will advise First Home, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Sovereign will provide First Home with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as First Home may reasonably request.

                  (b) Sovereign and First Home will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

                  (c) First Home will furnish Sovereign with all information concerning First Home and First Home Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.

                  (d) Sovereign and First Home shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

                  (e) Sovereign will promptly furnish First Home with copies of all written communications to, or received by Sovereign or any Sovereign Subsidiary from, any Regulatory
Authority in respect of the transactions contemplated hereby.

            Section 4.04      Taking of Necessary Action.

                  (a) Sovereign and First Home shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither First Home nor any First Home Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Sovereign, and
(B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or First Home or from exercising its rights under this Agreement or the Stock Option Agreement.

            Section 4.05      Certain Agreements.

                  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of First Home or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of First Home, any of the First Home's Subsidiaries or any of their respective predecessors or
(ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by the NJBCA and the Certificate of incorporation and bylaws of First Home. On or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of First Home and any First Home Subsidiary, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Home or any First Home Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by First Home or any First Home Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of First Home or any First Home Subsidiary may not be indemnified by Sovereign and/or Sovereign Bank if such indemnification is prohibited by applicable law.

                  (b)   Sovereign shall maintain First Home's
existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Sovereign's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five years after the Effective Date; provided, however, that in no event shall Sovereign be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by First Home for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sovereign shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that Sovereign acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, Sovereign's obligations under this
Section 4.05(b) may be satisfied by such self insurance, so long as its senior debt ratings by Standard & Poor's Corporation and Moody's Investors Services, Inc. are not lower than such ratings as of the date hereof.

                  (c) Sovereign agrees to honor and Sovereign agrees to cause Sovereign Bank to honor all terms and conditions of all existing employment contracts and special termination agreements disclosed in the First Home Disclosure Schedule and for purposes of this Agreement the terms of such employment contracts shall be for a period of three (3) years from the Closing Date. Under such employment contracts, each employee may elect to be paid out under the terms of such contract or receive a lump-sum payment of the present value (based on a 6% per annum discount factor) of the payments required to be made thereunder.

                  (d) In the event that Sovereign or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

            Section 4.06      No Other Bids and Related Matters.

                  (a) So long as this Agreement remains in effect, First Home shall not and First Home shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction (as defined below),
(ii) recommend or endorse an Acquisition Transaction,
(iii) participate in any discussions or negotiations regarding an Acquisition Transaction, (iv) provide any third party (other than Sovereign or an affiliate of Sovereign) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction or (v) enter into an agreement with any other party with respect to an Acquisition Transaction.
First Home will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Sovereign with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.06. First Home will notify
Sovereign orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, First Home. As used in this Agreement, "Acquisition Transaction" shall mean one of the following transactions with a party other than Sovereign of an affiliate of Sovereign (i) a merger or consolidation, or any similar transaction, involving First Home or a First Home Subsidiary, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of First Home or a First Home Subsidiary or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of a substantial interest in any class or series of equity securities of First Home (other than as permitted by Section 4.01(a)(ii) hereof) or a First Home
Subsidiary.

                  (b) Notwithstanding the foregoing, First Home, after written notice to Sovereign, may for a period of thirty
(30) days after the date of this Agreement respond to unsolicited inquiries from third parties with respect to an Acquisition Transaction if the fiduciary duty of the individuals set forth in the first sentence of Section 4.06(a) legally requires them to do so and they are so advised in a written opinion of counsel.

            Section 4.07 Duty to Advise; Duty to Update Disclosure Schedule. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable.

            Section 4.08 Conduct of Sovereign's Business. From the date of this Agreement to the Closing Date, Sovereign will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and
(z) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

            Section 4.09      Current Information.

                        (a)  During the period from the date of this
Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), First Home and Sovereign will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ended December 31, First Home and Sovereign will deliver to the other party its Annual Report on Form 10-K. Within 25 days after the end of each month, First Home and Sovereign will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month.

                        (b)  First Home shall provide to Sovereign a
copy of the minutes of any meeting of the Board of Directors of First Home or any First Home Subsidiary, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within 40 days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided prior to the Closing Date.

            Section 4.10      Undertakings by Sovereign and First
Home.

                  (a) From and after the date of this Agreement, First Home shall:

                        (i)  Voting by Directors.  Recommend to all
      members of First Home's Board of Directors to vote all shares of First Home's Common Stock beneficially owned by each such director in favor of this Agreement;

                        (ii)  Phase I Environmental Audit.  Permit
      Sovereign, if Sovereign elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by First Home or any First Home Subsidiary on the date hereof;

                        (iii)  Approval of Bank Plan of Merger.
      Approve the Bank Plan of Merger as sole shareholder of First Home Savings and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by First Home Savings;

                        (iv) Proxy Solicitor. If Sovereign requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of First Home shareholder approval of this Agreement;

                        (v)  Timely Review.  If requested by
      Sovereign at Sovereign's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue its report on such financial statements as soon as is practicable thereafter;

                        (vi)  Outside Service Bureau Contracts.  If
      requested to do so by Sovereign, use its reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to First Home or any First Home Subsidiary, on terms and conditions mutually acceptable to First Home and Sovereign;

                        (vii)  Committee Meetings.  Permit a
      representative of Sovereign, who is reasonably acceptable to First Home, to attend all committee meetings of First Home and First Home Savings management including, without limitation, any loan or asset/liability committee;

                        (viii)  List of Nonperforming Assets.
      Provide Sovereign, within ten (10) days after the quarterly meeting of its Asset Review Committee, a written list of nonperforming assets as of the end of such month;

                        (ix)  Reserves and Merger-Related Costs.  On
      or before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of First Home to those of Sovereign (as such practices and methods are to be applied to First Home from and after the Closing Date) and Sovereign's plans with respect to the conduct of the business of First Home following the Merger and otherwise to reflect Merger-related expenses and costs incurred by First Home, provided, however, that First Home shall not be required to take such action (A) more than five (5) days prior to the Effective Date; and (B) unless Sovereign agrees in writing that all conditions to closing set forth in
      Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Sovereign of the writing referred to in the preceding clause, First Home shall provide Sovereign a written statement, certified without personal liability by the chief executive officer of First Home and dated the date of such writing, that the representation made in Section
      2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by First Home or any First Home Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of
      Section 6.01(d) hereof; and

                        (x) Shareholders Meetings. First Home shall take all action necessary to properly call and convene a special meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The
      Board of Directors of First Home shall recommend that the shareholders of First Home, approve this Agreement and the transactions contemplated hereby; provided, however, that no director of First Home shall be required to take any action in accordance with this subsection in such person's capacity as a director if the fiduciary duty of such person in such capacity legally requires otherwise and such person is so advised in a written opinion of counsel.

                  (b) From and after the date of this Agreement, Sovereign and First Home shall each:

                        (i)  Identification of First Home's
      Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of First Home;

                        (ii)  Public Announcements.  Cooperate and
      cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to First Home shareholders, First Home's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

                        (iii)  Maintenance of Insurance.  Maintain,
      and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                        (iv)  Maintenance of Books and Records.
      Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

                        (v)  Delivery of Securities Documents.
      Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

                        (vi)  Taxes.  File all federal, state, and
      local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

            Section 4.11      Employee Benefits and Termination
Benefits.

                  (a)   Employee Benefits.  On and after the
Effective Date, the employee pension (including employee stock ownership plans) and welfare benefit plans of Sovereign and First Home may, at Sovereign's election and subject to the requirements of the IRC, continue to be maintained separately, consolidated or terminated, provided, however, that First Home employees shall receive benefits at least as favorable, in the aggregate, as the benefits to which they were entitled on the date of this Agreement. First Home and Sovereign agree that, subject to the conditions described herein, as soon as practicable after the Effective Date and receipt of a favorable determination letter from the IRS upon plan termination, participants in the First Home ESOP shall be entitled at their election to have the amounts in their First Home ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan (including Sovereign plans to the extent permitted by Sovereign) or individual retirement account. In the event of a consolidation of any or all of such pension benefit plans or in the event of termination of the First Home pension benefit plans, First Home and First Home Savings employees shall receive full credit for service with First Home or First Home Savings under Sovereign's pension and 401(k) plans, but not Sovereign's Employee Stock Ownership Plan, for purposes of eligibility and vesting determination. In the event of any termination of or consolidation of any First Home or First Home Savings health plan with any Sovereign health plan, all employees of First Home or First Home Savings who were eligible for coverage under the terminated plan shall have coverage under any successor health plan with protection for any pre-existing condition. In the event of a termination or consolidation of any First Home or First Home Savings health plan, terminated First Home or First Home Savings employees will have the right to continue coverage under group health plans of Sovereign and/or the Sovereign Subsidiaries in accordance with the IRC Section 4980B(f).

                  (b) Termination Benefits. First Home shall cause to be delivered to Sovereign concurrently with the execution of this Agreement with respect to each executive officer named on the Benefits Schedule included in the First Home Disclosure
Schedule, the written acknowledgment of each such individual in the form attached hereto as Exhibit 4 pursuant to which each such individual agrees and acknowledges that the dollar amount set forth opposite such individual's name on such Benefits Schedule is the entire amount that would be due to such individual under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other pension benefit or welfare benefit plan maintained by First Home solely for the benefit of officers of First Home or First
Home Subsidiaries assuming a termination of such individual's employment on December 31, 1997, subsequent to the Closing Date. First Home and Sovereign acknowledge and agree that the amounts shown on the Benefits Schedule and the letter of acknowledgement for each officer named herein reflect a good faith estimate of the amounts that will be payable to such individuals under the circumstances described and may be subject to adjustment upon an actual termination of employment in order to reflect increases in such individuals' compensation and benefit plans consistent with past practices for routine periodic increases.

                  (c) Severance Policy. Sovereign agrees to cause Sovereign Bank to provide employees of First Home Savings whose employment is terminated in connection with the Merger within six
(6) months of the Effective Date, either because such employee's position is eliminated or such employee is not offered comparable employment (i.e., not offered employment for a position of generally similar job description or responsibilities in a location within thirty (30) miles from an employee's work location), excluding any employee who has an existing employment or consulting agreement or whose employment is terminated for Cause (as defined below), as follows, provided such employees execute such documentation as Sovereign may reasonably require, including Sovereign's customary form of release: (i) the thirteen employees identified on First Home's Disclosure Schedule shall be entitled to two weeks of base salary as severance pay for each year of service with First Home or First Home Savings, with a two-week minimum; and (ii) employees other than the thirteen employees identified on First Home's Disclosure Schedule shall be entitled to one week of base salary as severance pay for each year of service with First Home or First Home Savings, with a one-week minimum. For purposes of this Section 4.11(c), "Cause" shall mean termination because of the employee's personal dishonesty, failure to meet established performance goals (which shall be reasonably established), willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).
The benefits provided to terminated First Home or First Home
Savings employees under this subsection are the only severance benefits payable by First Home or First Home Savings under any plan or policy (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law), except for employees who do not execute the documentation required by Sovereign, which employees shall be entitled to the termination benefits provided under First Home Savings' severance policies. The benefits payable to First Home employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Sovereign's or Sovereign Bank's severance policies or programs then in effect.

                  (d)  Retention Bonuses.  Notwithstanding
subparagraph (c) above, each employee of First Home or of First Home Savings identified in the First Home Disclosure Schedule shall be entitled to receive a "retention" bonus from First Home or First Home Savings Bank as determined by the executive officers of First Home (after consultation with Sovereign) and as set forth on First Home's Disclosure Schedule in the event that such employee remains an employee of First Home or First Home Savings, as applicable, until the date the systems conversion occurs or is terminated prior to the date of the systems conversion, but after the Effective Date, and satisfactorily fulfills the duties and responsibilities of the position of such employee of First Home or First Home Savings, as the case may be, through the Effective Date; provided that retention bonuses, in the aggregate, shall not exceed $250,000.

                  (e) Employee Loan Program. Prior to consummation of the Merger, First Home may continue to originate loans pursuant to its employee loan program in effect as of the date hereof, and upon consummation of the Merger, Sovereign agrees to cause Sovereign Bank to honor the loans originated by First Home pursuant to such employee loan program.

                  (f)  Intention Regarding Future Employment.
Within ninety (90) days of the date hereof, Sovereign and Sovereign Bank intends to use their reasonable best efforts to inform the employees of First Home and First Home Savings of the likelihood of such employees having continued employment with Sovereign Bank following the Effective Date and, where appropriate, intends to use their reasonable best efforts to interview the First Home and First Home Savings employees to determine if there are mutually beneficial employment opportunities available at Sovereign Bank. It is the intent of Sovereign Bank in connection with reviewing applicants for employment positions to give any First Home employee who is terminated in connection with the Merger within three months of the Effective Date the same consideration as is afforded Sovereign Bank employees for such positions in accordance with existing formal or informal policies for a period of three months from such date of termination.

            Section 4.12 Stock Exchange Listing. Sovereign shall use all reasonable best efforts to cause the shares of Sovereign
Common Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq Stock Market's National
Market System, subject to official notice of issuance, as of or prior to the Effective Date.

            Section 4.13 Affiliate Letter. Concurrently with the execution and delivery of this Agreement, First Home shall cause to be delivered to Sovereign the Letter Agreement attached hereto as Exhibit 1, executed by each director, officer and any shareholder required to file reports on SEC Schedule 13D under the Exchange Act set forth thereon.

            Section 4.14 Publication of Combined Financial Results. Sovereign shall use its reasonable best efforts to publish as soon as possible, but no later than the required date of filing its Quarterly Report on Form 10-Q for the first fiscal quarter following the Effective Date in which there are at least 30 days of post-Merger combined operations, combined revenues and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

            Section 4.15 Sovereign Rights Agreement. Sovereign agrees that any Sovereign Rights issued pursuant to the Sovereign Rights Agreement shall be issued with respect to each share of Sovereign Common Stock issued pursuant to the terms hereof regardless whether there has occurred a "Distribution Date" under the terms of such Sovereign Rights Agreement prior to the Effective Date, as well as to take all action necessary or advisable to enable the holder of each such share of Sovereign Common Stock to obtain the benefit of such Sovereign Stock
Purchase Rights notwithstanding their prior distribution, including without limitation, amendment of the Sovereign Rights Agreement.

            Section 4.16 Advisory Board. On the Effective Date, Sovereign Bank shall establish for a period of at least two years the First Home Advisory Board (the "Advisory Board"), which shall consist of all the members of the First Home Board of Directors immediately prior to the Effective Date. The members of the Advisory Board shall be paid an annual retainer of $9,000, exclusive of any First Home Board Members who do not wish to join the Advisory Board.

                                   ARTICLE V
                                  CONDITIONS

            Section 5.01 Conditions to First Home's Obligations under this Agreement. The obligations of First Home hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by First Home pursuant to Section 7.03 hereof:

                  (a) Corporate Proceedings. All action required to be taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and First Home shall have received certified copies of the resolutions evidencing such authorizations;

                  (b) Covenants. The obligations and covenants of Sovereign required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Sovereign;

                  (c)   Representations and Warranties.  The
representations and warranties of Sovereign set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

                  (d)   Approvals of Regulatory Authorities.
Sovereign shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to First Home; and all notice and waiting periods required thereunder shall have expired or been terminated;

                  (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                  (f)   No Material Adverse Effect.  Since
September 30, 1997, there shall not have occurred any Material
Adverse Effect with respect to Sovereign;

                  (g) Officer's Certificate. Sovereign shall have delivered to First Home a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

                  (h) Opinion of Sovereign's Counsel. First Home shall have received an opinion of Stevens & Lee, counsel to Sovereign, dated the Closing Date, in form and substance reasonably satisfactory to First Home and its counsel to the effect set forth on Exhibit 5 attached hereto;

                  (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

                  (j) Tax Opinion. First Home shall have received an opinion of Stevens & Lee, substantially to the effect set forth on Exhibit 6 attached hereto;

                  (k) Approval of First Home's Shareholders. This Agreement shall have been approved by the shareholders of First
Home by such vote as is required under First Home's articles of incorporation and bylaws, NJBCC or under Nasdaq requirements applicable to it; and

                  (l) Investment Banking Opinion. First Home shall have received a written opinion, dated within five (5) days of mailing the Prospectus/Proxy Statement, from RP Financial, updating its prior written opinion, to the effect that the Applicable Exchange Ratio is fair, from a financial point of view, to such shareholders.

            Section 5.02 Conditions to Sovereign's Obligations under this Agreement. The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

                  (a) Corporate Proceedings. All action required to be taken by, or on the part of, First Home and First Home Savings to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by First Home and First Home Savings; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

                  (b) Covenants. The obligations and covenants of First Home, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material
Adverse Effect with respect to First Home;

                  (c)   Representations and Warranties.  The
representations and warranties of First Home set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to First Home;

                  (d)   Approvals of Regulatory Authorities.
Sovereign shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on Sovereign upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

                  (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                  (f)   No Material Adverse Effect.  Since
September 30, 1997, there shall not have occurred any Material
Adverse Effect with respect to First Home.

                  (g) Officer's Certificate. First Home shall have delivered to Sovereign a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this
Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

                  (h) Opinions of First Home's Counsel. Sovereign shall have received an opinion of Blank Rome Cominsky & McCauley LLP, counsel to First Home, dated the Closing Date, in form and substance reasonably satisfactory to Sovereign and its counsel to the effect set forth on Exhibit 7 attached hereto;

                  (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

                  (j) Tax Opinion. Sovereign shall have received an opinion of Stevens & Lee, its counsel, substantially to the effect set forth on Exhibit 6 attached hereto;

                  (k)   Pooling Letter.  Sovereign shall have
received a letter from Ernst & Young L.L.P. to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes;

                  (l) Phase I Environmental Audit Results. The results of any "phase I environmental audit" conducted pursuant to Section 4.10(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Sovereign; provided, however, that (i) any such environmental audit must be initiated within 45 days of the date of this Agreement, (ii) Sovereign must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(l) within 15 days of receiving the results of such environmental audit and
(iii) Sovereign may not terminate this Agreement under this
Section 5.02(l) unless the results of such audits result in a Material Adverse Effect on Sovereign; and

                  (m) Liquidation Account. Neither the Merger or consummation of the Bank Plan of Merger shall require Sovereign, First Home or any Subsidiary of either to distribute to depositors the liquidation account established by First Home
Savings in connection with its conversion from mutual to stock form.

                                  ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

            Section 6.01      Termination.  This Agreement may be
terminated on or at any time prior to the Closing Date:

                  (a) By the mutual written consent of the parties hereto;

                  (b)   By Sovereign or First Home:

                        (i)  if the Closing Date shall not have
      occurred on or before July 31, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe, in any material respect, its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

                        (ii)  if either party has received a final
      unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, or in the case of a termination by Sovereign, will not be granted absent the imposition of terms and conditions which would permit satisfaction of the condition set forth at Section 5.02(d) hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

                  (c) By First Home, if on the Closing Date the Sovereign Market Value shall be less than $13.50 (as adjusted for stock splits and dividends) subject, however, to the following:
If First Home shall elect to terminate this Agreement pursuant to this Section 6.01(c), it shall give written notice thereof to Sovereign (provided that such notice of election to terminate may be withdrawn at any time within the five-day period commencing with receipt of such notice). During the five-day period commencing with its receipt of such notice, Sovereign shall have the option to elect to increase the Applicable Exchange Ratio to an amount which when multiplied by the Sovereign Market Value determined as of the Closing Date, equal to $23.44 and the Closing Date shall be postponed by the minimum amount of time necessary, if any, to accommodate Sovereign's election of such option (i.e. up to a five-day period). If Sovereign so elects within such five-day period, it shall give prompt written notice to First Home of such election and the Applicable Exchange Ratio, whereupon no termination shall have occurred pursuant to this
Section 6.01(c) and this Agreement shall remain in effect in accordance with its terms (except as the Applicable Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" or "Applicable Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 6.01(c).

                  (d) At any time on or prior to the Effective Date, by First Home in writing if Sovereign has, or by Sovereign in writing if First Home has, in any material respect, breached
(i) any material covenant or undertaking contained herein or
(ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by Sovereign would have a Material Adverse Effect on Sovereign and in case of a breach referred to in subclause (i) or (ii) above by First Home would have a Material Adverse Effect on First Home, in any case if such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date or if on such date such breach no longer causes a Material Adverse Effect.

            Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(iii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or First Home to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

                                  ARTICLE VII
                                 MISCELLANEOUS

            Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

            Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(f), 1.02(g), 4.05, and 4.11(a) and (c) which will survive the Merger, shall terminate on the Closing Date.

            Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted or executed after shareholders of First Home have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of First Home Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of First Home without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            Section 7.0A Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(f), 1.02(g), 4.05, and 4.11(a) and (c).

            Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

            Section 7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

                  (a)   If to Sovereign, to:
                        Sovereign Bancorp, Inc.
                        1130 Berkshire Boulevard
                        Wyomissing, Pennsylvania  19610

                        Attention:  Jay S. Sidhu,
                                      President and Chief Executive
                                      Officer

                        Telecopy No.:  (610) 320-8448

                        with a copy to:

                        Stevens & Lee
                        111 North Sixth Street
                        Reading, Pennsylvania  19601

                        Attention:  Joseph M. Harenza, Esq.
                                               and
                                      William J. Reynolds, Esq.

                        Telecopy No.:  (610) 376-5610

                  (b)   If to First Home, to:

                        First Home Bancorp Inc.
                        125 South Broadway
                        Pennsville, New Jersey  08070

                        Attention:  Stephen D. Miller,
                                      Chairman, President and Chief
                                      Executive Officer

                        Telecopy No.:  (609) 678-8304

                        with copies to:

                        Blank Rome Comisky & McCauley
                        One Logan Square
                        Philadelphia, Pennsylvania  19103

                        Attention:  Barry H. Genkin, Esquire

                        Telecopy No.:  (215) 988-6910

            Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

            Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

            Section 7.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

            Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    SOVEREIGN BANCORP, INC.

                                    By_________________________________
                                         Jay S. Sidhu
                                         President and Chief Executive
                                         Officer


                                    FIRST HOME BANCORP INC.

                                    By_________________________________
                                         Stephen D. Miller,
                                         Chairman, President and Chief
                                         Executive Officer

                                         [FORM OF AFFILIATE LETTER]


                                                                 EXHIBIT 1


                               December 18, 1997



Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania  19610

Ladies and Gentlemen:

      Sovereign Bancorp, Inc. ("Sovereign") and First Home Bancorp Inc. ("First Home") desire to enter into an agreement dated December 18, 1997 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) First Home will merge with and into Sovereign with Sovereign surviving the merger, and (b) shareholders of First Home will receive common stock of Sovereign in exchange for common stock of First Home outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

      Sovereign has required, as a condition to its execution and delivery to First Home of the Agreement, that the undersigned, being directors, executive officers and major shareholders of First Home, execute and deliver to Sovereign this Letter
Agreement.

      Each of the undersigned, in order to induce Sovereign to execute and deliver to First Home the Agreement, hereby irrevocably:

            (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of First Home called to vote for approval of the Agreement and the Merger so that all shares of common stock of First Home then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote or cause to be voted all such shares in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of First Home);

            (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of First Home, to approve or adopt the Agreement;

            (c) Agrees to use reasonable best efforts to cause the Merger to be consummated; provided, however, that the undersigned shall not be required to take any actions under this subparagraph in such person's capacity as a director if the fiduciary duty of such person in such capacity legally requires otherwise and such person is so advised in a written opinion of counsel;

            (d) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act,
(ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

            (e) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of First Home or of common stock of Sovereign, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Sovereign and First Home have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies provided, however, that excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of First Home Common Stock or shares of Sovereign Common Stock which, in the reasonable opinion of counsel for Sovereign, are individually and in the aggregate de minimis within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the Securities and
Exchange Commission;

            (f) Agrees that neither First Home nor Sovereign shall not be bound by any attempted sale of any shares of First Home Common Stock or Sovereign common stock, respectively, and Sovereign's transfer agents shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Sovereign common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

            (g) Acknowledges and agrees that the provisions of subparagraphs (d), (e) and (f) hereof also apply to shares of Sovereign common stock received in the Merger (or any shares of First Home common stock or of Sovereign common stock, whether or not received in the Merger, for the period referred to in subparagraph (e) above) owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

            (h) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of Sovereign to be received in the Merger prior to expiration of the time period referred to in subparagraph (e) hereof; and

            (i) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.
                           ________________________

      The obligations set forth herein shall terminate
concurrently with any termination of the Agreement.
                           ________________________

      This Letter Agreement may be executed in two or more
counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
                           ________________________

      This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                           ________________________

      The undersigned intend to be legally bound hereby.

                                         Sincerely,

                                         ______________________________
                                         Robert A. DiValerio

                                         ______________________________
                                         Adam J. Gagliardi

                                         ______________________________
                                         Eugene J. Martell

                                         ______________________________
                                         Stephen D. Miller

                                         ______________________________
                                         Duff P. O'Connor

                                         ______________________________
                                         Frederick M. Palfrey

                                         ______________________________
                                         W. Kenneth Porch

                                         ______________________________
                                         Stephen R. Selverian

                                         ______________________________
                                         Rodger D. Shay

                                         ______________________________
                                         Grace D. Shay

                                                                 EXHIBIT 2


                            STOCK OPTION AGREEMENT


                                 [See Annex B]

                                                                 EXHIBIT 3


                              BANK PLAN OF MERGER

            THIS BANK PLAN OF MERGER ("Plan of Merger") dated
December 18, 1997, is by and between SOVEREIGN BANK, ("Sovereign
Bank"), and FIRST HOME SAVINGS BANK, F.S.B. ("First Home
Savings").

                                  BACKGROUND

            1. Sovereign Bank is a federal savings bank and a wholly-owned subsidiary of Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign"). The authorized capital stock of Sovereign Bank consists of 1,000 shares of common stock, par value $1.00 per share ("Sovereign Bank Common Stock"), of which at the date hereof 1,000 shares are issued and outstanding.

            2. First Home Savings is a federal savings bank and a wholly-owned subsidiary of First Home Bancorp Inc., a New Jersey corporation ("First Home"). The authorized capital stock of First Home Savings consists of 100 shares of common stock, no par value ("First Home Savings Common Stock"), of which at the date hereof 100 shares are issued and outstanding.

            3. The respective Boards of Directors of Sovereign Bank and First Home Savings deem the merger of First Home Savings with and into Sovereign Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

            4. The respective Boards of Directors of Sovereign Bank and First Home Savings have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Sovereign and First Home have adopted resolutions approving an Agreement dated December 18, 1997 (the "Agreement") between Sovereign and First Home, pursuant to which this Plan of Merger is being executed by Sovereign Bank and First Home Savings.

                                   AGREEMENT

            In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, Sovereign Bank and First Home Savings, intending to be legally bound hereby, agree:

                                   ARTICLE I
                                    MERGER

            Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America, on the Effective Date (as that term is defined in Article V hereof): First Home Savings shall merge with and into Sovereign Bank; the separate existence of First Home Savings shall cease; and Sovereign Bank shall be the resulting bank (such transaction referred to herein as the "Merger" and Sovereign Bank, as the resulting bank in the Merger, referred to herein as the "Surviving Bank"). The name of the Surviving Bank shall be "Sovereign Bank." Sovereign Bank will have its home office at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 and its branch offices at the locations listed on Exhibit "A."

                                  ARTICLE II
                              CHARTER AND BYLAWS

            On and after the Effective Date, the Charter and Bylaws of Sovereign Bank, as in effect immediately prior to the Effective Date, shall be the Charter and Bylaws of the Surviving
Bank, and may thereafter be amended in accordance with applicable law.

                                  ARTICLE III
                        BOARD OF DIRECTORS AND OFFICERS

            3.1 Board of Directors. On and after the Effective Date, the directors of the Surviving Bank shall consist of the directors of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. Directors shall be elected annually and shall hold office until their successors are elected and qualified. The names and residence addresses of the directors are:

      Name                               Residence Address

Joseph P. Gemmell                   94 Southview Terrace
                                    Middletown, New Jersey  07748

Brian Hard                          10 Seven Springs Drive
                                    Reading, Pennsylvania  19607

Stewart B. Kean                     Liberty Hall, Morris Avenue
                                    Union, New Jersey  07083

Joseph E. Lewis                     819 Apple Drive, Drexelwood
                                    Wyomissing, Pennsylvania  19610

F. Joseph Loeper                    622 Foss Avenue
                                    Drexel Hill, Pennsylvania 19026

Dennis S. Marlo                     1064 Tinker Hill Lane
                                    Malvern, Pennsylvania 19355

Richard E. Mohn                     2630 Old Orchard Road
                                    Lancaster, Pennsylvania  17601

Rhoda S. Oberholtzer                807 Lititz Pike
                                    Lititz, Pennsylvania 17543

Patrick J. Petrone                  27 Harold Place
                                    Clifton, New Jersey  07013

Daniel K. Rothermel                 R.D. #11, Box 359C
                                    Reading, Pennsylvania  19610

Elizabeth B. Rothermel              Four Trent Place
                                    Wyomissing, Pennsylvania  19610

Robert A. Sadler                    3551 North Drive
                                    Bethlehem, Pennsylvania  18015

Jay S. Sidhu                        12 Quail Ridge
                                    Reading, Pennsylvania  19607

Cameron C. Troilo                   Sandy Run and Afton Avenues
                                    Yardley, Pennsylvania  19067

G. Arthur Weaver                    63 Heister Avenue
                                    New Holland, Pennsylvania  17557

Dr. Paul B. Wieand                  196 Red Hill Road
                                    Ottsville, Pennsylvania  18942

            3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of the officers of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. The names and titles of the officers are:

          Name                              Title

Jay S. Sidhu                President and Chief Executive Officer

Karl D. Gerhart             Treasurer and Chief Financial Officer

Lawrence M. Thompson, Jr.   Secretary and Chief Administrative
                              Officer

Dana J. Albera              Assistant Secretary

                                  ARTICLE IV
                             CONVERSION OF SHARES

            4.1 Stock of Sovereign Bank. Each share of Sovereign Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

            4.2 Stock of First Home Savings. Each share of First Home Savings Common Stock issued and outstanding immediately prior to the Effective Date, and each share of First Home Savings
Common Stock issued and held in the treasury of First Home as of the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                                   ARTICLE V
                         EFFECTIVE DATE OF THE MERGER

            The Merger shall be effective on the date on which articles of combination executed by Sovereign Bank and First Home Savings are filed with and endorsed by the Office of Thrift Supervision ("OTS") pursuant to 12 C.F.R. Section 552.13(k), unless a later date as specified in such articles of combination (the "Effective Date"). The Merger shall not be effective unless and until (i) the Merger receives any necessary approval from the OTS pursuant to 12 CFR Section 563.22(a) or (c), (ii) in the case the Merger requires a notification pursuant to 12 CFR Section 563.22(b), notification has been provided to the OTS, or (iii) in the case of Merger requires notice pursuant to 12 CFR Section 563.22(c), the notice has been filed, and the appropriate period of time has passed or the OTS has advised the parties that it will not disapprove the Merger.

                                  ARTICLE VI
                             EFFECT OF THE MERGER

            6.1 Separate Existence. On the Effective Date, the separate existence of First Home Savings shall cease. As provided in 12 CFR Section 552.13(l), as of the Effective Date, all of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, chosen in action, rights, and credits then owned by either the Sovereign Bank or First Home Savings, or which would inure or be subject to either of them, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the assets, property, obligations and liabilities of the Surviving Bank which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the Sovereign Bank and First Home Savings immediately prior to the Effective Date. The Surviving Bank shall be deemed to be and shall be a continuation of the entity and identity both of the Sovereign Bank of First Home Savings and the rights and obligations of the Sovereign Bank and of First Home Savings shall remain unimpaired; and the Surviving Bank, upon the consummation of the Merger, shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

            6.2 Savings Accounts. As of the Effective Date, all savings accounts of First Home Savings shall be and become savings accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Each savings account of First Home Savings shall, as of the Effective Time Date, be considered, for purpose of interest declared by the Surviving Bank thereafter, as if it had been a savings account of the Surviving Bank at the time said savings account was opened in First Home Savings and at all times thereafter until such account ceases to be a savings account of the Surviving Bank. Appropriate evidence of savings account ownership interest in the Surviving Bank shall be provided, as necessary, after consummation of the merger by the Surviving Bank to each savings account holder of First Home Savings.

            All savings accounts of Sovereign Bank prior to consummation of the merger shall, as of the Effective Date, continue to be savings accounts in the Surviving Bank without any change whatsoever in any of the provisions of such savings accounts, including, without limitation, their respective terms maturity, minimum required balances or withdrawal value.

            6.3 Liquidation Account. After the Effective Date, Sovereign Bank will continue to maintain the Sovereign Bank liquidation account for the benefit of eligible account holders on the same basis as immediately prior to the Effective Date, and First Home Savings' liquidation account for the benefit of eligible account holders shall automatically be deemed assumed in full by Sovereign Bank, as of the Effective Date, on the same basis as it existed immediately prior to the Effective Date.

                                  ARTICLE VII
                             CONDITIONS PRECEDENT

            The obligations of Sovereign Bank and First Home
Savings to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                                 ARTICLE VIII
                                  TERMINATION

            This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                                  ARTICLE IX
                                   AMENDMENT

            Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                                   ARTICLE X
                                 MISCELLANEOUS

            10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

            10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of
Section 7.06 of the Agreement.

            10.3 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

            10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

            10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling Federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

            IN WITNESS WHEREOF, Sovereign Bank and First Home
Savings have caused this Bank Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                                    SOVEREIGN BANK

                                    By_________________________________
                                         Jay S. Sidhu,
                                         President


                                    FIRST HOME SAVINGS BANK, F.S.B.

                                    By_________________________________
                                         Stephen D. Miller,
                                         Chairman of the Board,
                                         President and Chief Executive
                                         Officer

                                  EXHIBIT "A"
                               to Plan of Merger


                                SOVEREIGN BANK
                               BRANCH LOCATIONS

                            [INTENTIONALLY OMITTED]

                                    [FORM OF EMPLOYEE ESTOPPEL LETTER]


                                                                 EXHIBIT 4


                        Form of Agreement Re:  Benefits



                               December 18, 1997



Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania  19610

Gentlemen:

      I, the undersigned, hereby acknowledge and agree that an amount equal to the lesser of (i) $__________ or (ii) the highest amount which does not result in a loss of federal income tax deduction under IRC Section 280G to First Home or Sovereign with respect to any portion of such amount is the maximum amount that I would be entitled to receive from First Home, any First Home subsidiary or any of their respective successors or assigns pursuant to any employment agreement, special termination agreement, supplemental executive retirement plan, deferred compensation plan, salary continuation plan, or any other benefit or welfare plan assuming that my employment with First Home or any First Home subsidiary (or any of their respective successors or assigns) were terminated for any reason, whether voluntarily or involuntarily, on December 31, 1997, and the Closing Date were to occur on such termination date. All capitalized terms used herein but not defined herein shall have the meanings given to them in the Agreement. The amount shown above represents the total of all amounts available for payment in an immediate lump sum upon termination and the present value, as of December 31, 1997 (based on a 6% per annum discount factor) of all payments to be made on a date or dates subsequent to the date of termination. I acknowledge and agree that the amount actually payable to me, as a result of reductions necessary to avoid excise tax payments and loss of federal income tax deduction under IRC Section 280G, may be less than the total amounts otherwise payable under the terms of any such agreement or plan.

      This letter is subject to the acknowledgement and agreement of Sovereign Bancorp, Inc., as evidenced below, that the amount shown above reflects a good faith estimate of the amounts that will be payable to me as hereinbefore specified, and may be subject to adjustment upon an actual termination of my employment to reflect increases in my compensation and benefits due to the passage of time or in accordance with the terms of First Home's employee benefit plans and past practices for routine increases.

                                    Sincerely,






Acknowledged and Agreed to:

SOVEREIGN BANK, INC.

By________________________

Title_____________________

                                               [FORM OF S&L OPINION]


                                                                 EXHIBIT 5


                    FORM OF OPINION OF COUNSEL TO SOVEREIGN

            First Home shall have received from counsel to Sovereign, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

            (a) Sovereign and Sovereign Bank have the requisite corporate power to perform their obligations under the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been authorized by all necessary corporate action on the part of Sovereign and Sovereign Bank, and the Agreement and the Plan are enforceable in accordance with their respective terms and constitute valid and legally binding obligations of Sovereign and Sovereign Bank, respectively, except to the extent enforceability, validity and the legally binding nature may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement or the Plan, nor compliance by Sovereign and Sovereign Bank with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of Sovereign or the charter or bylaws of Sovereign Bank, or, (B) to the knowledge of such counsel, any material note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Sovereign or Sovereign Bank is a party; or (ii) based on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of Sovereign or Sovereign Bank, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to Sovereign or Sovereign Bank.

            (b)   Sovereign Bank is a validly existing
federally-chartered savings bank organized and in good standing under the laws of the United States of America. The deposits of Sovereign Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

            (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Sovereign or Sovereign Bank is a party which would, if determined adversely to Sovereign or Sovereign Bank, have a material adverse effect on the business, properties, financial condition or results of operation of Sovereign and Sovereign Bank taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

            (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge, of any third party, is required for the consummation by Sovereign or Sovereign Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained or where the failure to obtain such approval, consent, authorization or order would not have a material adverse effect on the consummation of the transactions contemplated by the Agreement and Plan of Merger.

            (e) Upon the filing and effectiveness of the Articles of Merger with the PDS, the Articles of Merger with the NJSOS, and Articles of Combination with the OTS in accordance with the Agreement and the Plan, the mergers of Sovereign and First Home and of Sovereign Bank and First Home Savings contemplated by the Agreement and the Plan, respectively, will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

            (f) The shares of Sovereign Common Stock to be issued in connection with the merger of First Home and Sovereign contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

      In addition to the foregoing opinions, such counsel shall state that on the sole basis of such counsel's participation in conferences with officers and employees of Sovereign in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial statements, notes to the financial statements and financial tables, financial schedules and other financial or statistical data contained therein and the stock valuation information included or incorporated by reference therein and except for any information supplied by First Home or First Home Savings for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to Sovereign or omitted to state any material fact with respect to Sovereign necessary to make any statement therein with respect to Sovereign, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such statement, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to Sovereign or the transactions contemplated in the Agreement and the Plan and that it is relying as to materiality as to factual matters or certificates of officers and representations of the parties to the Agreement and other factual representations of Sovereign and Sovereign Bank.

                                                                 EXHIBIT 6


                     FORM OF TAX OPINION OF STEVENS & LEE

      Sovereign and First Home shall have received an opinion of Stevens & Lee substantially to the effect that, under the provisions of the IRC:

     1. The Merger will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

     2. First Home and Sovereign will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     3. Neither First Home nor Sovereign will recognize any gain or loss upon the transfer of First Home's assets to Sovereign in exchange solely for Sovereign Common Stock (including any fractional share interests) and the assumption by Sovereign of the liabilities of First Home.

     4. The basis of the First Home assets in the hands of Sovereign will be the same as the basis of such assets in the hands of First Home immediately prior to the Merger.

     5. The holding period of the assets of First Home to be received by Sovereign will include the period during which the assets were held by First Home.

     6. No gain or loss will be recognized by the shareholders of First Home on the receipt of Sovereign Common Stock (including any fractional share interests) solely in exchange for their shares of First Home Common Stock.

     7. The basis of the Sovereign Common Stock (including any fractional share interests) to be received by the First Home shareholders in the Merger will be the same as the basis of the First Home Common Stock surrendered in exchange therefor.

     8. The holding period of the Sovereign Common Stock (including any fractional share interests) to be received by the First Home shareholders in the Merger will include the period during which the First Home shareholders held their First Home Common Stock, provided the shares of First Home Common Stock are held as a capital asset on the Effective Date of the Merger.

     9. The payment of cash in lieu of fractional share interests of Sovereign Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Sovereign. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in IRC Section 302(a).

    10.  The Rights transferred with the shares of Sovereign
Common Stock will not constitute "other property" within the meaning of IRC Section 356(a)(1)(B).

    11. As provided in IRC Section 381(c)(2) and related Treasury regulations, Sovereign will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of First Home as of the Effective Date of the Merger. Any deficit in the earnings and profits of Sovereign or First Home will be used only to offset the earnings and profits accumulated after the Merger.

    12. Pursuant to IRC Section 381(a) and related Treasury regulations, Sovereign will succeed to and take into account the items of First Home described in IRC Section 381(c). Such items will be taken into account by Sovereign subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

    13. The Bank Merger will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

    14. First Home Savings and Sovereign Bank will each be "a party to a reorganization" within the meaning of IRC Section
368(b).

    15. Neither First Home Savings nor Sovereign Bank will recognize any gain or loss upon the transfer of First Home
Savings' assets to Sovereign Bank in constructive exchange solely for Sovereign Bank Common Stock and the assumption by Sovereign
Bank of the liabilities of First Home Savings.

    16. The basis of the First Home Savings assets in the hands of Sovereign Bank will be the same as the basis of such assets in the hands of First Home Savings immediately prior to the Bank
Merger.

    17. The holding period of the First Home Savings assets in the hands of Sovereign Bank will include the period during which such assets were held by First Home Savings.

    18. No gain or loss will be recognized by Sovereign, as the shareholder of First Home Savings, upon the constructive receipt of shares of Sovereign Bank Common Stock in exchange for the First Home Savings Common Stock surrendered in exchange therefor in the Bank Merger.

    19. The basis of the Sovereign Bank Common Stock to be held by Sovereign after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the First Home Savings Common Stock surrendered in the constructive exchange.

    20. As provided in IRC Section 381(c)(2) and related Treasury regulations, Sovereign Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of First Home Savings as of the effective date of the Bank Merger. Any deficit in the earnings and profits of Sovereign Bank or First Home Savings will be used only to offset the earnings and profits accumulated after the Bank Merger.

    21. Pursuant to IRC Section 381(a) and related Treasury regulations, Sovereign Bank will succeed to and take into account the items of First Home Savings described in IRC Section 381(c). Such items will be taken into account by Sovereign Bank subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

                                         [FORM OF BLANK ROME OPINION]


                                                                 EXHIBIT 7


                   FORM OF OPINION OF COUNSEL TO FIRST HOME

            Sovereign shall have received from counsel to First
Home, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

            (a) First Home and First Home Savings have the requisite corporate power to perform their obligations under the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been authorized by all necessary corporate action on the part of First Home and First Home Savings, and the Agreement and the Plan constitute valid and legally binding obligations of First Home and First Home Savings, respectively, enforceable in accordance with their respective terms, except to the extent enforceability, validity and the legally binding nature may be limited by
(i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect, whether statutory or decisional relating to creditors' rights generally or the rights of creditors of federal savings banks and their holding companies, (ii) the exercise of judicial discretion in applying principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and (iii) laws related to the safety and soundness of insured depository institutions; provided that no opinion be rendered as to the effect or availability of equitable remedies or injunctive relief. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, nor compliance by First Home and First Home Savings with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under
(A) the certificate of incorporation or bylaws of First Home or the charter or bylaws of First Home Savings, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which First Home or First Home Savings is a party; or (ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of First Home or First Home Savings, except such material lien, instrument or obligation that has been disclosed to Sovereign pursuant to the Agreement and the Plan, or
(iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any federal banking or New Jersey statute, rule or regulation applicable to First Home or First Home Savings.

            (b) First Home Savings is a validly existing federally-chartered savings bank organized and in good standing under the laws of the United States of America. The deposits of First Home Savings are insured to the maximum extent provided by law by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

            (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which First Home or First Home Savings is a party which would, if determined adversely to First Home or First Home Savings, have a material adverse effect on the business, properties, results of operations, or financial condition of First Home or First Home Savings taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

            (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge, of any third party, is required for the consummation by First Home or First Home Savings of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained or where the failure to obtain such consent, approval, authorization, or order would not have a material adverse effect on the consummation of the transaction contemplated by the Agreement and Plan of Merger.

      In addition to the foregoing opinions, such counsel shall state that on the sole basis of such counsel's participation in conferences with officers and employees of First Home in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, notes to financial statements and financial tables, financial schedules and other financial or statistical data contained therein and the stock valuation information included or incorporated by reference therein and except for any information supplied by Sovereign or a party other than First Home for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of First Home to approve the merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such statement, that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to First Home or First Home Savings or the transactions contemplated in the Agreement and the Plan and that it is relying as to materiality as to factual matters on certificates of officers' and representations of the parties to the Agreement and other factual representations of First Home and First Home Savings.

      Counsel's opinion may provide that (i) such counsel's opinion is governed by the ABA Third Party Opinion Accord,
(ii) such counsel's opinion is limited to the laws of the State of New Jersey and the banking and securities laws of the United States of America, and (iii) such counsel relied upon appropriate certificates of public officials and officers of First Home and First Home Savings as to certain factual matters.

                                                                 ANNEX B


                                                     [Form of Option]


                            STOCK OPTION AGREEMENT

            THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated December 18, 1997, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and FIRST HOME
BANCORP INC., a New Jersey corporation ("First Home").

                                  BACKGROUND

            1. Sovereign and First Home desire to enter into an Agreement and Plan of Merger, dated December 18, 1997 (the "Agreement"), providing, among other things, for the acquisition by Sovereign of First Home through the merger of First Home with and into Sovereign, with Sovereign surviving the merger (the "Merger").

            2. As a condition to Sovereign to enter into the Plan, First Home is granting to Sovereign an option to purchase up to that number of shares of common stock, no par value (the "Common Stock"), of First Home as shall equal 19.9% of shares of Common Stock of First Home issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

            In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and First
Home, intending to be legally bound hereby, agree:

            1. Grant of Option. First Home hereby grants to Sovereign, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 538,975 shares (as adjusted as set forth herein, the "Option Shares") of Common Stock of First Home at a price per share (as adjusted as set forth herein, the "Option Price") equal to $30.00, provided, however, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock of First Home without giving effect to any shares subject to or issued pursuant to the Option.


            2. Exercise of Option. Provided that (i) Sovereign shall not be on the date of exercise in breach of the agreements or covenants contained in the Agreement or herein, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock
Option Agreement in accordance with the provisions of Section 23, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

                  (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

                  (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement, letter of intent, or similar document with First Home pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with First Home, (ii) acquire all or substantially all of the assets or liabilities of First Home or all or substantially all of the assets or liabilities of First Home Savings, the wholly-owned subsidiary of First
      Home ("First Home Savings"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of First Home Savings, or

                  (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of First Home or all or substantially all the assets or liabilities of First Home Savings, or any other business combination involving First
      Home or First Home Savings, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of First Home Savings (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of First Home called to vote on the Merger, First Home's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

                  (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, First Home willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign;
      or

                  (e) First Home breaches, in any material respect, any binding term of the Agreement with respect to the Merger, or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal;

provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

            If more than one of the transactions giving rise to a Triggering Event under this Section 2 is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

            "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over First Home or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

            Notwithstanding the foregoing, the obligation of First Home to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for First Home to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

            First Home shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by First Home shall not be a condition to the right of Sovereign to exercise the Option. Subject to compliance with the applicable banking and securities laws or regulations, First Home will not take any action which would have the effect of preventing or disabling First Home from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to First Home (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

            3.    Repurchase of Option by First Home.

                  (a) At the request of Sovereign at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 3(d)) and ending 18 months immediately thereafter, First Home shall repurchase from Sovereign (x) the Option and (y) all shares of Common Stock purchased by Sovereign pursuant hereto with respect to which Sovereign then has beneficial ownership. The date on which Sovereign exercises its rights under this Section 3 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 3 Repurchase Consideration") equal to the sum of: (i) the aggregate Purchase Price paid by Sovereign for any shares of Common Stock acquired pursuant to the Option with respect to which Sovereign then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and (iii) the excess, if any, of the Applicable price over the Option Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised, but the Closing has not occurred, payable) by Sovereign for each share of Common Stock with respect to which the Option has been exercised and with respect to which Sovereign then has beneficial ownership, multiplied by the number of such shares.

                  (b)   If Sovereign exercises its rights under this
      Section 3, First Home shall, within ten (10) business days after the Request Date, pay the Section 3 Repurchase Consideration to Sovereign in immediately available funds, and contemporaneously with such payment, Sovereign shall surrender to First Home the Option and the certificate evidencing the shares of Common Stock purchased thereunder with respect to which Sovereign then has beneficial ownership, and Sovereign shall warrant that it has sole record and beneficial ownership of such shares, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any banking agency or department of any federal or state government, including without limitation the OTS, the FDIC, or the respective staffs thereof (the "Regulatory Authority"), is required in connection with the payment of all or any portion of the Section 3 Repurchase
      Consideration, Sovereign shall have the ongoing option to revoke its request for repurchase pursuant to Section 3, in whole or in part, or to require that First Home deliver from time to time that portion of the Section 3 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval), in which case the ten (10) business day period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 3 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Regulatory Authority disapproves of any part of First Home's proposed repurchase pursuant to this Section 3, First Home shall promptly give notice of such fact to Sovereign. If any Regulatory Authority prohibits the repurchase pursuant to this Section 3, First Home shall promptly give notice of such fact to Sovereign.
      If any Regulatory Authority prohibits the repurchase in part but not in whole, then Sovereign shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option
      Shares and to what extent to each, and Sovereign shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 3(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Sovereign shall notify First Home of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

                  (c)   For purposes of this Agreement, the
      "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 3(d)(i), (ii) the price per share of Common Stock received by a holder of Common Stock in connection with any merger or other business combination transaction described in Section 3(d)(ii),
      (iii) or (iv), or (iii) the highest closing sales price per share of Common Stock quoted on the Nasdaq Stock Market during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of First Home's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of First Home as determined by a nationally-recognized investment banking firm selected by Sovereign, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by Sovereign and reasonably acceptable to First Home, which determination shall be conclusive for all purposes of this Agreement.

                  (d) As used herein, a Repurchase Event shall occur if (i) any person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, 10% or more of the then-outstanding shares of Common Stock, (ii) First Home shall have merged or consolidated with any person, other than Sovereign or an affiliate of Sovereign, and shall not be the surviving or continuing corporation of such merger or consolidation, (iii) any person, other than Sovereign or an affiliate of Sovereign, shall have merged into First Home and First Home shall be the surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock have been changed into or exchanged for stock or other securities of First Home or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or
      (iv) First Home shall have sold or otherwise transferred more than 10% of its consolidated assets to any person, other than Sovereign or an affiliate of Sovereign.

            4. Payment and Delivery of Certificates. At any Closing hereunder, (a) Sovereign will make payment to First Home of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by First Home, (b) First Home will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

            A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option
Agreement, which legend will read substantially as follows:

                  "The shares of stock evidenced by this
      certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless First Home Corp. receives an opinion of counsel reasonably acceptable to it stating that an exemption from the registration provisions of the Act is available for such transfer."

            5. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Sovereign, First Home shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and First Home shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that First Home shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to First Home delivers to First Home and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that First Home may delay any registration of Option Shares above for a period not exceeding 90 days in the event that First Home shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by First Home. Sovereign shall provide all information reasonably requested by First Home for inclusion in any registration statement to be filed hereunder. In connection with such filing, First Home shall use its commercially reasonable efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act. First Home shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request.

            All reasonable expenses incurred by First Home in complying with the provisions of this Section 5, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for First Home and blue sky fees and expenses, shall be paid by First Home. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, First Home shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and First Home will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that First Home will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless First Home to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse First Home for any legal or other expense reasonably incurred by First Home in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary contained herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

            6. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

            7. Filings and Consents. Each of Sovereign and First Home will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within
10 days from the date hereof, Sovereign shall file a report of beneficial ownership on Schedule 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Sovereign hereunder.

            8.    Representations and Warranties of First Home.
First Home hereby represents and warrants to Sovereign as follows:

                  (a)   Due Authorization.  First Home has the
      requisite corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by First Home. This Stock Option Agreement constitutes a legal, valid and binding obligation of First Home, enforceable against First Home in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (b) Authorized Shares. First Home has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

            9. Representations and Warranties of Sovereign. Sovereign hereby represents and warrants to First Home that Sovereign has the requisite corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Sovereign or its assignee agrees to execute a standard investment representation letter with respect to its acquisition of any First Home securities acquired in connection with this transaction.

            10. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

            11. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

            12. Assignment or Transfer. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign subject to compliance with applicable securities laws. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by
Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

            13. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

            14. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

            15. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  (i)   If to Sovereign, to:

                        Sovereign Bancorp, Inc.
                        1130 Berkshire Boulevard
                        Wyomissing, Pennsylvania  19610

                        Attention:  Jay S. Sidhu,
                                      President and Chief Executive
                                      Officer

                        Telecopy No.:  (610) 320-8448

                        with a copy to:

                        Stevens & Lee
                        111 North Sixth Street
                        P.O. Box 679
                        Reading, Pennsylvania  19603

                        Attention:  Joseph M. Harenza
                                      William J. Reynolds

                        Telecopy No.:  (610) 376-5610

                  (ii)  If to First Home, to:

                        First Home Bancorp Inc.
                        125 South Broadway
                        Pennsville, New Jersey  08070

                        Attention:  Stephen D. Miller,
                                      Chairman of the Board, President
                                      and Chief Executive Officer

                        Telecopy No.:  (609) 678-8304

                        with copies to:

                        Blank Rome Comisky & McCauley
                        One Logan Square
                        Philadelphia, Pennsylvania  19103

                        Attention:  Barry H. Genkin, Esquire

                        Telecopy No.:  (215) 988-6910

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

            16. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

            17.   Captions.  The captions in this Stock Option
Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

            18. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive
(i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

            19. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

            20. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            21. Expenses. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock
Option Agreement or the Option shall be paid by the party incurring such cost or expense.

            22. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

            23. Termination. This Stock Option Agreement shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time or (B) termination of the Agreement in accordance with the terms thereof, except that if
(i) the Agreement is terminated by Sovereign pursuant to
Section 6.01(b)(i) of the Agreement or pursuant to
Section 6.01(d) of the Agreement (provided the failure of the occurrence of the event specified in Section 6.01(b)(i) of the Agreement shall be due to the failure of First Home to perform or observe its agreements set forth in the Agreement required to be performed or observed by First Home prior to the Closing Date (as defined in the Agreement)), this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement or (ii) the Agreement is terminated as a result of the failure of First Home shareholders to approve the Agreement following either a withdrawal or modification by a director of First Home of a prior recommendation to approve the Agreement or a failure of a director of First Home to recommend approval of the Agreement, this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement.

            IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                    SOVEREIGN BANCORP, INC.

                                    By_________________________________
                                         Jay S. Sidhu,
                                         President and Chief Executive
                                         Officer


                                    FIRST HOME BANCORP INC.

                                    By_________________________________
                                         Stephen D. Miller,
                                         Chairman of the Board,
                                         President and Chief Executive
                                         Officer

                                                           ANNEX C


                               [Form of Opinion]

                           [RP Financial Letterhead]


                                 May __, 1998



Board of Directors
First Home Bancorp, Inc.
125 South Broadway
Pennsville, New Jersey  08070

Members of the Board:

      You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the shareholders of First Home Bancorp, Inc., Pennsville, New Jersey (the "Company"), of the Agreement and Plan of Merger (the "Agreement") dated December 18, 1997, by and among Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign") and the Company. The Agreement is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Consideration

      Each share of the common stock of the Company, no par value ("Company Common Stock"), issued and outstanding immediately prior to the Effective Date (that than shares of Company Common Stock, if any, then owned by Sovereign or the Company or any Company subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive: (i) if the Sovereign Market Value determined as of the Effective Date is greater than or equal to $15.00 and less than or equal to $18.33, then that number of shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Stock Purchase Rights Agreement, equal to $31.25 divided by the Sovereign Market Value determined as of the Effective Date; (ii) if the Sovereign Market Value determined as of the Effective Date is less than $15.00, then 2.083 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement; or (iii) if the Sovereign Market Value determined as of the Effective Date is greater than $18.33, then 1.705 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement (the "Exchange Ratio"). If the Sovereign Market Price determined as of the Effective Date shall be less than $11.25, then the Company shall have the right to terminate the Merger, but Sovereign shall have the option to increase the consideration to be received by the holders of the Company Common Stock by adjusting the Exchange Ratio to equal to number obtained by dividing $23.44 by the Sovereign Market Value and, if Sovereign so elects, no termination shall have occurred and the Agreement shall remain in effect. Each share of Company Common Stock (other than trust account shares or DPC shares) owned by Sovereign or a Sovereign Subsidiary on the Effective Date, if any, shall be cancelled. Each share of Company Common Stock issued and held in the treasury of the Company or owned by the Company or any Company subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor. No fraction of a whole share of Sovereign Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Sovereign Market Price determined as of the Effective Date.

RP Financial Background and Experience

      RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the New Jersey and the Mid-Atlantic U.S. markets for bank securities and financial institutions operating in New Jersey.

Materials Reviewed

      In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement; (2) the draft of the Proxy Statement/Prospectus and related Annexes included in the Form S-4 Registration Statement filed with the Securities and Exchange Commission on ______, 1998; (3) financial and other information for the Company, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended December 31, 1994 through 1997, (b) Form 10-K as of December 31, 1997, (c) shareholder, regulatory and internal financial and other reports through December 31, 1997, (d) the two most recent proxy statements for the Company, (e) internal budgets, financial projections and EPS forecasts prepared by management, and (f) the Company's management comments regarding past and current business, operations, financial condition, and future prospects; and
(4) financial and other information for Sovereign including:
(a) audited financial statements for the fiscal years ended December 31, 1994 through 1997, incorporated in Annual Reports to shareholders and Form 10-Ks, (b) interim results and developments through May __, 1998 including regulatory filings and press releases, (c) regulatory and internal financial and other reports through December 31, 1997, (d) internal budgets and financial projections prepared by management of Sovereign and third parties, inclusive of the anticipated pro forma impact of recent previously announced merger transactions, and, (e) Sovereign's management comments regarding past and current business, operations, financial condition, and future prospects.

      In addition, RP Financial reviewed financial, operational, market area and stock price and trading characteristics for Sovereign and the Company relative to publicly-traded savings institutions, respectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for the Company and Sovereign and the public perception of the thrift industry. RP Financial also considered: (a) a transaction summary of the financial terms of the Merger, including the aggregate consideration represented by the Exchange Ratio relative to fully diluted book value, fully diluted earnings, fully diluted assets, and deposit liabilities of the Company;
(b) the financial terms, financial condition, operating performance, and market area of other recently completed mergers and acquisitions of comparable financial institution entities, including evaluating Mid-Atlantic U.S. transactions both generally and specifically and U.S. transactions nationwide where the selling institution's financial condition and operations were comparable to those of the Company; (c) discounted cash flow analyses for the Company on a stand-alone basis, incorporating the current business plan including anticipated costs deemed necessary by management should the Company determine to remain and operate as an independent institution and future prospects of operating as an independent institution; and (d) the pro forma impact of the Merger to the holders of Company Common Stock (incorporating the Exchange Ratio, transaction adjustments, and potential earnings improvements resulting from consolidation), including the resulting impact to the market value per share, tangible book value per share, earnings per share, and dividends per share of the Company Common Stock. RP Financial also considered the more attractive liquidity characteristics of Sovereign Common Stock relative to the Company Common Stock, the enhanced competitive position of Sovereign resulting from the Merger, the greater return on equity of the Sovereign Common Stock relative to the Company Common Stock, and the opportunities for Sovereign to increase earnings in the future. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the Exchange Ratio as described in the Agreement.

      In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning the Company and Sovereign furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. Neither the Company nor Sovereign restricted RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent assets of liabilities of the Company or Sovereign. The financial forecasts and budgets reviewed by RP Financial were prepared by the managements of the Company and Sovereign. Neither the Company nor Sovereign publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the Merger, and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, actual results could vary significantly from those set forth in such financial forecasts.

      RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Sovereign that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.

Opinion

      It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of the Company as to any action that such shareholder should take in connection with the Agreement, or otherwise.

      It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof. It is understood that this opinion may be included in its entirety in any communication by the Company or its Board of Directors to the stockholders of the Company. It is also understood that this opinion may be included in its entirety in any regulatory filing by Sovereign or the Company, and that RP Financial consents to the summary of the opinion in the proxy materials of the Company, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

      Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Exchange Ratio, as described in the Agreement, is fair to such shareholders from a financial point of view.

                                    Respectfully submitted,

                                    RP FINANCIAL, LC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

      Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

      The bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

      Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.

Item 21.  Exhibits and Financial Statement Schedules.

      (a)   Exhibits.

            2.1 Agreement and Plan of Merger dated as of December 18, 1997, between Sovereign Bancorp, Inc. and First Home Bancorp Inc. (included as Annex A to the Proxy Statement Prospectus). Schedules are omitted; Sovereign Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.

            2.2 Stock Option Agreement dated December 18, 1997, between Sovereign Bancorp, Inc. and First Home
                  Bancorp Inc. (included as Annex B to the Proxy
                  Statement/Prospectus).

            3.1 Articles of Incorporation, as amended, of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 of Sovereign's Annual Report on
                  Form 10-K for the year ended December 31, 1995.)

            3.2 Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 of Sovereign's Annual
                  Report on Form 10-K for the year ended
                  December 31, 1993.)

            4. Sovereign Bancorp, Inc. has outstanding long-term debt that does not exceed 10% of the total assets of Sovereign Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. Sovereign Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.

            5.1   Opinion of Stevens & Lee re:  Validity.

            8.1   Form of opinion of Stevens & Lee re:  tax matters.

            10.1 Sovereign Bancorp, Inc. Stock Option Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.)*

            10.2  Sovereign Bancorp, Inc. 1993 Stock Option Plan.
                  (Incorporated by reference to Exhibit 10.21 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1992.)*

            10.3 Sovereign Bancorp, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 4.1 to Sovereign's Registration Statement No. 33-44108 on Form S-8.)*

            10.4 Agreement dated as of March 1, 1997, between Sovereign Bancorp, Inc., Sovereign Bank, and
                  Jay S. Sidhu. (Incorporated by reference to
                  Exhibit 99.1 of Sovereign's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended).*

            10.5 Agreement dated as of September 15, 1992, between Sovereign Bank, a Federal Savings Bank, and
                  Karl D. Gerhart.  (Incorporated by Reference to
                  Exhibit 10.4 of Sovereign's Annual Report on
                  Form 10-K for the fiscal year ended December 31, 1992.)*

            10.6 Agreement dated as of September 15, 1992, between Sovereign Bank, a Federal Savings Bank, and Lawrence M. Thompson, Jr. (Incorporated by reference to Exhibit 10.5 of Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.)*

            10.7 Penn Savings Bank Senior Officer Incentive Plan. (Incorporated by reference to Exhibit 10.6 to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.)*

            10.8 Rights agreement dated September 19, 1989, between Sovereign Bancorp, Inc. and Harris Trust Company of New York. (Incorporated by reference to Exhibit 4.3 to Sovereign's Registration Statement No. 33-89586 on Form S-8.)

            10.9  Sovereign Bancorp, Inc. Non-Employee Director
                  Incentive Compensation Plan. (Incorporated by reference to Exhibit 10.12 to Sovereign's
                  Registration Statement No. 33-43195 on Form S-1.)*

          10.10 Indemnification Agreement dated December 21, 1993, between Sovereign Bank and Jay S. Sidhu.
                  (Incorporated herein by reference to Exhibit 10.25 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993).*

            23.1  Form of Consent of Ernst & Young LLP, Independent
                  Auditors.

            23.2  Consent of KPMG Peat Marwick LLP, Independent
                  Auditors.

            23.3  Consent of KPMG Peat Marwick LLP, Independent
                  Auditors.

            23.4  Consent of Arthur Andersen LLP, Independent
                  Auditors.

            23.5  Consent of Stevens & Lee, P.C. (contained in
                  Exhibit 5).

            23.6  Consent of Stevens & Lee, P.C.

            23.7  Consent of RP Financial, LC

            24.1  Powers of Attorney of Directors and Officers
                  (included on signature page hereof).

            99.1  Form of Opinion of RP Financial, LC dated
                  _______________, 1998 (included as Annex C to
                  Proxy Statement/Prospectus).

            99.2  Form of Proxy Card for the Special Meeting of
                  Shareholders of First Home Bancorp Inc.

____________________

* Denotes management contract or compensatory contract, plan or arrangement.

            (b)   Financial Statement Schedules.

                  None required.

Item 22.  Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)  To include any prospectus required by
      Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (c)   (1)   The undersigned registrant hereby undertakes as
      follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (2)   The registrant undertakes that every prospectus
      (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on March 26, 1998.

                                    SOVEREIGN BANCORP, INC.
                                    (Registrant)


                                    By:/s/ Jay S. Sidhu
                                         Jay S. Sidhu,
                                         President and Chief Executive
                                         Officer

            KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, Karl D. Gerhart and Joseph M. Harenza, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                  Title                     Date

/s/ Richard E. Mohn        Chairman and         March 26, 1998
Richard E. Mohn            Director

/s/ Jay S. Sidhu           Director, President  March 26, 1998
Jay S. Sidhu               and Chief Executive
                           Officer (Principal
                           Executive Officer)

/s/ Fred D. Hafer          Director             March 26, 1998
Fred D. Hafer

/s/ Rhoda S. Oberholtzer   Director             March 26, 1998
Rhoda S. Oberholtzer

/s/ Patrick J. Petrone     Director             March 26, 1998
Patrick J. Petrone

/s/ Daniel K. Rothermel    Director             March 26, 1998
Daniel K. Rothermel

/s/ Cameron C. Troilo      Director             March 26, 1998
Cameron C. Troilo

/s/ G. Arthur Weaver       Director             March 26, 1998
G. Arthur Weaver

/s/ Karl D. Gerhart        Chief Financial      March 26, 1998
Karl D. Gerhart            Officer

/s/ Mark R. McCollom       Chief Accounting     March 26, 1998
Mark R. McCollom           Officer

                                 EXHIBIT INDEX

Number                  Description

 2.1        Agreement and Plan of Merger dated
            December 18, 1997, between Sovereign Bancorp,
            Inc. and First Home Bancorp Inc. (included as
            Annex A to the Proxy Statement Prospectus).
            Schedules are omitted; Sovereign Bancorp,
            Inc. agrees to furnish copies of such
            schedules to the Commission upon request.

 2.2        Stock Option Agreement dated December 18,
            1997, between Sovereign Bancorp, Inc. and
            First Home Bancorp Inc. (included as Annex B to the Proxy Statement/Prospectus).

 5.1        Opinion of Stevens & Lee, P.C. re:  Validity.

 8.1        Form of opinion of Stevens & Lee, P.C. re:
            tax matters.

 23.1       Form of Consent of Ernst & Young LLP.

 23.2       Consent of KPMG Peat Marwick LLP.

 23.3       Consent of KPMG Peat Marwick LLP.

 23.4       Consent of Arthur Andersen LLP.

 23.5       Consent of Stevens & Lee, P.C. (contained in
            Exhibit 5).

 23.6       Consent of Stevens & Lee., P.C.

 23.7       Consent of RP Financial, LC

 24.1       Powers of Attorney of Directors and Officers
            (included on signature page hereof).

 99.1       Form of Opinion of RP Financial, LC dated
            _____________, 1998 (included as Annex C to
            Proxy Statement/Prospectus).

 99.2       Form of Proxy Card for the Special Meeting of
            Shareholders of First Home Bancorp Inc.
_______________